Exhibit 10.1(a)

CREDIT AGREEMENT

Dated as of October 3, 2016

by and among

GREEN PLAINS II LLC,

as Borrower Representative,

GREEN PLAINS II LLC

and

THE OTHER PERSONS FROM TIME TO TIME PARTY HERETO DESIGNATED AS

“BORROWER”,

collectively, the Borrowers

and

THE OTHER PERSONS PARTY HERETO THAT

ARE DESIGNATED AS CREDIT PARTIES,

and

MARANON CAPITAL, L.P.,

as Agent

and

THE OTHER FINANCIAL INSTITUTIONS, FUNDS AND INVESTORS PARTY HERETO,

as Lenders

i

SECTION 4. FINANCIAL COVENANTS/REPORTING		43

4.1	Minimum Fixed Charge Coverage Ratio	43
4.2	Maximum Total Net Leverage Ratio	44
4.3	[Reserved]	44
4.4	Financial Statements and Other Reports	44
4.5	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	48

SECTION 5. REPRESENTATIONS AND WARRANTIES		48

5.1	Disclosure	48
5.2	No Material Adverse Effect	49
5.3	No Conflict	49
5.4	Organization, Powers, Capitalization and Good Standing	49
5.5	Financial Statements and Projections	50
5.6	Intellectual Property	50
5.7	Investigations, Audits, Etc.	50
5.8	Employee Matters.	50
5.9	Solvency	51
5.10	Litigation; Adverse Facts	51
5.11	Use of Proceeds; Margin Regulations	51
5.12	Ownership of Property; Liens	52
5.13	Environmental Matters	52
5.14	Employee Benefits	53
5.15	Brokers	53
5.16	Deposit and Disbursement Accounts	53
5.17	Closing Date Acquisition Documents	54
5.18	Insurance	54
5.19	Anti-Terrorism Law	54
5.20	Compliance with Laws	55
5.21	Taxes and Tax Returns	55
5.22	Compliance with Food Laws	55
5.23	Separateness	55

SECTION 6. DEFAULT, RIGHTS AND REMEDIES		55

6.1	Event of Default	55
6.2	Suspension or Termination of Commitments	58
6.3	Acceleration and other Remedies	58
6.4	Performance by Agent	58
6.5	Application of Proceeds	58
6.6	Cash Collateral for Letters of Credit	59
6.7	Cure Right	59

SECTION 7. CONDITIONS TO LOANS		60
7.1	Conditions to Initial Loans	60
7.2	Conditions to All Loans after the Closing Date	61

SECTION 8. ASSIGNMENT AND PARTICIPATION		62
8.1	Assignment and Participations	62
8.2	Agent	65
8.3	Set Off and Sharing of Payments	70
8.4	[Reserved]	71
8.5	Disbursements of Advances; Payment	71

SECTION 9. MISCELLANEOUS		72
9.1	Indemnities	72
9.2	Amendments and Waivers	73
9.3	Notices; Effectiveness	74
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative	76
9.5	Marshaling; Payments Set Aside	76
9.6	Severability	76
9.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	76
9.8	Headings	76
9.9	Applicable Law	76
9.10	Successors and Assigns	76
9.11	No Fiduciary Relationship; Limited Liability	77
9.12	Construction	77
9.13	Confidentiality	77
9.14	CONSENT TO JURISDICTION	78
9.15	WAIVER OF JURY TRIAL	78
9.16	Survival of Warranties and Certain Agreements	78
9.17	Entire Agreement	78
9.18	Counterparts; Effectiveness	78
9.19	Replacement of Lenders	79
9.20	Delivery of Termination Statements and Mortgage Releases	80
9.21	Release	80
9.22	Joint and Several	80
9.23	Press Release; Public Offering Materials	80
9.24	Keepwell	81
9.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	81

SECTION 10. CROSS-GUARANTY		81
10.1	Cross-Guaranty	81
10.2	Waivers by Credit Parties	82
10.3	Benefit of Guaranty	83
10.4	Waiver of Subrogation, Etc.	83
10.5	Election of Remedies	84
10.6	Limitation	84
10.7	Contribution with Respect to Guaranty Obligations	85
10.8	Liability Cumulative	85

INDEX OF APPENDICES

Annexes

Annex A	—	Definitions
Annex B	—	Pro Rata Shares and Commitment Amounts
Annex C	—	Closing Checklist
Annex D	—	Pro Forma
Annex E	—	[Reserved]
Annex F	—	Compliance and Excess Cash Flow Certificate

Exhibits

Exhibit 1.1(a)	—	Form of Term Note
Exhibit 1.1(b)(i)	—	Form of Revolving Note
Exhibit 1.1(b)(ii)	—	Form of Notice of Revolving Credit Advance
Exhibit 1.2(e)	—	Form of Notice of Continuation/Conversion
Exhibit 8.1(a)	—	Form of Assignment Agreement
Exhibit 1.9(1)	—	Form of U. S. Tax Compliance Certificate
Exhibit 1.9(2)	—	Form of U. S. Tax Compliance Certificate
Exhibit 1.9(3)	—	Form of U. S. Tax Compliance Certificate
Exhibit 1.9(4)	—	Form of U. S. Tax Compliance Certificate

Schedules

Schedule 3.1	—	Indebtedness
Schedule 3.2	—	Liens
Schedule 3.3	—	Investments
Schedule 3.4	—	Contingent Obligations
Schedule 3.8(a)	—	Affiliate Transactions
Schedule 5.4(a)	—	Jurisdictions of Organization and Qualifications
Schedule 5.4(b)	—	Capitalization
Schedule 5.6	—	Intellectual Property
Schedule 5.7	—	Investigations and Audits
Schedule 5.8	—	Employment Contracts
Schedule 5.11	—	Sources and Uses of Funds
Schedule 5.12	—	Real Estate
Schedule 5.13	—	Environmental Matters
Schedule 5.14	—	ERISA
Schedule 5.15	—	Brokerage Fees
Schedule 5.16	—	Deposit and Disbursement Accounts
Schedule 5.18	—	Insurance
Schedule 5.21	—	Taxes

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of October 3, 2016 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Agreement”), and is entered into by and among Green Plains II LLC, a Delaware limited liability company (“GP II”; GP II in its capacity as the initial Borrower, and each other Person that becomes a party hereto as a “Borrower” pursuant to a joinder agreement in form and substance satisfactory to Agent (including, upon the consummation of the Closing Date Acquisition, SCI Ingredients Holdings, Inc., a Delaware corporation (“SCI”), FVC Intermediate Holdings, Inc., a Delaware corporation (“FVC Intermediate”), Fleischmann’s Vinegar Company, Inc., a Delaware corporation (“FVC”), and FVC Houston, Inc., a Delaware corporation (“FVC Houston”), are collectively referred to herein as the “Borrowers” and individually as a “Borrower”), GP II, in its capacity as Borrower Representative (the “Borrower Representative”), Green Plains I LLC, a Delaware limited liability company (“Holdings”) and the other persons designated as “Credit Parties” on the signature pages hereof, the financial institutions, funds and other investors who are or hereafter become parties to this Agreement as Lenders, and Maranon Capital, L.P. (in its individual capacity, “Maranon”), as Agent.

R E C I T A L S:

WHEREAS, Borrowers desire that Lenders extend a term loan facility and a revolving credit facility (including a letter of credit sub facility) to Borrowers to fund, together with the Equity Contribution, a portion of the purchase price in connection with the Closing Date Acquisitions and pay costs and expenses in connection therewith, to fund the repayment of certain indebtedness of the Closing Date Targets and their Subsidiaries, to fund portions of the purchase price of future Permitted Acquisitions, to provide working capital financing for Borrowers and to provide funds for other general corporate purposes of Borrowers;

WHEREAS, Borrowers desire to secure all of their Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of their assets;

WHEREAS, Holdings directly owns all of the Stock of Borrower Representative and indirectly owns all of the Stock of the other Borrowers and is willing to guarantee all of the Obligations and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrowers and its other wholly-owned Domestic Subsidiaries and to grant Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its assets, in each case, to secure the Obligations; and

WHEREAS, each of the other wholly-owned Domestic Subsidiaries of Holdings (other than the Borrowers and Excluded Foreign Holding Companies) is willing to guarantee all of the Obligations and, subject to the terms and conditions of this Agreement and the Collateral Documents, to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of their respective wholly-owned Domestic Subsidiaries (subject to the provisions herein contained as to Excluded Foreign Holding Companies) to secure the Obligations; and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Borrower Representative, the other Credit Parties, Lenders and Agent agree as follows:

SECTION 1.

AMOUNTS AND TERMS OF LOANS

1.1 Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers and the other Credit Parties contained herein:

(a) Term Loan. Each Term Loan Lender agrees, severally and not jointly, to lend to Borrowers in one draw, on the Closing Date, its Pro Rata Share of the aggregate Term Loan Commitment of all Term Loan Lenders, the original principal amount of which is equal to $130,000,000 (the “Term Loan”). Borrowers jointly and severally agree to pay the principal amount of the Term Loan in installments (each a “Scheduled Installment”) on the dates and in the respective amounts shown below:

Date of Payment	Scheduled Installment
December 31, 2016	$325,000.00
March 31, 2017	$325,000.00
June 30, 2017	$325,000.00
September 30, 2017	$325,000.00
December 31, 2017	$325,000.00
March 31, 2018	$325,000.00
June 30, 2018	$325,000.00
September 30, 2018	$325,000.00
December 31, 2018	$325,000.00
March 31, 2019	$325,000.00
June 30, 2019	$325,000.00
September 30, 2019	$325,000.00
December 31, 2019	$325,000.00
March 31, 2020	$325,000.00
June 30, 2020	$325,000.00
September 30, 2020	$325,000.00
December 31, 2020	$325,000.00
March 31, 2021	$325,000.00
June 30, 2021	$325,000.00
September 30, 2021	$325,000.00
December 31, 2021	$325,000.00
March 31, 2022	$325,000.00
June 30, 2022	$325,000.00
September 30, 2022	$325,000.00
October 3, 2022	$122,200,000 (or the remainder of the principal)

Amounts borrowed under this Section 1.1(a) and repaid or prepaid may not be reborrowed. Payments of principal of the Term Loan shall reduce the Term Loan in the amount of any such payment. The Term Loan may be evidenced by promissory notes substantially in the form of Exhibit 1.1(a) (as amended, modified, extended, substituted or replaced from time to time, each a “Term Note” and, collectively, the “Term Notes”), and, except as provided in Section 1.7, all of the Borrowers shall jointly execute and deliver each Term Note to the applicable Term Loan Lender, upon such Term Loan Lender’s request. Each Term Note shall represent the joint and several obligation of each Borrower to pay the amount of the applicable Term Loan Lender’s Term Loan, together with interest thereon.

(b) Revolving Loans. Each Revolving Lender agrees, severally and not jointly, to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) requested by Borrower Representative on behalf of the Borrowers hereunder. All Revolving Credit Advances must be in a minimum amount of $250,000. The Pro Rata Share of the Revolving Loan of any Revolving Lender, together with its Pro Rata Share of Letter of Credit Participation Liability, shall not at any time exceed its separate Revolving Loan Commitment. Revolving Credit Advances may be repaid and reborrowed; provided, that (x) the amount of such requested Revolving Credit Advance, when taken together with the principal balance of all Revolving Credit Advances then outstanding, and the aggregate amount of Letter of Credit Participation Liability, does not exceed the Maximum Amount then in effect and (y) each of the other conditions precedent in Section 7.2 hereof is satisfied. All Revolving Credit Advances shall be repaid in full on the Commitment Termination Date. Except as provided in Section 1.7, each Borrower shall execute and deliver to the applicable Revolving Lender, upon such Revolving Lender’s request, a note to evidence the Revolving Loan Commitment of that Revolving Lender.

(i) Each such note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender and substantially in the form of Exhibit 1.1(b)(i) (each a “Revolving Note” and, collectively, the “Revolving Notes”).

(ii) Revolving Credit Advances which are (x) Base Rate Loans may be requested with three (3) Business Days prior written notice to Agent in the form of a Notice of Revolving Credit Advance prior to 11:00 a.m. (Chicago time) or (y) LIBOR Loans may be requested with three (3) Business Days prior written notice to Agent in the form of a Notice of Revolving Credit Advance prior to 11:00 a.m. (Chicago time).

(iii) Not more than $5,000,000 of Revolving Credit Advances may be requested on the Closing Date.

(c) Funding Authorization. Following receipt of a Notice of Revolving Credit Advance or Notice of Initial Term Loan Advance, as applicable, Agent shall notify each Lender of its pro rata share of each requested Loan as set forth therein. Each Lender shall send its pro rata share of the requested Loan to Agent’s account in immediately available funds no later than 12:00 p.m. (Chicago time) on the date of the requested borrowing. The proceeds of all Loans made pursuant to this Agreement subsequent to the Closing Date are to be funded by Agent by wire transfer to the account for the Borrowers designated by Borrower Representative below or such other account for the Borrowers as Borrower Representative may designate by written notice to Agent from time to time (the “Disbursement Account”):

Bank:	Comerica Bank
Routing # (wire):	121137522
Account Name:	Concentration
Account No.:

Borrower Representative shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

(d) Lender Letters of Credit and Letter of Credit Participation Agreements.

(i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties herein set forth, the Revolving Loan Commitment may, in addition to Revolving Credit Advances, in an aggregate amount not to exceed $2,000,000, be utilized, upon the request of the Borrower Representative, for either (i) the issuance of letters of credit by, or arranged by, the L/C Issuer (each such letter of credit, a “Lender Letter of Credit”) or (ii) the issuance of letter of credit participation agreements by Agent (each such letter of credit participation, a “Letter of Credit Participation Agreement”) to confirm payment to commercial banks (whether or not such banks are Lenders), reasonably acceptable to Agent, which issue letters of credit for the account of any Borrower on behalf of each Revolving Lender (severally and not jointly) according to such Lender’s Revolving Loan Commitment. The Stated Amount with respect to all Lender Letters of Credit and Letter of Credit Participation Agreements outstanding at any time shall not exceed $0. Further, after giving effect to each such issuance, the aggregate amount of Letter of Credit Participation Liability taken together with the principal balance of all Revolving Credit Advances then outstanding, shall not exceed the Maximum Amount.

(ii) The Borrowers shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent and the L/C Issuer promptly for any amounts paid by the L/C Issuer under any Lender Letter of Credit or Letter of Credit Participation Agreement. Without duplication of any interest, penalty or fees payable to the L/C Issuer under any applicable letter of credit application documentation between L/C Issuer and the Borrowers as a result of unreimbursed drawings, all amounts paid by the L/C Issuer with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement that are not promptly repaid by the Borrowers with the proceeds of a Revolving Credit Advance or otherwise shall bear interest at the interest rate then applicable to Revolving Credit Advances, calculated using the Adjusted Base Rate and the Applicable Base Rate Margin then in effect. Each Borrower hereby authorizes and directs the Revolving Lenders, at Agent’s option, to make a Revolving Credit Advance in the amount of any payment made by the L/C Issuer with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement. Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Credit Advance made pursuant to this paragraph and, if no such Revolving Credit Advances are made, each Revolving Lender agrees to purchase, and shall be deemed to have purchased on the date on which it pays to Agent its ratable portion of any payments made by the L/C Issuer, a participation in such Lender Letter of Credit or Letter of Credit Participation Agreement in an amount equal to its ratable share of such Lender Letter of Credit or Letter of Credit Participation Agreement based upon the Revolving Loan Commitments then in effect (or which were in effect at the time the Revolving Loan Commitments terminated) and each Revolving Lender agrees to pay to Agent promptly such share of any payments made by the L/C Issuer under such Lender Letter of Credit or Letter of Credit Participation Agreement. The obligations of each Revolving Lender under the preceding two (2) sentences shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 7.2 hereof.

(iii) In addition to all other terms and conditions set forth in this Agreement, the issuance by the L/C Issuer of any Lender Letter of Credit or Letter of Credit Participation Agreement shall be subject to the condition precedent that the Lender Letter of Credit, Letter of Credit Participation Agreement or the letter of credit or written contract for which a Borrower requests a Letter of Credit Participation Agreement shall support a transaction entered into by the Borrowers or one of their Subsidiaries in the ordinary course of business or other transaction permitted by this Agreement, or otherwise reasonably acceptable to Agent.

(iv) The expiration date of each Lender Letter of Credit shall be on a date which is the earlier of (a) one (1) year from its date of issuance (provided, however, subject to the following clause (b), that any Lender Letter of Credit with a term not exceeding one (1) year may provide for its renewal for additional periods not exceeding one (1) year as long as the applicable Borrower and the L/C Issuer each have the option to prevent such renewal before the expiration of such term or any such period), and (b) the tenth (10th) day before the Commitment Termination Date. Each Letter of Credit Participation Agreement shall provide that the Letter of Credit Participation Agreement terminates and all demands or claims for payment must be presented by a date certain, which date will be the earlier of (a) one (1) year from its date of issuance (provided, however, subject to the following clause (b), that any Letter of Credit Participation Agreement with a term not exceeding one (1) year may provide for its renewal for additional periods not exceeding one (1) year as long as each of Borrower and the L/C Issuer each have the option to prevent such renewal before the expiration of such term or any such period), and (b) the tenth (10th) day before the Commitment Termination Date.

(v) The Borrower Representative shall give Agent at least three (3) Business Days’ prior written notice specifying the date a Lender Letter of Credit or Letter of Credit Participation Agreement is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby, and concurrently therewith deliver a completed letter of credit application as may be requested by the L/C Issuer (or the issuer of the underlying letter of credit). The application shall be accompanied by the drawing terms for the Lender Letter of Credit or form of each letter of credit signed by a Borrower as applicant and account party. In the event of any inconsistency between the terms of any letter of credit application and the terms of this Agreement, the terms of this Agreement shall control.

(vi) Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Non-Funding Lender having any portion of the Revolving Loan Commitment, the L/C Issuer shall not be required to issue any Lender Letter of Credit or Letter of Credit Participation Agreement, or increase the face amount of or extend any Lender Letter of Credit or Letter of Credit Participation Agreement, unless the L/C Issuer and Agent have entered into arrangements satisfactory to them with respect to the participation in the Lender Letter of Credit or Letter of Credit Participation Agreement by such Non-Funding Lender, which arrangement may include a requirement that the Borrowers provide cash collateral to Agent to hold on behalf of the Borrowers, on terms and conditions reasonably satisfactory to the L/C Issuer and Agent, in an amount equal to such Non-Funding Lender’s Pro Rata Share in any Lender Letter of Credit or Letter of Credit Participation Agreement.

1.2 Interest and Applicable Margins.

(a) Borrowers shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances which are designated as Base Rate Loans (and for all other Obligations not otherwise set forth below), the Adjusted Base Rate plus the Applicable Revolver Base Rate Margin per annum, (ii) with respect to Revolving Credit Advances which are designated as LIBOR Loans, the LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, (iii) with respect to such portion of the Term Loan designated as a Base Rate Loan, the Adjusted Base Rate plus the Applicable Term Loan Base Rate Margin per annum, and (iv) with respect to such portion of the Term Loan designated as a LIBOR Loan, the LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum,.

The Applicable Margins are as follows:

Applicable Revolver Base Rate Margin	6.00%
Applicable Revolver LIBOR Margin	7.00%
Applicable Term Loan Base Rate Margin	6.00%
Applicable Term Loan LIBOR Margin	7.00%

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as set forth below, commencing on the first day of the month immediately following the month in which Holdings’ quarterly Financial Statements and related Compliance Certificate are delivered in accordance with Section 4.4 for the Fiscal Quarter ending September 30, 2017. Adjustments in Applicable Margins will be determined by reference to the following grid:

If, as of the last day of the most recently ended Fiscal Quarter, the Total Net Leverage Ratio is:	Level of Applicable Revolver Base Rate Margin and Applicable Term Loan Base Rate Margin	Level of Applicable Revolver LIBOR Margin and Applicable Term Loan LIBOR Margin
Greater than or equal to 5.00 to 1.00	6.00%	7.00%
Less than 5.00 to 1.00 but greater than or equal to 4.50 to 1.00	5.50%	6.50%
Less than 4.50 to 1.00	5.00%	6.00%

All adjustments in the Applicable Margins on or after September 30, 2017 shall become effective quarterly on a prospective basis, commencing on the first day of the month immediately following the date the quarterly unaudited Financial Statements and the related Compliance Certificate for the immediately preceding Fiscal Quarter are delivered in accordance with Section 4.4. Failure to deliver such Financial Statements or the related Compliance Certificate as required by Section 4.4 shall, at the election of Agent (or upon the written request of the Requisite Lenders), confirmed by written notice from Agent to Borrower Representative, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest levels set forth in the foregoing grid, until the first Business Day following the delivery of such Financial

Statements and the related Compliance Certificate demonstrating that such an increase is not required. If any Specified Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first Business Day following the date on which all Defaults or Events of Default are waived or cured. Notwithstanding the foregoing, at all times so long as any Additional Interest Period shall be in effect, each of the Applicable Margins set forth above shall be deemed increased by 1.00%.

(b) [Reserved].

(c) All computations of Fees calculated on a per annum basis (other than Agent’s fee and certain other fees, in each case, set forth in the Maranon Fee Letter, which shall be paid in accordance with the terms thereof) and interest shall be made by Agent on the basis of a three hundred sixty (360) day year, (or, solely for purposes of computing interest with respect to Base Rate Loans, a three hundred sixty five/three hundred sixty six (365/366) day year) in each case for the actual number of days occurring in the period for which such Fees and interest are payable. The Adjusted Base Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrowers, absent demonstrable error.

(d) Automatically upon and during the continuance of a Specified Event of Default, and at the written election of Agent or Requisite Lenders upon and during the continuation of any other Event of Default, the interest rates applicable to the Loans (including the Applicable Margin applicable thereto) shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder (the aggregate increased interest rate, the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations; provided, Obligations that do not otherwise accrue interest, but for the implementation of the Default Rate, shall bear interest at the Default Rate applicable to Revolving Loans that are Base Rate Loans. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived in writing in accordance with the terms hereof and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e) Borrower Representative shall have the option to (i) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBOR Loans, (ii) convert any LIBOR Loan to a Base Rate Loan, or (iii) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. In the case of any conversion or continuation, such election must be made pursuant to a written notice delivered to Agent (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.2(e) (i) in the case of a conversion to or continuation of a LIBOR loan, no later than 11:00 a.m. (Chicago time) three (3) Business Days prior to the beginning of the applicable LIBOR Period and (ii) in the case of a conversion to Base Rate Loan, no later than 11:00 a.m. one (1) Business Day prior to the beginning of the applicable LIBOR period. No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof. Unless a Notice of Conversion/Continuation has been timely provided to Agent in respect of any existing LIBOR Loan requesting that all or any portion of such LIBOR Loan be converted into a Base Rate Loan, such LIBOR Rate Loan shall automatically be continued as a LIBOR Loan with a one (1) month LIBOR Period effective as of the expiration of the then applicable LIBOR Period. There shall be no more than five (5) LIBOR Loans outstanding at any time.

(f) Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(f) and thereafter shall refund any excess to Borrowers or as such court of competent jurisdiction may otherwise order.

1.3 Fees.

(a) Fee Letter. Borrowers shall pay to Maranon, for the sole account of Maranon, the Fees specified in that certain fee letter dated on or about the date hereof among Borrowers and Maranon (the “Maranon Fee Letter”), at the times specified for payment therein.

(b) Unused Line Fee. As additional compensation for the Revolving Lenders, Borrowers shall pay to Agent, for the ratable benefit of such Revolving Lenders, in arrears, on the last Business Day of each calendar quarter prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrowers’ non-use of available funds (the “Unused Line Fee”) in an amount equal to 0.50% per annum multiplied by the difference between (x) the Revolving Loan Commitment (as it may be reduced from time to time) and (y) the sum of (1) the average for the period of the daily closing balances of the Revolving Loans outstanding during the period for which such Fee is due and (2) the average for the period of the daily Letter of Credit Participation Liability during the period for which such fee is due.

(c) Letter of Credit Participation Fee. The Borrowers shall pay to Agent, for the ratable benefit of the Revolving Lenders, fees for each Lender Letter of Credit and each Letter of Credit Participation Agreement (the “Letter of Credit Participation Fee”) for the period from and including the date of issuance of same to and including the date of expiration or termination, equal to the average daily amount of aggregate Stated Amount multiplied by the Applicable Revolver LIBOR Margin; provided, however, without duplication of Section 1.2(d) above, at any time that an Event of Default has occurred and is continuing, at the written election of Agent or Requisite Lenders (or automatically and without notice upon the occurrence and during the continuance of a Specified Event of Default), such percent shall be increased by two percent (2.0%) per annum (the “Letter of Credit Default Rate”). Letter of Credit Participation Fees at the Letter of Credit Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived in writing in accordance with the terms hereof and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for Letter of Credit Participation Fees. The Letter of Credit Participation Fee is payable quarterly in arrears on the last Business Day of each calendar quarter (and also on the date upon which the respective Lender Letter of Credit or Letter of Credit Participation Agreement expires or is terminated). In addition, with respect to each Lender Letter of Credit and Letter of Credit Participation Agreement, the Borrowers agree to pay to L/C Issuer, for its own account, (i) such fees and expenses as the L/C Issuer customarily requires (or, as the case may be, is required to pay to the issuer of the letter of credit) in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Borrowers and L/C Issuer. The Borrowers shall also reimburse Agent for any and all fees and expenses, if any, paid by Agent to the issuer of any letter of credit subject to a Letter of Credit Participation Agreement. It is understood and agreed that so long as the maximum outstanding Stated Amount with respect to all Lender Letters of Credit and Letter of Credit Participation Agreements is $0, no fees, including Letter of Credit Participation Fees and fronting or other similar fees, or any other amounts in respect thereof shall accrue or be payable by the Borrowers hereunder.

(d) In the event, for any reason, all or any part of the Term Loans are prepaid prior to the second anniversary of the Closing Date (whether voluntary or mandatory, and whether before or after acceleration of the Obligations or the commencement of any bankruptcy or insolvency proceeding, but in any event (A) including any such prepayment in connection with (u) a Change of Control, (v) an acceleration of the Obligations as a result of the occurrence of an Event of Default, (w) foreclosure and sale of, or collection of, the Collateral, (x) sale of the Collateral in any Insolvency Proceeding, (y) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, or (z) the termination of this Agreement for any reason), the Borrowers shall pay a prepayment fee (“Prepayment Fee”) on the amount of the Term Loans being repaid equal to (i) two percent 2.0% if repaid (or required to be prepaid) on or prior to the first anniversary of the Closing Date, and (ii) one percent 1.0% if repaid (or required to be prepaid) after the first anniversary of the Closing but on or prior to the second anniversary of the Closing Date; provided that, (i) if the Loans are repaid in full during the foregoing periods, the Prepayment Fee shall also apply to the Revolving Loan Commitments, and (ii) no Prepayment Fee shall be required to be paid in respect of any prepayment of the Term Loans or the Revolving Loan Commitments resulting from the mandatory prepayment required pursuant to Sections 1.5(b), 1.5(c), 1.5(d), 1.5(e)(A)(y) and 1.5(g); provided, for purposes of clarity, the Prepayment Fee shall, in any event, be payable with respect to prepayments of the Term Loans occurring on or prior to the second anniversary of the Closing Date in connection with any refinancing (in full or in part) of the Loans other than resulting from any transaction referred to in this clause (ii) above.

(e) Expenses and Attorneys’ Fees. Except with respect to Taxes which are governed by Section 1.9, Borrowers agree to promptly pay all reasonable fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses (but limited to (a) one primary counsel for Agent and, if deemed reasonably appropriate by Agent, one counsel in each relevant jurisdiction where a Credit Party is located and any special regulatory counsel and (b)

one counsel for the Initial Lenders, taken as a whole)) incurred by Agent and the Initial Lenders in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents, including in connection with any inspection right(s) and with any amendments, modifications, consents and waivers thereto. Borrowers agree to promptly pay all reasonable fees, charges, costs and expenses (including fees, charges, costs and expenses of external attorneys, auditors, appraisers (subject to limitations specified in Section 2.3), consultants and advisors (but limited to (a) one primary counsel for Agent and, if deemed reasonably appropriate by Agent, one counsel in each relevant jurisdiction where a Credit Party is located and any special regulatory counsel and (b) one counsel for the Lenders, taken as a whole (except in the case of a conflict of interest between the Lenders, in which case, one additional counsel for each Lender similarly situated in respect of such conflict of interest) and if deemed reasonably appropriate by Requisite Lenders, one counsel for the Lenders in each relevant jurisdiction where a Credit Party is located and any special regulatory counsel)) incurred by Agent or, to the extent permitted above, the Lenders, in each case, in connection with any amendment, waiver or consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrowers or any other Credit Party. All fees, charges, costs and expenses for which Borrowers are responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable in accordance with the final sentence of Section 1.4 and secured by the Collateral.

1.4 Payments. All payments by the Credit Parties of the Obligations shall be without deduction, defense, setoff or counterclaim, except as required by applicable law pursuant to Section 1.9, and shall be made in same day funds and delivered to Agent for the benefit of Agent and Lenders, as applicable, by wire transfer to the account as Agent may from time to time designate in writing.

Borrowers shall receive credit on the day of receipt for funds received by Agent by 12:00 p.m. (Chicago time). In the absence of timely receipt, such funds may, in Agent’s discretion, be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as set forth in the definition of LIBOR Period) (unless the next succeeding Business Day would be in the next succeeding month after the stated due date for such payment, in which case such payment shall be made on the last Business Day immediately prior to the stated due date) and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

At the sole option of Agent and Revolving Lenders, Revolving Lenders may make Revolving Credit Advances for the payment of Scheduled Installments, interest, Fees and expenses when due and owing in accordance with the terms hereof or any other Loan Document, in each case whether or not the conditions precedent to such Revolving Credit Advances in Section 7.02 have been met; provided that nothing herein shall relieve the Borrowers from timely funding each payment required under this Agreement as and when due.

1.5 Prepayments. The Borrower Representative shall provide one (1) Business Day’s prior written notice, not later than 4:00 p.m. (Chicago time), to Agent of any prepayments of the Loans made pursuant to this section, which notice shall be irrevocable and set forth the amount of the principal of the Loans being prepaid, the day the prepayment will be made (which shall be a Business Day), and the subsection hereunder pursuant to which such prepayment is being made; provided that if such prepayment is for all of the then outstanding Loans, then the Borrower Representative may revoke such notice and/or extend the prepayment date set forth therein by not more than five (5) Business Days.

(a) Voluntary Prepayments of Loans. At any time, Borrowers may prepay the Loans, in whole or in part, subject to the payment of the Prepayment Fee specified in Section 1.3(d), if applicable; provided that each partial optional prepayment shall be in the minimum amount of $250,000 or an integral multiple of $250,000 in excess thereof (unless repaid in full). Prepayments of the Term Loan shall be applied in accordance with Section 1.5(f).

(b) Prepayments from Excess Cash Flow. Within five (5) Business Days after the delivery of the audited year-end Financial Statements pursuant to and in accordance with Section 4.4(b) (or, in any case, by the date on which such delivery is required hereunder), commencing with the Fiscal Year ended December 31, 2017, Borrowers shall prepay the Loans in an amount equal to the Applicable Percentage of the Excess Cash Flow of the Borrowers and their Subsidiaries for the prior Fiscal Year, less (B) the amount of any voluntary prepayments of the Term Loan and the Revolving Loans (to the extent accompanied by a concurrent and equivalent reduction in the Revolving Loan Commitment) during such Fiscal Year (provided, the foregoing calculation shall never be less than zero). The calculation shall be based on the audited consolidated Financial Statements for Borrowers and their Subsidiaries for each such Fiscal Year. Prepayments of the Loans under this Section 1.5(b) shall be applied in accordance with Section 1.5(f).

(c) Prepayments from Extraordinary Receipts. Promptly upon the receipt by any Credit Party or any of its Subsidiaries of any Extraordinary Receipts in excess of $750,000 during any Fiscal Year (the “Extraordinary Receipts Threshold Amount”), the Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such excess amount (net of any reasonable expenses incurred in collecting such Extraordinary Receipts (to the extent such expenses are not already deducted in accordance with the definition of Extraordinary Receipts)), except, so long as no Event of Default has occurred and is continuing, that Borrowers may reinvest or commit to reinvest all or any portion of such Extraordinary Receipts in assets (other than inventory) of a kind used or useful in the Credit Parties’ business within twelve (12) months; provided, with respect to any such commitment to reinvest, such Extraordinary Receipts are actually reinvested in such assets within eighteen (18) months of receipt thereof. Pending (a) reinvestment thereof or reimbursement in respect thereof in accordance with this Agreement or (b) such reinvestment, the Extraordinary Receipts shall be deposited and maintained in a deposit account of a Borrower for which Agent shall have received (or already have) a Control Agreement until such reinvestment occurs in accordance with the terms set forth above or such Extraordinary Receipts are otherwise applied to the Obligations as a prepayment thereof. If Borrowers do not intend to so reinvest or commit to reinvest such Extraordinary Receipts or if the applicable period set forth in the immediately preceding sentence expires without Borrowers having reinvested or committed to reinvest the full amount of such Extraordinary Receipts, then Borrowers shall apply all such remaining Extraordinary Receipts in excess of the Extraordinary Receipts Threshold Amount to payment of the Loans in accordance with Section 1.5(f).

(d) Prepayments from Asset Dispositions; Casualty Events.

(i) Promptly upon receipt of Net Proceeds from any Asset Disposition in excess of $750,000 (the “Threshold Amount”) during any Fiscal Year, Borrowers shall prepay the Loans in an amount equal to such Net Proceeds in excess of such amount, except, so long as no Event of Default has occurred and is continuing, that Borrowers may reinvest or commit to reinvest all or any portion of such Net Proceeds of any such Asset Disposition in assets (other than inventory) of a kind used or useful in the Credit

Parties’ business within twelve (12) months; provided, with respect to any such commitment to reinvest, such Net Proceeds are actually reinvested in such assets within eighteen (18) months of receipt thereof. Pending such reinvestment, the Net Proceeds shall be deposited and maintained in a deposit account of a Borrower for which Agent shall have received (or already have) a Control Agreement until such reinvestment occurs in accordance with the terms set forth above or such Net Proceeds are otherwise applied to the Obligations as a prepayment thereof. If Borrowers do not intend to so reinvest or commit to reinvest such Net Proceeds or if the applicable period set forth in the immediately preceding sentence expires without Borrowers having reinvested or committed to reinvest the full amount of the Net Proceeds of any such Asset Disposition, then Borrowers shall apply all such remaining Net Proceeds of such Asset Disposition in excess of the Threshold Amount to payment of the Loans in accordance with Section 1.5(f).

(ii) Subject to the terms of Section 2.2, immediately following the receipt of any Net Proceeds in excess of $750,000 from a Casualty Event, the Borrowers shall prepay the Loans in an amount equal to such Net Proceeds, to the extent not otherwise permitted by Section 2.2 to be used to replace, repair, restore or rebuild the destroyed or damaged assets or reinvest all or any portion of such Net Proceeds in assets (other than inventory) of a kind used or useful in the Credit Parties’ business within twelve (12) months; provided, with respect to any such commitment to reinvest, such Net Proceeds are actually reinvested in such assets within eighteen (18) months of receipt thereof. Pending such reinvestment, the Net Proceeds shall be deposited and maintained in a deposit account of a Borrower for which Agent shall have received a Control Agreement until such reinvestment occurs in accordance with the terms set forth above or such Net Proceeds are otherwise applied to the Obligations as a prepayment thereof. If Borrowers do not intend to so reinvest or commit to reinvest such Net Proceeds or if the applicable period set forth in the immediately preceding sentence expires without Borrowers having reinvested or committed to reinvest the full amount of the Net Proceeds of any such Casualty Event, then Borrowers shall apply all such remaining Net Proceeds of such Casualty Event in excess of $750,000 to the payment of the Loans in accordance with Section 1.5(f).

(e) Prepayments from Equity and Debt Issuances; Equity Cure Issuances. Promptly upon the receipt by Holdings or any of its Subsidiaries of the proceeds of (A) (x) any Equity Issuance (other than from an Excluded Equity Issuance) and (y) any Excess Specified Equity Contribution, Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of the proceeds of such Equity Issuance or Excess Specified Equity Contribution, as applicable, or (B) debt securities (other than the proceeds from the issuance of debt securities in respect of Indebtedness permitted hereunder), Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of the proceeds of such debt issuance. The payments shall be applied in accordance with Section 1.5(f).

(f) Application of Proceeds.

(i) Subject to Section 6.5, with respect to any prepayments made by Borrowers pursuant to Sections 1.5(b), 1.5(c), 1.5(d) and 1.5(e), such prepayments shall be applied as follows: first, in payment of the Term Loan on a pro rata basis, and as to each such Loan, against the next four (4) Scheduled Installments thereof in direct order of maturity, second in payment of the Term Loan on a pro rata basis, and as to each such Loan, against all remaining Scheduled Installments thereof on a pro rata basis based on the amounts thereof until such Loans shall have been prepaid in full, third, to the Revolving Credit Advances outstanding until the same has been repaid in full but not as a permanent reduction of the Revolving Loan Commitment, and fourth, to Agent as cash collateral for all outstanding Lender Letters of Credit and Letter of Credit Participation Agreements up to an amount equal to one hundred three percent (103%) of the aggregate Letter of Credit Participation Liability thereunder. Notwithstanding the forgoing, each Lender may elect, by prior written notice to Agent and the Borrower Representative, to decline to receive the proceeds of any mandatory prepayment event set forth in Sections 1.5(b), 1.5(c), 1.5(d) and 1.5(e) (excluding, in any event, Section 1.5(e)(A)(ii)) above allocable to such Lender, and, upon Agent’s and the Borrower Representative’s receipt of such written notice, the Borrowers shall be permitted to keep and retain such portion of the proceeds so declined by such Lender (such declined amount, the “Declined Prepayment Amount”).

(ii) Subject to Section 6.5, with respect to any payments of Term Loans pursuant to Section 1.5(a), such prepayments shall be applied to Scheduled Installments thereof as specified by the Borrowers; provided, that, any such prepayment must be applied on a pro rata basis to the Term Loans funded on the Closing Date.

(g) Overadvances. If at any time the sum of the (i) then outstanding principal balance of Revolving Loans plus (ii) aggregate amount of Letter of Credit Participation Liabilities exceeds the Maximum Amount, then the Borrowers shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such applicable excess.

(h) No Implied Consent. Provisions contained in this Section 1.5 for the application of proceeds of certain transactions shall not be deemed to constitute consent by Agent or any Lender to transactions that are not otherwise expressly permitted by the terms hereof.

(i) Restricted Amounts. Notwithstanding the foregoing, to the extent any or all of the Net Proceeds of any mandatory prepayment event of the type described in Sections 1.5(b), 1.5(c), 1.5(d) and 1.5(e) (excluding, in any event, Section 1.5(e)(A)(ii)) are attributable to the Excess Cash Flow, Extraordinary Receipts, Asset Disposition, Casualty Event or Net Proceeds of, by or received by, a Foreign Subsidiary and such amounts are prohibited or delayed by any applicable local Requirements of Law from being repatriated to of any of the Borrowers or any Domestic Subsidiary (each, a “Repatriation”; with “Repatriated” having a correlative meaning) (Borrowers hereby agreeing to cause the applicable Foreign Subsidiary to take promptly all actions reasonably required by such Requirements of Law to permit such Repatriation), the portion of such amounts so affected, will not be required to be applied to prepay Loans at the times provided in this Section 1.8 and may be retained by the applicable Foreign Subsidiary; provided, that if and to the extent any such Repatriation ceases to be prohibited or delayed by applicable local Requirements of Law at any time, the Credit Parties shall reasonably promptly Repatriate, or cause to be Repatriated, an amount equal to such previously prohibited amount (such amount, the “Excluded Prepayment Amount”), and the Credit Parties shall reasonably promptly pay the Excluded Prepayment Amount to the Lenders, which payment shall be applied in accordance with Section 1.5(f). For the avoidance of doubt, the non-application of any such portion of the mandatory prepayment amount pursuant to this Section 1.5(i) shall not constitute a Default or an Event of Default.

1.6 Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon the Commitment Termination Date. Until all Obligations have been fully paid and satisfied (other than contingent indemnification obligations to the extent that no unsatisfied claim has been asserted) and the Revolving Loan Commitment shall have been terminated, Agent shall be entitled to retain the security interests in the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to it under the Loan Documents and applicable laws.

1.7 Loan Accounts. Agent shall maintain a loan account (the “Loan Account”) on its books to record: the Loans, all payments made by Borrowers or the other Credit Parties with respect to the Loans, and all other debits and credits as provided in this Agreement with respect to the Loans and any other Obligations. Without limiting the foregoing, Agent may, from time to time, at Agent’s discretion, charge the Loan Account for any amounts due and owing by Borrowers under the Loan Documents whereupon the same shall be deemed added to the balance of Obligations owing by Borrowers. All entries in the Loan Account shall be made in accordance with customary accounting practices of Agent as in effect from time to time. The balance in the Loan Account shall, absent demonstrable error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers’ duty to pay the Obligations. Upon the request of Borrower Representative, Agent shall render to Borrower Representative a quarterly accounting of transactions with respect to the Loans and any other Obligations setting forth the balance of the Loan Account for the immediately preceding quarter. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date of receipt thereof, each and every such accounting shall, absent demonstrable error, be presumptive evidence as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.8 Increased Costs; Illegality.

(a) Increased Costs.

(i) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer; (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, Borrowers will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(ii) If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(iii) A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower Representative, shall be conclusive absent manifest error. Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(iv) Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(b) Illegality. Notwithstanding anything to the contrary contained herein, if any Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, the LIBOR Loans of such Lender will, at the option of such Lender, be deemed to be computed by reference to the Adjusted Base Rate as expressly provided in the definition of LIBOR Rate during the period of such illegality. If any Lender shall determine that it is unlawful to maintain any LIBOR Loan, the Borrowers shall either (x) prepay in full all LIBOR Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the LIBOR Period thereof if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such

LIBOR Loans, together with any amounts required to be paid in connection therewith pursuant to Section 1.12 or (y) convert all outstanding LIBOR Loans of such Lender into Base Rate Loans either on the last day of the LIBOR Period thereof if such Lender may lawfully continue such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans (and concurrently therewith pay any amounts required to be paid pursuant to Section 1.12).

1.9 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (other than Indemnified Taxes and expenses payable by reason of the gross negligence, bad faith or willful misconduct of the applicable Recipient), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Credit Party reasonably believes that such Taxes were not correctly or legally asserted, Agent, or Lender, as applicable, will use reasonable efforts to cooperate with the Credit Party to obtain a refund of such Taxes (which shall be repaid to the Credit Party in accordance with Section 1.9(g)) so long as such efforts would not, in the sole discretion of Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Credit Party or be otherwise materially disadvantageous to Agent or such Lender, as applicable. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.1 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and Agent, at the time or times reasonably requested by the Borrower Representative or Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or Agent as will enable the Borrower Representative or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 1.9(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in any Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), executed copies of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit 1.9-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.9-2 or Exhibit 1.9-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.9-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower Representative and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower Representative or Agent as may be necessary for the Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 1.9, the term “Lender” includes any L/C Issuer, and the term “applicable law” includes FATCA.

1.10 Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested LIBOR Period with respect to a proposed LIBOR Loan or that the LIBOR Rate for any requested LIBOR Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Revolving Credit Advance or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans; provided that, to the extent a comparable or successor rate is approved by Agent in connection herewith, such approved rate shall be applied in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for Agent, such approved rate shall be applied as otherwise reasonably determined by Agent.

1.11 Reserves on LIBOR Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Loan provided the Borrowers shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice. Notwithstanding the foregoing, a Lender shall not be entitled to be compensated for such additional costs hereunder unless (i) such Lender is imposing similar assessments on other borrowers of such Lender that such Lender has classified as similar to Borrowers and (ii) the increased costs were incurred within one hundred eighty (180) days of the date that such Lender notified the Borrower Representative, in writing of the event that give rise to such increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

1.12 Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrowers to borrow a LIBOR Loan, continue a LIBOR Loan or convert a Base Rate Loan into a LIBOR Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Revolving Credit Advance or a Notice of Conversion/Continuation;

(c) the failure of the Borrowers to make any prepayment of a LIBOR Loan after the Borrowers have given a notice in accordance with Section 1.5(a);

(d) the prepayment (including pursuant to Section 1.5) of a LIBOR Loan on a day which is not the last day of the LIBOR Period with respect thereto; or

(e) the conversion pursuant to Section 1.5 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the applicable LIBOR Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 1.12; each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate used in determining the interest rate for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

1.13 Borrower Representative. Each Borrower and each other Credit Party hereby designates GP II as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, Compliance and Excess Cash Flow Certificates giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents, entering into amendments, consents, waivers and other modifications in respect of any of the Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrowers or other Credit Parties under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers and/or Credit Parties, as applicable. Each warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and/or Credit Parties, as applicable, and shall be binding upon and enforceable against such Borrower and/or Credit Parties, as applicable, to the same extent as it if the same had been made directly by such Borrower and/or Credit Parties, as applicable.

SECTION 2.

AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties and their Subsidiaries that, from and after the date hereof and until the Termination Date:

2.1 Compliance With Laws. Each Credit Party will and will cause its Subsidiaries to (a) comply with the requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety, ERISA, the provisions of OFAC and the Patriot Act described in Section 5.19 hereof, and all Food Laws) as now in effect and which are imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is doing business other than those laws, rules, regulations and orders the noncompliance with which (including the occurrence of an ERISA Event whether caused or permitted by a Credit Party or an ERISA Affiliate) would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 2.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate reserves have been recorded in conformity with GAAP, subject to Section 3.2 and no Lien (other than a Permitted Encumbrance) in respect thereof has been created.

2.2 Insurance. Each Credit Party will and will cause its Subsidiaries to maintain or cause to be maintained, with financially sound and reputable insurers, public liability, property damage and business interruption insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds and in the amounts customarily carried or maintained by corporations of established reputation engaged in similar businesses and will deliver evidence thereof to Agent. Each Credit Party shall, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, (i) cause Agent to be named as lender’s loss payee in the case of casualty insurance, and assignee in the case of all business interruption insurance, in each case for the benefit of Agent and Lenders and (ii) cause Agent on behalf of the Lenders, to be named as additional insured in the case of all liability insurance. Agent acknowledges and agrees that the Credit Parties’ insurance as in effect on the Closing Date, subject to Section 2.10(c), is, under the circumstances prevailing as of the Closing Date, acceptable. In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement within five (5) Business Days of Agent’s written request therefor, Agent may purchase insurance at such Credit Party’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may or may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any such insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases such insurance for the Collateral, such Credit Party will be responsible for the costs of that insurance, including interest and other reasonable charges imposed by Agent in connection with the placement of such insurance, until the effective date of the cancellation or expiration of such insurance. The costs of such insurance may be added to the Obligations. The costs of such insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.

2.3 Inspection; Lender Meeting. Each Credit Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as a reasonable opportunity to be present at such meeting with the certified public accountants is provided to the Borrower) and agents, at such reasonable times during normal business hours and as often as may be reasonably requested. Borrowers shall pay all reasonable audit and field examination fees and reasonable out-of-pocket expenses of Agent related to any such visit, audit, inspection and/or field examination (“Examination Costs”); provided that so long as no Event of Default shall have occurred and remain continuing, Borrowers shall not be obligated to pay Examination Costs for more than one (1) such visit by Agent each calendar year. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence. Without in any way limiting the foregoing, each Credit Party will participate and will cause key management personnel (including, but not limited to, the chief executive officer and chief financial officer) of each Borrower and its Subsidiaries to participate in a meeting (either in-person or via teleconference at the sole discretion of Agent) with Agent and Lenders at least once during each Fiscal Quarter, which meeting shall be held at such time as may be reasonably requested by Agent. Lenders shall receive, in each case, reasonably in advance of such meeting, notice of any such meeting, along with applicable discussion materials and any other necessary information needed to attend of such meeting. Borrowers shall pay all reasonable costs and expenses of Agent and the Lenders related to any such meeting.

2.4 Organizational Existence; Maintenance of Properties. Except as otherwise permitted by Section 3.6, each Credit Party will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, all rights and franchises necessary in the normal conduct of its business. Each Credit Party will maintain and will cause its Subsidiaries to maintain all of its real and personal property reasonably necessary to the normal conduct of its business in good working order and condition, ordinary wear and tear and involuntary casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

2.5 Environmental Matters. Each Credit Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are necessary to maintain, in all material respects, the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate, except where the failure to conduct such action or comply with such Environmental Laws or Environmental Permits would not reasonably be expected to have a Material Adverse Effect; (c) notify Agent promptly after such Credit Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $750,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or other communication or report received by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that would reasonably be expected to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $750,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect, then each Credit Party and its Subsidiaries shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) if the Credit Parties fail to perform (or cause performance) of any environmental audits under Section 2.5(d)(i) above within a reasonable time after receiving a written request from Agent, Credit Parties shall permit Agent or its representatives to have reasonable access to the Real Estate that is the subject of such violation, Environmental Liability or Release of Hazardous Substances for the purpose of conducting such environmental audits and testing as Agent deems reasonably appropriate, including subsurface sampling of soil and groundwater.

2.6 Landlords’ Agreements, Mortgagee Agreements and Bailee Letters. After the Closing Date and subject to Section 2.10 below, each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement or mortgagee agreement or bailee letter, as applicable, from the lessor of any Real Estate leased by any Credit Party, the mortgagee of any Real Estate owned by any Credit Party or a bailee waiver from the bailee with respect to any warehouse, processor or converter facility or other location (i) constituting or functioning as the corporate headquarters for such Credit Party and (ii) where Collateral is stored or located, as applicable, with a fair market value (as reasonably determined by the Borrower Representative) in excess of $750,000 for any individual location and $2,000,000 in aggregate for all such locations, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, bailee or mortgagee may assert against the Collateral at that location, shall permit Agent access to the related premises and shall otherwise be reasonably satisfactory in form and substance to Agent.

2.7 Further Assurances.

(a) Each Credit Party shall, from time to time, execute such guarantees, financing statements, documents, security agreements and reports as Agent at any time may reasonably request to evidence, perfect (subject to the qualifications set forth in Section 4(c) of the Security Agreement) or otherwise implement the guarantees and security for repayment of the Obligations contemplated by the Loan Documents.

(b) In the event any Credit Party acquires a fee ownership interest in real property after the Closing Date with a fair market value in excess of $500,000, such Credit Party shall, within sixty (60) days (or such longer period of time as Agent may agree in its reasonable discretion) following such acquisition, deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Agent, together with such customary title insurance policies, surveys, appraisals, evidence of insurance, local counsel opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent.

(c) Each Credit Party shall, within fifteen (15) Business Days (or such later date as Agent may agree in its reasonable discretion) following the acquisition or creation of a Domestic Subsidiary, (i) cause each Person that is a wholly-owned Domestic Subsidiary (other than an Excluded Foreign Holding Company) of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations, to grant to Agent, for the benefit of Agent and Lenders, a security interest in the Collateral of such Person to secure the Obligations, and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, one hundred percent (100%) of the Stock of each such wholly-owned Domestic Subsidiary (other than an Excluded Foreign Holding Company) to secure the Obligations and one hundred percent (100%) of the non-Voting Stock and sixty five percent (65%) of the Voting Stock of any First Tier Foreign Subsidiary and any first tier Excluded Foreign Holding Company created or acquired by any Credit Party. The documentation for such guaranty, security, joinder and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

2.8 Cash Management Systems. Subject to Section 2.10 below, Borrowers shall, and shall cause each other Credit Party to, enter into Control Agreements with respect to each deposit and securities account maintained by each Credit Party (other than any Excluded Account) as of or after the Closing Date. Each such Control Agreement shall be in form and substance reasonably satisfactory to Agent and permit Agent to assume exclusive dominion and control of such deposit accounts; provided that Agent shall not exercise its exclusive dominion and control with respect to such accounts so long as no Event of Default has occurred and remains continuing. Unless and until an Event of Default has occurred and remains continuing, Borrowers shall have the exclusive and sole right to make transfers and withdrawals from and write checks against amounts in such deposit accounts.

2.9 [Reserved].

2.10 Post-Closing Covenants.

(a) No later than ninety (90) days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), the Credit Parties shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Agent, together with such customary title insurance policies, surveys, appraisals, evidence of insurance, local counsel opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent in respect of the Borrowers’ owned real property located at (i) 10 Procter Street, Montgomery, Alabama 36101, (ii) 444 Roosevelt Avenue, Montebello, California 90640, (iii) 4801 South Oakley Avenue, Chicago, Illinois 60609, (iv) 1900 Brand Avenue, Baltimore, Maryland 21209, (v) 201 Gene Street, Nixa, Missouri 65714, and (vi) 4754 Route 414, North Rose, New York 14516, in each case, in form and substance reasonably satisfactory to Agent;

(b) No later than sixty (60) days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), (i) the Credit Parties shall deliver to Agent Control Agreements for each deposit and securities account required to be subject to a Control Agreement pursuant to Section 2.8 above, in each case, in form and substance reasonably satisfactory to Agent and duly executed by the applicable Credit Parties and the applicable financial institution with whom such accounts are maintained and (ii) the Credit Parties will use commercially reasonable efforts to provide bailee/landlord waivers with respect to certain material locations as required by Section 2.6; and

(c) No later than sixty (60) days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), the Credit Parties shall deliver to Agent endorsements to the Credit Parties’ liability and property policies naming Agent, as applicable, as an additional insured and loss payee thereunder, in each case, in form and substance reasonably satisfactory to Agent and duly executed by the applicable insurance provider and effective.

2.11 ERISA. The Credit Parties shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event would reasonably be expected to result in a Lien or otherwise have a Material Adverse Effect.

2.12 Separateness.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (a) pay its debts and liabilities only from its own assets, (b) comply with the provisions of its Governing Documents, (c) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify, waive provisions of or otherwise change its Governing Documents, (d) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that the financial statements of such Affiliates may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Credit Parties and their Subsidiaries from such Affiliate and to indicate that each Credit Party’s and each Subsidiary’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on each Credit Party’s and each Subsidiary’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law), (e) be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), correct any known misunderstanding regarding its status as a separate entity, conduct business in its own name, and not identify itself or any of its Affiliates as a division of the other, (f) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, (g) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others, (h) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (i) not hold itself out to be responsible for the debts or obligations of any other Person, (j) maintain a sufficient number of employees, including management executives and officers, in light of contemplated business operations, (k) use separate stationary, invoices and checks bearing its own name, (l) maintain separate customer and supplier relationships and separate invoice of such customers and suppliers, and (m) not pledge its assets to secure the obligations of any other Person, (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

(b) The Credit Parties and their Subsidiaries shall be treated, in all respects, as “unrestricted subsidiaries” under or otherwise not be subject to or obligated in respect of (or required to be subject to or obligated in respect of) any representations, warranties, covenants, (including, without limitation, any requirement to guaranty any obligations or grant any Liens or any other security interest in favor of any creditor), events of default or any other terms or conditions or provisions of Loan, note, credit documents, indentures, purchase agreements or similar arrangements involving Parent or any of its Affiliates (other than the Credit Parties).

SECTION 3.

NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties and their Subsidiaries that from and after the date hereof until the Termination Date:

3.1 Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 3.4) except:

(a) Indebtedness described on Schedule 3.1;

(b) the Obligations;

(c) Indebtedness arising from extensions of credit made by (i) any Credit Party (other than Holdings) to any Borrower, (ii) any Borrower or other Credit Party to any other Credit Party (other than Holdings), (iii), any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party or (iv) any Credit Party (other than Holdings) to any Subsidiary that is not a Credit Party in an aggregate amount not to exceed, when taken together with any Investments in such Subsidiary permitted by Section 3.3(i), $2,000,000 for all such Subsidiaries taken as a whole; provided, however, that, in the case of clause (iv), if owing by any Credit Party, such Indebtedness shall, at the request of Agent, be evidenced by one or more subordinated promissory notes in form and substance reasonably satisfactory to Agent and otherwise having terms reasonably satisfactory to Agent and, subject to the terms and provisions of the Security Agreement, the sole originally executed counterparts of all such promissory notes, if any, shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

(d) Subordinated Debt (other than Seller Debt) for which the Requisite Lenders have provided prior written consent acting in its sole discretion;

(e) Indebtedness not to exceed the applicable Maximum Capital Lease Indebtedness in the aggregate at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases or equipment financing facilities the obligations in respect of which are secured by the equipment purchased with the proceeds thereof;

(f) Indebtedness that may be deemed to exist pursuant to any performance and completion guarantees or customs, stay, performance, bid, surety, statutory, appeal, performance and return of money bonds, tenders, statutory obligations, leases, governmental contracts, trade contracts or similar obligations incurred in the ordinary course of business and with a maximum aggregate unpaid liability thereunder not exceeding $1,000,000 in aggregate at any time outstanding;

(g) to the extent constituting Indebtedness, (i) obligations owed to suppliers, customers and licensees in the ordinary course of business, including take-or-pay obligations contained in supply arrangements in the ordinary course of business (including obligations thereunder in respect of advances, deferred purchase price or progress payments), and (ii) obligations in respect of workers compensation claims, unemployment insurance (including premiums related thereto) and other types of social security obligations, pension obligations, vacation pay obligations and health, disability or employee benefit obligations, in each case, incurred in the ordinary course of business;

(h) modifications, replacements, renewals, extensions and refinancings of Indebtedness permitted under clauses (a), (d), (e) and (j) that do not (i) materially increase the interest rate or fees applicable to such Indebtedness; (ii) accelerate the dates upon which payments of principal or interest are due; (iii) increase the principal amount of such Indebtedness (except by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such modification, replacement, renewal, extension or refinancing); (iv) add or make materially more restrictive any covenant or event of default with respect to such Indebtedness; (v) change the redemption or prepayment provisions of such Indebtedness in a manner materially adverse to the applicable obligor; (vi) make materially less restrictive the subordination provisions applicable thereto (or the subordination terms of any guaranty thereof), if any; (vii) add any Credit Parties as additional obligors on such Indebtedness unless such Credit Parties also guarantee the Obligations; (viii) enhance the collateral securing such Indebtedness or the priority of the Liens thereon, in each case to the extent such collateral constitutes Collateral; (ix) otherwise materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Credit Party or Lenders; or (x) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue;

(i) unsecured Indebtedness of Holdings or any other Credit Party owing to sellers as payments of the purchase price of Permitted Acquisitions (and which does not constitute Earnouts), but only if the aggregate amount thereof (together with all Indebtedness described in Section 3.1(o)) does not exceed $3,000,000 at any time outstanding and the Credit Parties are in compliance with the Acquisition Cap, in each case, solely to the extent (i) such Indebtedness does not require the cash payment of any principal, premium, interest, fees or other amounts owing in respect thereof prior to the 180th day after the scheduled maturity date of the Loans then in effect; provided, such Indebtedness further is on terms and conditions which provide that, if the Credit Parties comply with the restrictions set forth in Section 3.5(f) (and therefore not permitted to make payments thereon), no default, violation, breach, penalty, premium, increase in interest rates or redemption or prepayment right in respect of such Indebtedness would result, arise, accrue or vest (other than as a result of customary change of control and bankruptcy events of default), (ii) such Indebtedness does not have any maturity, amortization, redemption, sinking fund or other similar payment prior to the 180th day after scheduled maturity date of the Loans then in effect (other than in connection with a Change of Control or a sale of all or substantially all of the assets of the Credit Parties and their Subsidiaries or other similar event), (iii) such Indebtedness does not have any covenants or defaults (other than payment default, a bankruptcy or insolvency event of Holdings or change of control defaults but otherwise subject to the subordination provisions thereof), and (iv) such Indebtedness (and any guaranty thereof) is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder reasonably satisfactory to Agent (such Indebtedness, “Seller Debt”);

(j) Indebtedness (i) of any Person that becomes a Subsidiary after the Closing Date or (ii) assumed by any Credit Party in connection with any acquisition of assets after the Closing Date, in each case, pursuant to a Permitted Acquisition, provided that such Indebtedness (A) exists at the time such Person becomes a Subsidiary, or such assets are acquired, (B) is not created or incurred in contemplation of or in connection with such Permitted Acquisition and (C) is not a working capital, revolver or other similar liquidity facility and is secured only by fixed assets (and not working capital assets or, in any event, a blanket or similar general lien on the subject assets);

(k) to the extent constituting Indebtedness, other contingent liabilities of any Credit Party in respect of any customary purchase price adjustment, non-competition or consulting agreement or deferred compensation agreement, or other indemnity obligations in each case owing to the seller, buyer or any Affiliate thereof or their respective officers or directors, in each case, incurred in connection with a disposition of asset permitted under this Agreement or a Permitted Acquisition;

(l) to the extent constituting Indebtedness, unsecured obligations (contingent or otherwise) of any Credit Party existing or arising under any Rate Contracts, in each case entered into in the ordinary course of business and not for speculative purposes;

(m) unsecured Indebtedness that is evidenced by promissory notes issued by Holdings (or any direct or indirect parent thereof) to directors, consultants, managers, members of management, officers and employees (or their spouses, partners, trusts or estates) of the Borrowers and their Subsidiaries in connection with repurchases or redemptions of capital Stock of Holdings (or any direct or indirect parent thereof) issued to such director, consultant, manager, member of management, officer or employee (or their spouses, partners, trusts or estates) so long as the aggregate principal amount of all such Indebtedness does not exceed $750,000 at any time;

(n) Indebtedness in connection with the financing of insurance premiums arising as a result of the payment of such premiums in installments in the ordinary course of business (expressly excluding third party financing);

(o) Earnouts in an aggregate amount (together with all Indebtedness under Section 3.1(i)) not to exceed $3,000,000 at any time outstanding, and only to the extent the Credit Parties are in compliance with the Acquisition Cap; provided, that, if at any time all or any portion of any Earnout is realized and becomes evidenced by a promissory note or other instrument, becomes payable over time or otherwise accrues interest, then such Earnout (or portion) shall be required to satisfy the requirements of Seller Debt;

(p) to the extent constituting Indebtedness, obligations (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services (including intercompany cash and treasury management arrangements) or reasonable and customary overdraft protection in the ordinary course of business;

(q) Indebtedness owed to issuers of letters of credit or bank guarantees or similar instruments in an aggregate amount not to exceed $1,000,000, to the extent cash collateralized and such cash collateral is the sole recourse of the issuers thereof with respect to unreimbursed amounts paid by such issuers; and

(r) any other Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding.

3.2 Liens and Related Matters.

(a) No Liens. The Credit Parties shall not and shall not cause or permit their Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including those Liens constituting Permitted Encumbrances existing on the date hereof as set forth on Schedule 3.2 and modifications, replacements, renewals and extensions thereof).

(b) No Negative Pledges. The Credit Parties shall not and shall not cause or permit their Subsidiaries to enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, other than (i) provisions restricting subletting, assignment or other transfers (including the granting of any Lien) of any lease governing a leasehold interest of any Borrower or a Subsidiary of any Borrower entered into in the ordinary course of business, (ii) provisions of customary documentation of any Indebtedness secured by a Permitted Encumbrance, but only if such restrictions apply only to the Person or Persons obligated under such indebtedness and its or their Subsidiaries or the property or assets securing such Indebtedness, (iii) Liens expressly permitted by the definition of “Permitted Encumbrances”, (iv) agreements relating to any Asset Disposition expressly permitted hereunder, provided that such prohibitions and limitations apply only to the property to be sold (or the Persons the Stock of which is the subject of such agreement), (v) leases, subleases, licenses, sublicenses and other agreements containing customary provisions prohibiting or limiting the assignment or other transfer thereof that are entered into in the ordinary course of business, (vi) restrictions with respect to a Subsidiary of the Borrowers imposed pursuant to an agreement that has been entered into in connection with the disposition of such Subsidiary’s assets or all of such Subsidiary’s Stock, in each case, only to the extent such restrictions are imposed during the pendency of such disposition and such disposition is either expressly permitted hereunder or, in connection with the disposition of all of such Subsidiary’s Stock, such Stock disposition shall give rise to the concurrent repayment in full of the Obligations no later than thirty (30) days following the date of entering into such agreement, (v) in the case of any Subsidiary that is not a wholly-owned Subsidiary, customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interest in, such partnership, limited liability company, joint venture or similar Person, (vi) restrictions on deposits (including cash and Cash Equivalents) imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash, Cash Equivalents or other deposits exist and (vii) restrictions set forth in documents which exists on the Closing Date; provided that such amendments, modifications, restatements, renewals, supplements, refunding, replacements or refinancings are, in the good faith judgment of the Borrower Representative, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(c) No Restrictions on Subsidiary Distributions to Borrowers. Except as provided herein or in any of the other Loan Documents, the Credit Parties shall not and shall not cause or permit their Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by any Borrower or any other Subsidiary or (2) make or repay loans or advances to any Borrower or any other Subsidiary, except for (i) restrictions with respect to a Subsidiary of the Borrowers imposed pursuant to an agreement that has been entered into in connection with the disposition of such Subsidiary’s assets or all of such Subsidiary’s Stock, in each case, to the extent such restrictions are imposed during the pendency of such disposition and such disposition is either expressly permitted hereunder or, in connection with the disposition of all of such Subsidiary’s Stock, such Stock disposition shall give rise to the concurrent repayment in full of the Obligations no later than thirty (30) days following the date of entering such agreement, (ii) restrictions and conditions existing on the Closing Date and any amendment, modification, renewal, increase, supplement, refunding, replacement or refinancing of such contract or agreement containing such restriction or condition, in each case, so long as not done so in a manner materially adverse to the interest of the Lenders, taken as a whole, (iii) in the case of a Subsidiary that is not a wholly-owned Subsidiary, restrictions or conditions imposed by its Governing Documents or any related joint venture or similar agreement, (iv) restrictions in any agreement evidencing Indebtedness of a Subsidiary that is not a Credit Party permitted by Section 3.1 or Indebtedness permitted by Section 3.1 that is secured by a Permitted Encumbrance if such encumbrance or restriction applies only to the Person obligated under such Indebtedness or the property or assets intended to secure such Indebtedness, (v) customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business and customary net worth or similar provisions and (vi) restrictions arising under applicable law, rule, regulation or order.

3.3 Investments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to make or own any Investment in any Person, except:

(a) Investments in cash and Cash Equivalents;

(b) Intercompany loans to the extent expressly permitted under Section 3.1(c);

(c) Loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $750,000 in the aggregate at any time outstanding;

(d) Investments representing non-cash consideration received in accordance with Section 3.7;

(e) Investments existing on the Closing Date as set forth on Schedule 3.3 and any modifications, extensions, renewals, amendments and replacements thereof that do not increase the amount thereof except by the terms thereof on the Closing Date or as otherwise permitted by this Section 3.3;

(f) Investments (i) comprised of notes payable, stock or other securities issued by financially troubled Account Debtors (excluding Affiliates) to any Credit Party pursuant to agreements with respect to settlement of such Account Debtor’s Accounts with such Credit Party negotiated in the ordinary course of business or in connection with the bankruptcy or reorganization of such Account Debtor, (ii) comprised of other assets received (A) in connection with the bankruptcy or reorganization of any Person, (B) in settlement of delinquent obligations of, or other disputes with, customers, suppliers or other account debtors, (C) upon foreclosure and/or (D) as a result of the settlement, compromise or resolution of any litigation, arbitration or other disputes;

(g) Investments constituting Permitted Acquisitions (including Seller Debt and Earnouts otherwise permitted hereunder);

(h) extensions of reasonable and customary trade credit and other customary trade arrangements with customers and suppliers in the ordinary course of business;

(i) Investments in (i) the Credit Parties (other than Holdings) by Holdings or any other Credit Party, (ii) any Subsidiary that is not a Credit Party by a Credit Party provided such Investments, when taken together with any intercompany loans to such Subsidiaries permitted by Section 3.1(c)(iv), do not exceed $2,000,000 for all such Subsidiaries taken as a whole and (iii) any Subsidiary that is not a Credit Party by any other Subsidiary that is not a Credit Party;

(j) Investments by the Credit Parties constituting Rate Contracts, in each case entered into in the ordinary course of business and not for speculative purposes;

(k) Investments consisting of endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

(l) Investments by the Borrowers in the form of a loan to Holdings, solely in respect of amounts that could have otherwise been made as a cash distribution expressly permitted under Section 3.5 (and the amount of such loan shall for all purposes be treated as a distribution for purposes of Section 3.5 and the financial covenants herein contained), and such loans are evidenced by one or more subordinated promissory notes in form and substance reasonably satisfactory to Agent and otherwise having terms reasonably satisfactory to Agent, and the sole originally executed counterparts of all such promissory notes shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

(m) Investments in joint ventures in an aggregate amount not to exceed $750,000 at any time outstanding;

(n) loans and advances by a Credit Party to present or former employees, directors, members of management, officers, managers or consultants, independent contractors or other service providers or other equity investors (or their respective spouses, partners, trusts or estates) in Holdings (or any direct or indirect parent thereof) used solely to fund such Person’s purchase of Stock (excluding, in any event, Disqualified Stock) in Holdings (or any direct or indirect parent thereof) and as permitted by Section 3.5; provided such loans are secured by such Stock (solely to the extent any such loan exceeds $750,000 in aggregate principal amount) and evidenced by promissory notes and the sole originally executed counterparts of all such promissory notes shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

(o) in addition to Investments otherwise expressly permitted by this Section 3.3, Investments by Borrowers or any of their Subsidiaries in an aggregate amount not to exceed $750,000 at any time outstanding;

(p) to the extent constituting Investments, Indebtedness permitted under Section 3.1, Liens permitted under Section 3.2, Restricted Payments permitted under Section 3.5 and transactions permitted under Sections 3.6 and 3.7;

(q) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Credit Party or any direct or indirect parent thereof in the ordinary course of business to the extent such payments or other compensation relate to services provided by such Person;

(r) Investments (other than Investments that would otherwise constitute Permitted Acquisitions or other acquisitions similar thereto) to the extent that the payment for such Investments is made solely with the Stock (excluding, in any event, Disqualified Stock) of Holdings (or any direct or indirect parent thereof);

(s) Investments of a Subsidiary acquired after the Closing Date pursuant to a Permitted Acquisition or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrowers or any Subsidiary after the Closing Date, in each case, pursuant to an Investment otherwise permitted by this Section 3.3, in each case, to the extent that such Investments of such Person were not made in contemplation of or in connection with such transaction and were in existence on the date of such Permitted Acquisition or such other permitted Investment (and any modification, replacement, renewal or extension of any such Investment so long as such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 3.3), it being understood that this provisions shall not permit transactions the purpose of which is to acquire such existing Investments of such Subsidiary or other Person that would not otherwise be permitted under this Agreement or to avoid compliance with the requirements of the definition of Permitted Acquisitions;

(t) the Closing Date Acquisition;

(u) Investments in the Credit Parties and their Subsidiaries in connection with intercompany cash management and treasury arrangements and related activities in the ordinary course of business; provided the aggregate amount of all such Investments in Subsidiaries that are not Credit Parties shall not exceed $750,000 at any time outstanding; and

(v) Investments made after the Closing Date by the Credit Parties (other than Holdings) and their Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount on the date of such Investment; provided all of the following conditions are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) after giving effect to such Investment, on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4(a)(ii), (x) the Credit Parties are in compliance with the covenants set forth in Sections 4.1 and 4.2 hereof and (y) the Total Net Leverage Ratio is not greater than 4.50 to 1.00; and

(iii) after giving effect to such investment, Liquidity is no less than $5,000,000.

3.4 Contingent Obligations. The Credit Parties shall not and shall not cause or permit their Subsidiaries to create or become or be liable with respect to any Contingent Obligation except:

(a) those resulting from endorsement of negotiable instruments or other instruments for collection or deposit in the ordinary course of business or otherwise from the honoring by a bank or other financial institution of a check, draft or other item of payment drawn against insufficient funds in the ordinary course of business;

(b) those existing on the Closing Date and described in Schedule 3.4 and any modification, replacement, renewal or extension thereof that does not increase the amount of such Contingent Obligation;

(c) those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(d) those arising with respect to customary indemnification obligations and post-closing purchase price adjustments incurred in connection with Asset Dispositions permitted hereunder;

(e) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations to the extent permitted by Section 3.1(f);

(f) those incurred with respect to Indebtedness permitted by Section 3.1 provided that any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations;

(g) Contingent Obligations of any Credit Party in respect of any customary purchase price adjustment, non-competition or consulting agreement or deferred compensation agreement (excluding Earnouts and Seller Notes), or other indemnity obligations in each case owing to the seller or any Affiliate thereof or their respective officers or directors in connection with a Permitted Acquisition or other Investment permitted by Section 3.3;

(h) Contingent Obligations of any Credit Party existing or arising under a Rate Contract, in each case entered into in the ordinary course of business and not for speculative purposes;

(i) customary indemnities or other payment obligations under operating contracts entered into in the ordinary course of business;

(j) additional Contingent Obligations not described in the preceding clauses of this Section 3.4 in an aggregate principal amount not to exceed $750,000 at any one time outstanding; and

(k) arising under the Loan Documents.

3.5 Restricted Payments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a) The Credit Parties and their Subsidiaries may pay any reasonable, documented and reasonably allocated (i) general administrative costs and expenses for any services and/or products provided by independent third parties (including customary wages, salary, bonus and other benefits payable to consultants and/or independent contractors of Holdings (or any direct or indirect parent thereof)), in each case, solely to the extent attributable to the ownership or operations of Holdings (or any direct or indirect parent thereof) (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any Subsidiary of any parent company of Holdings other than Holdings and/or its Subsidiaries), the other Credit Parties or their Subsidiaries, (ii) third party audit and other third party accounting and reporting expenses at Holdings (or any direct or indirect parent thereof) solely to the extent relating to the ownership or operations of Holdings (or any direct or indirect parent) (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any Subsidiary of any parent company other than Holdings and/or its Subsidiaries), the other Credit Parties or their Subsidiaries and (iii) insurance premiums solely to the extent relating to the ownership or operations of Holdings (or any direct or indirect parent thereof) (but excluding, for the avoidance of doubt, the portion of such premiums, if any, attributable to the ownership or operations of any Subsidiary of any parent company other than Holdings and/or its Subsidiaries), the other Credit Parties and their Subsidiaries; provided, for purposes of clarity, this Section 3.5(a) shall exclude and thus not permit payments to Parent pursuant to the Management Services Agreement, which such payments are permitted as and to the extent set forth in Section 3.5(g) below;

(b) each Credit Party may make distributions to other Credit Parties (other than Holdings) and to Holdings (or any other direct or indirect parent entity) and in the case of Holdings, distributions to Parent (or any direct or indirect parent entity), to permit such recipient Credit Party (other than Holdings), Holdings or Parent (or any other direct or indirect parent entity) to pay (i) in the event the Credit Party files a consolidated, combined, unitary or similar type tax return with such recipient Credit Party (other than Holdings), Holdings or Parent (or any other direct or indirect parent entity), or is classified as an entity disregarded as separate from (and its income and activities are reflected on the tax returns of) such recipient Credit Party (other than Holdings), Holdings, Parent (or any other direct or indirect parent entity), federal and state and local income taxes then due and payable pursuant to those returns, to the extent applicable to the income and activities of the Credit Parties and their Subsidiaries, and (ii) franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided, that the amount of such distributions shall not be greater than the amount of any such taxes or expenses that would have been due and payable by such recipient Credit Party (other than Holdings), Holdings or Parent (or any other direct or indirect parent entity) had such recipient Credit Party (other than Holdings), Holdings or Parent (or any other direct or indirect parent entity) not filed a consolidated, combined, unitary or similar type tax return;

(c) [reserved];

(d) [reserved];

(e) (i) Wholly-owned direct and indirect Subsidiaries of a Credit Party may make Restricted Payments to the Credit Party (other than Holdings) which is the direct owner of such wholly-owned Subsidiary and (ii) non-wholly-owned direct and indirect Subsidiaries of a Credit Party may make Restricted Payments to the Credit Party (other than Holdings) which is the direct owner of such non-wholly-owned Subsidiary and each other direct equityholder, in each case, on a pro rata basis in accordance with such Person’s ownership interests;

(f) Borrowers may make regularly scheduled payment-in-kind “PIK” interest in each case pursuant to the terms of the Subordinated Debt as in effect on the date hereof if and to the extent permitted to be paid pursuant to the terms of the Subordination Agreement corresponding to such Subordinated Debt;

(g) Borrowers may pay the “Corporate Overhead Fees” (as defined in the Management Services Agreement) to Parent pursuant to the Management Services Agreement in equal monthly installments of an aggregate amount not to exceed for any twelve (12) month period, the greater of (x) $1,000,000 or (y) 3.5% of EBITDA of the Credit Parties; provided that (i) no Default or Event of Default has occurred and is continuing at the time of any such Restricted Payment or would result after giving effect thereto, (ii) Borrowers are in pro forma compliance with the financial covenants set forth herein recomputed for the most recently ended Fiscal Quarter for which Financial Statements and the related Compliance and Excess Cash Flow Certificate have been delivered in accordance with the terms hereof (as if such payment was made on the last day of such Fiscal Quarter), and (iii) after giving effect to such payment, Liquidity is no less than $5,000,000; provided, further, that it is expressly agreed that any such “Corporate Overhead Fees” described in the foregoing clause above not permitted to be so paid may be accrued and paid when (i) all Events of Default have been cured and no Event of Default would arise as a result of thereof; (ii) Borrowers are in pro forma compliance with the financial covenants set forth herein recomputed for the most recently ended Fiscal Quarter for which Financial Statements and the related Compliance and Excess Cash Flow Certificate have been delivered in accordance with the terms hereof (as if such payment was made on the last day of such Fiscal Quarter), and (iii) after giving effect to such payment, Liquidity is no less than $5,000,000;

(h) Borrowers may pay dividends to Holdings (or any direct or indirect parent thereof) to permit Holdings (or any direct or indirect parent thereof) to repurchase, redeem, retire or otherwise acquire or retire for value Stock owned by any future, current or former directors, officers, members of management, managers, employees or consultants (or their spouses, partners, trusts or estates) of or engaged by any Credit Party or any Subsidiary thereof, provided that such Restricted Payments shall not exceed $750,000 in any Fiscal Year or $1,500,000 during the term of this Agreement in the aggregate and provided that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof;

(i) Borrowers may make payments and distributions to Holdings (whether directly or through sequential upstream Restricted Payments) that are used by Holdings to pay Holdings’ directors fees and expenses to the extent expressly permitted pursuant to Section 3.8(d);

(j) Borrowers may make Restricted Payments to Holdings (or any direct or indirect parent thereof) to enable Holdings (or any direct or indirect parent thereof) to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock of Holdings (or any such direct or indirect parent thereof);

(k) Borrowers may repurchase (or make Restricted Payments to Holdings (or any direct or indirect parent thereof) to enable it to repurchase) Stock upon the exercise of options or warrants or other securities convertible into or exchangeable for Stock if such Stock represents all or a portion of the exercise price of such options or warrants or other securities as part of a “cashless” exercise;

(l) Borrowers may make Restricted Payments the proceeds of which are applied solely to effect the consummation of the Related Transactions and to satisfy any payment obligations owing under the Closing Date Acquisition Documents;

(m) Borrowers may make additional Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount on such date; provided all of the following conditions are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) after giving effect to such Restricted Payment, on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4(a)(ii), (x) the Credit Parties are in compliance with the covenants set forth in Sections 4.1 and 4.2 hereof and (y) the Total Net Leverage Ratio is not greater than 4.00 to 1.00; and

(iii) after giving effect to such Investment, Liquidity is no less than $7,500,000;

(n) to the extent constituting a Restricted Payment, the Credit Parties may make Investments pursuant to Section 3.3 and effectuate other transactions pursuant to Section 3.6 and Section 3.7, in each case to the extent expressly permitted by this Agreement;

(o) [reserved];

(p) the Credit Parties may make cash payments in respect of any Earnouts as and when due and payable; provided and only so long as:

(i) (x) both immediately before and after giving effect to such payment, the Total Net Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4, is not in excess of the lesser of (I) 5.00 to 1.00 and (II) the maximum Total Net Leverage Ratio covenant set forth in Section 4.2 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4, and (y) after giving effect to such payment, Liquidity is no less than $5,000,000;

(ii) immediately before giving effect to such payment no Default or Event of Default exists and be continuing and no Default or Event of Default would be caused by or otherwise result from the making of any such payment; and

(iii) at least five (5) Business Days prior to the payment of such Earnout, the Borrower Representative shall have delivered to Agent a written notice of intent to pay such Earnout which notice shall contain (x) the proposed date of such payment, (y) the expected amount of such payment and the calculation thereof, and (z) certification that all of the conditions in this Section 3.5(p) shall be satisfied both immediately prior and after giving effect to such payment;

(q) [reserved];

(r) Borrowers may make an annual distribution to Holdings (which shall be immediately distributed to Parent) within ten (10) Business Days after the making of the prepayment under Section 1.5 (commencing with the Fiscal Year ending December 31, 2017) in an amount not to exceed the amount of Excess Cash Flow that is not required to be applied as a mandatory prepayment pursuant to Section 1.5(b) in respect of such Fiscal Year (prior to giving effect to any voluntary prepayments that reduce the amount of such required mandatory prepayment, and, for the avoidance of doubt, without adjusting for the amount of any Declined Prepayment Amount) (the “Retained ECF”); provided and only so long as:

(i) no Default or Event of Default would be caused by or otherwise result from the making of any such distribution;

(ii) after giving effect to such distribution, (x) Liquidity is no less than $7,500,000, (y) Borrowers are in pro forma compliance with the financial covenants set forth herein recomputed for the most recently ended Fiscal Quarter for which Financial Statements and the related Compliance and Excess Cash Flow Certificate have been delivered in accordance with the terms hereof (as if such distribution was made on the last day of such Fiscal Quarter), and (z) the Total Net Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4, is less than 4.50 to 1.00; provided that, if the condition in this subclause (z) is not satisfied but the Total Net Leverage Ratio is less than 5.00 to 1.00 but greater than or equal to 4.50 to 1.00 and the other conditions set forth in this clause (r) have been satisfied, Borrowers may make such annual distribution to Holdings in an amount not to exceed fifty percent (50%) of such Retained ECF; and

(s) Borrowers may make distributions to Parent in amounts equal to prior Specified Equity Contributions (less the aggregate amount of the Specified Equity Contributions (x) used to prepay the Term Loans pursuant to Section 1.5(a) and (y) required to prepay the Term Loans pursuant to Section 6.7 hereof); provided and only so long as:

(i) no Specified Equity Contributions have been made in the most recent consecutive four fiscal quarter period;

(ii) no Default or Event of Default would be caused by or otherwise result from the making of any such distribution;

(iii) after giving effect to such distribution, (x) Liquidity is no less than $10,000,000, (y) Borrowers are in pro forma compliance with the financial covenants set forth herein recomputed for the most recently ended Fiscal Quarter for which Financial Statements and the related Compliance and Excess Cash Flow Certificate have been delivered in accordance with the terms hereof (as if such distribution was made on the last day of such Fiscal Quarter), and (z) the Total Net Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4, is less than 4.25 to 1.00; and

(iv) delivery to Agent of (x) the calculations prepared with respect to the condition set forth in Section 3.5(s)(iii) above, and (y) a certification that all of the conditions in this Section 3.5(s) shall be satisfied after giving effect to such distribution.

3.6 Restriction on Fundamental Changes. The Credit Parties shall not and shall not cause or permit their Subsidiaries to:

(a) enter into any transaction of merger or consolidation except (i) any wholly-owned Subsidiary of any Borrower may be merged or consolidated with or into any Borrower (provided that such Borrower is the surviving entity) or any Credit Party (provided that any such Credit Party is the surviving entity), (ii) any Credit Party (other than Holdings) may be merged with or into any other Credit Party (other than Holdings and provided that, in the case of any merger involving the Borrower Representative, the Borrower Representative is the surviving entity) and (iii) any Subsidiary may be merged or consolidated with or into any Credit Party or any Subsidiary or other Person (provided that (A) in the case of such transaction involving any Borrower, such Borrower is the surviving entity, (B) in the case of any such transaction involving any Credit Party, either such Credit Party is the surviving entity or such transaction shall be treated as an Investment and shall comply with Section 3.3 and (C) in the case of any transaction involving a Subsidiary that is neither a Borrower nor a Credit Party, such Subsidiary shall be the surviving entity or such transaction shall be treated as an Investment and shall comply with Section 3.3; it being agreed and understood that, after the Closing Date, upon prior written notice to Agent, (x) any of GP II, SCI, FVC Intermediate and/or FVC may merge or consolidate with and into one another (provided that with respect to any merger or consolidation involving FVC, FVC shall be the surviving entity), and (y) FVC Houston may merge or consolidate with FVC (provided that FVC shall be the surviving entity); or

(b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or change its organizational form, unless, solely with respect to any liquidation, winding-up or dissolution of any Subsidiary of the Borrower Representative, (i) the Borrower Representative determines in good faith that such liquidation, dissolution or change in organizational form is in the best interests of the Credit Parties and their Subsidiaries, taken as a whole, and is not materially disadvantage to the Lenders and, in the case of any liquidation or dissolution of any Subsidiary of the Borrower Representative, either the Borrower Representative or a Subsidiary receives any assets of such dissolved or liquidate Subsidiary (provided that in the case of a dissolution or liquidation of a Credit Party that results in the distribution of assets to a Subsidiary that is not a Credit Party, such distribution of assets shall be treated as an Investment and shall comply with Section 3.3 and provided further that in the case of a dissolution or liquidation of a Borrower that is a Subsidiary of the Borrower Representative, the Person receiving the assets of such dissolved or liquidated Subsidiary is a Credit Party, and (ii) the transaction shall comply with the terms and provisions of this Agreement (including Section 2.7); it being agreed and understood that, after the Closing Date, upon prior written notice to Agent, (x) any of GP II, SCI, FVC Intermediate and/or FVC may merge or consolidate with and into one another (provided that with respect to any merger or consolidation involving FVC, FVC shall be the surviving entity), and (y) FVC Houston may merge or consolidate with FVC (provided that FVC shall be the surviving entity).

3.7 Disposal of Assets or Subsidiary Stock. The Credit Parties shall not and shall not cause or permit their Subsidiaries to convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for:

(a) (i) sales of inventory by the Borrowers and their Subsidiaries to customers in the ordinary course of business (including on an intercompany basis) and (ii) dispositions of surplus, obsolete, used or worn-out equipment or other assets no longer used or useful in the business or otherwise economically impracticable to maintain;

(b) Asset Dispositions by (i) a Credit Party to another Credit Party (other than Holdings), (ii) a Subsidiary of Holdings that is not a Credit Party to any Credit Party (other than Holdings) and (ii) a Subsidiary of Holdings (other than a Borrower) to another Subsidiary of Holdings (provided that any such Asset Disposition by a Credit Party to a Subsidiary that is not a Credit Party shall be (A) for fair market value, in an amount not to exceed $750,000 in the aggregate during the term of this Agreement and at least 85% of the consideration for such Asset Disposition consists of cash or Cash Equivalents at the time of such Asset Disposition or (B) treated as an Investment and otherwise made in compliance with Section 3.3;

(c) (i) the sale or issuance by a Subsidiary of a Credit Party of such Subsidiary’s Stock to such Credit Party so long as such Stock (to the extent constituting Collateral and required to be pledged) is pledged to Agent as Collateral pursuant to and in accordance with this Agreement and the other Loan Documents and (ii) the sale or issuance by a Subsidiary of a Credit Party of such Subsidiary’s Stock to another Subsidiary so long as (A) such transaction is treated as an Investment and otherwise made in compliance with Section 3.3 and (B) such Stock (to the extent constituting Collateral and required to be pledged) is pledged to Agent as Collateral pursuant to and in accordance with this Agreement and the other Loan Documents;

(d) the disposition of cash or Cash Equivalents (or other assets that were Cash Equivalents when the original Investment was made) in the ordinary course of business;

(e) to the extent constituting dispositions, the making of Investments and Restricted Payments and the consummation of any fundamental change as described in Section 3.6, in each case, otherwise expressly permitted hereunder;

(f) the discount or write-off of accounts receivable or the sale of any such accounts receivable for the purposes of collection or compromise thereof, in each case, in the ordinary course of business;

(g) (i) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business (including any licenses or sublicenses of Intellectual Property) not interfering in any material respect with the business of the Credit Parties or any of their

Subsidiaries, (ii) the leasing or subleasing of real property and the termination of leases, in each case, in the ordinary course of business, (iii) the expiration of any option agreement in respect of real or personal property, (iv) the surrender or wavier of any contractual rights or the settlement, release or surrender of contractual rights or litigation claims in the ordinary course of business and (v) the disposition, abandonment, cancellation or lapse of Intellectual Property which, in the reasonable good faith determination of the Borrower Representative, are not material to the operation of its business or are no longer economically practical to maintain in light of its use;

(h) Casualty Events to the extent the Net Proceeds thereof are applied to the Obligations or reinvested in the business of the Credit Parties in accordance with this Agreement;

(i) Asset Dispositions by Borrowers and their Subsidiaries (excluding sales of Accounts and Stock of any Credit Party) if all of the following conditions are met: (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $750,000; (ii) the consideration received is at least equal to the fair market value of such assets (as determined in good faith by the Borrower Representative); (iii) at least 75% of the consideration received is cash; and (iv) the Net Proceeds of such Asset Disposition are applied as required by Section 1.5(d)(i);

(j) dispositions or similar transfers of assets to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant disposition or transfer are promptly applied to the purchase of such replacement property;

(k) dispositions of Investments in joint ventures or non-wholly-owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar party set forth in the joint venture arrangement or similar binding arrangement;

(l) (i) the disposition or sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter and (ii) the disposition or sale of motor vehicles for fair market value (as reasonably determined by the Borrower Representative) so long as the proceeds from such disposition or sale are reinvested in other motor vehicles to be used in the operations of the Credit Parties; and

(m) exchanges or swaps of Real Estate, including transactions covered by Section 1031 of the IRC (or any comparable provision in any foreign jurisdiction), so long as the exchange is made for fair value (as reasonably determined by the Borrower Representative) for like Real Estate (provided that (A) the Credit Parties shall comply with the provisions of Section 2.7(c) and (b) the transaction was otherwise made in accordance with this Agreement.

3.8 Transactions with Affiliates. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except:

(a) transactions described on Schedule 3.8(a) and any amendment, modification, renewal or extension thereto to the extent such amendment, modification, renewal or extension, taken as a whole, is not (i) adverse to the Lenders or any Credit Party in any material respect or (ii) more disadvantageous to the Lenders or any Credit Party than the relevant transaction in existence on the Closing Date in any material respect;

(b) transactions in the ordinary course of business and upon fair and reasonable terms that are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and that, to the extent such transaction involves payments in excess of $100,000 in a Fiscal Year, have been fully disclosed to Agent;

(c) (i) payment of reasonable compensation (including bonuses and other similar payments) to current or former officers, members of management and employees for services actually rendered to any such Credit Party or any of its Subsidiaries and (ii) payment of reasonable out-of-pocket costs and expenses to and indemnities provided on behalf of current or former officers, employees or members of management of the Credit Parties and their Subsidiaries in the ordinary course of business and to the extent attributable to the operations of the Credit Parties and their Subsidiaries;

(d) Payment of independent director’s fees, costs and expenses not to exceed $250,000 in the aggregate for any Fiscal Year of Credit Parties;

(e) [reserved];

(f) any transaction between or among the Credit Parties and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent expressly permitted or not restricted by this Agreement;

(g) any loan or advance or other similar transaction expressly permitted by Section 3.1 and the agreements pursuant to which such loan or advance or other similar transaction are required to be made;

(h) Investments and Restricted Payments expressly permitted in Sections 3.3 and 3.5 and the agreements pursuant to which such Investments and/or Restricted Payments are required to be made; and

(i) reimbursement of employee travel and lodging costs incurred in the ordinary course of business.

3.9 Conduct of Business. Holdings shall not engage in any business activity other than (a) its ownership of the Stock of its Subsidiaries (other than de minimis assets relating to such ownership and administrative and other similar activities incidental thereto), (b) customary administrative, accounting, treasury and other corporate overhead matters on behalf of the Borrowers and their Subsidiaries, including preparing reports and other deliverables for governmental or regulatory authorities, providing indemnification for its current or former officers, directors or members of management and complying with all applicable Requirements of Law, (c) its performance of the Loan Documents and the Related Transaction Documents, (d) issuing its own Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Stock, in each case, solely to the extent not prohibited hereunder), (e) holding equity holder meetings and (f) performing its obligations under the Management Services Agreement. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any material line of business other than the businesses engaged in by the Borrower Representative and its Subsidiaries on the Closing Date and similar, complimentary, ancillary, incidental or related businesses thereto.

3.10 Changes Relating to Certain Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of any of governing agreements for any Subordinated Debt except as permitted by the terms of the applicable Subordination Agreement.

3.11 Fiscal Year. No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective Fiscal Years; provided, the Credit Parties may change their respective Fiscal Years so long as (a) such change is being made in connection with a corresponding change to the Fiscal Year of Parent, and (b) each Credit Party and Agent shall promptly, in good faith, implement any necessary or reasonably advisable changes to this Agreement or any other Loan Document to as a result of such change.

3.12 Hazardous Materials. The Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities, in each case, that could not reasonably be expected to have a Material Adverse Effect.

3.13 ERISA. The Credit Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to result in a Lien or otherwise have a Material Adverse Effect.

3.14 Use of Loan Proceeds. The Credit Parties shall not use proceeds of any Loans provided by Lenders for any of the following purposes:

(a) provision of money to a Person who has been convicted of a criminal offense, or held liable in a civil proceeding, that negatively reflects on the Person’s business integrity, based on a finding of embezzlement, theft, forgery, bribery, falsification or destruction of records, receiving stolen property, or violation of state or federal antitrust statutes. As used in this Section, if a Person is a business entity, such Person includes Subsidiaries, Affiliates, and managerial employees of such Person, and any Person who, directly or indirectly, holds a pecuniary interest in that business entity of twenty percent (20%) or more;

(b) provision of money that would contribute to the violation of internationally recognized workers’ rights, as defined in Section 507(4) of the Trade Act of 1974, 19 USC 2467(4), of workers in a country other than the United States, including any designated zone or area in that country;

(c) “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System; or

(d) provision of money to a corporation or an Affiliate of the corporation who is incorporated in a tax haven country after September 11, 2001, while maintaining the United States as the principal market for the public trading of the corporation’s stock. As used in this

Section, “tax haven country” includes a country with tax laws that facilitate avoidance by a corporation or an Affiliate of the corporation of United States tax obligations, including Barbados, Bermuda, British Virgin Islands, Cayman Islands, Commonwealth of the Bahamas, Cyprus, Gibraltar, Isle of Man, the principality of Liechtenstein, the principality of Monaco, and the Republic of the Seychelles.

3.15 OFAC and Patriot Act. No Credit Party shall and no Credit Party shall permit any of its Subsidiaries to fail to comply in all material respects with the laws, regulations and executive orders referenced in Section 5.19 hereof.

3.16 Sale-Leasebacks. The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

3.17 Changes to Governing Documents; Closing Date Acquisition Documents; Management Agreement. The Credit Parties shall not and shall not cause or permit any of their Subsidiaries (i) to change or amend the terms of the Governing Documents in any manner that is materially adverse to the rights or interests of Agent and the Lenders or would cause such Credit Party or such Subsidiary to violate the separateness covenant set forth in Section 2.13, (ii) to waive, amend, supplement or otherwise modify in a manner material and adverse to the Lenders the Closing Date Acquisition Agreement (without the consent of Agent (such consent not to be unreasonably withheld, delayed or conditioned)), or (iii) to change or amend the terms of the Management Services Agreement in any manner that is materially adverse to Agent, the Lenders or the Credit Parties.

SECTION 4.

FINANCIAL COVENANTS/REPORTING

The Credit Parties covenant and agree that from and after the date hereof until the Termination Date, the Credit Parties shall perform and comply with, and shall cause each of the other Credit Parties and their Subsidiaries to perform and comply with, all covenants in this Section 4 applicable to such Person.

4.1 Minimum Fixed Charge Coverage Ratio. Holdings and its Subsidiaries shall have, on a consolidated basis at the end of each Fiscal Quarter, commencing on December 31, 2016, a Fixed Charge Coverage Ratio for the twelve (12) month period ending on such date, of not less than the following:

Period	Fixed Charge Coverage Ratio
December 31, 2016 through June 30, 2019	1.00 to 1.00
September 30, 2019 through December 31, 2020	1.05 to 1.00
March 31, 2021 through June 30, 2022, and each twelve (12) month period ending thereafter	1.10 to 1.00

4.2 Maximum Total Net Leverage Ratio. Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Total Net Leverage Ratio as of the last day of such Fiscal Quarter, of not more than the following:

Period	Leverage Ratio
December 31, 2016	7.00 to 1.00
March 31, 2017	6.75 to 1.00
June 30, 2017	6.50 to 1.00
September 30, 2017	6.50 to 1.00
December 31, 2017	6.25 to 1.00
March 31, 2018	6.25 to 1.00
June 30, 2018	6.00 to 1.00
September 30, 2018	6.00 to 1.00
December 31, 2018	5.75 to 1.00
March 31, 2019	5.75 to 1.00
June 30, 2019	5.50 to 1.00
September 30, 2019	5.50 to 1.00
December 31, 2019	5.25 to 1.00
March 31, 2020	5.25 to 1.00
June 30, 2020	5.25 to 1.00
September 30, 2020	5.25 to 1.00
December 31, 2020	5.00 to 1.00
March 31, 2021	5.00 to 1.00
June 30, 2021	5.00 to 1.00
September 30, 2021	5.00 to 1.00
December 31, 2021	5.00 to 1.00
March 31, 2022	5.00 to 1.00
June 30, 2022, and the last day of each Fiscal Quarter thereafter	5.00 to 1.00

4.3 [Reserved].

4.4 Financial Statements and Other Reports. Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting to permit the preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures and may be subject to normal year-end adjustments). Borrower Representative will deliver each of the Financial Statements and other reports described below to Agent (who will distribute to the Lenders).

(a) Unaudited Financials. Within (i) thirty (30) days after the end of each of the first two months of each Fiscal Quarter (or forty-five (45) days in the case of the months of October and November 2016), Borrower Representative will deliver (1) the consolidated balance sheets of Holdings and its Subsidiaries, as at the end of such month, and the related consolidated statements of income, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such month, and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.4(f) and (ii) forty-five (45) days after the end of each Fiscal Quarter (or sixty (60) days in the case of the first two Fiscal Quarters ending following the Closing Date) (including the last Fiscal Quarter of

Holdings’ Fiscal Year), Borrower Representative will deliver (1) the consolidated balance sheets of Holdings and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Quarter, (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.4(f).

(b) Year-End Financials. Within ninety (90) days after the end of each Fiscal Year of Holdings, Borrower Representative will deliver (1) the consolidated balance sheets of Holdings and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, and (2) a report with respect to the consolidated Financial Statements from a nationally recognized firm of certified public accountants in good standing selected by Holdings, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 “Reports on Audited Financial Statements” and such report shall be unqualified as to scope, going concern and consistent application of accounting principles and exclude any qualifications with respect to going concern (except for any qualification with respect to Obligations being considered current debt in their last year of maturity).

(c) Accountants’ Reports. Promptly upon receipt thereof, Borrower Representative will deliver copies of all final copies of significant reports submitted by Holdings’ firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Holdings or its Subsidiaries made by such accountants, including any final comment letter submitted by such accountants to management in connection with their services.

(d) Management Report. Together with each delivery of Financial Statements of Holdings and its Subsidiaries pursuant to Sections 4.4(a)(i) and 4.4(a)(ii), Borrower Representative will deliver a management report, in reasonable detail, (1) describing the operations and financial condition of Holdings and its Subsidiaries for the quarter then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations.

(e) Appraisals. From time to time, at Borrowers’ expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of a Default or an Event of Default not more than once during each calendar year, Agent may obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the Real Estate and personal property owned by any of the Credit Parties.

(f) Projections and Operating Plan. Within thirty (30) days following the end of each of Holdings’ Fiscal Years, Borrower Representative will deliver (a) Projections of Holdings and its Subsidiaries for the forthcoming Fiscal Year, month by month and (b) a board approved budget for Holdings and its Subsidiaries for the forthcoming Fiscal Year.

(g) SEC Filings and Press Releases. Promptly upon their becoming available, Borrower Representative will deliver copies of (1) all Financial Statements, reports, notices and proxy statements made publicly available by Holdings or any of its Subsidiaries to their Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, which shall then satisfy all of the reporting obligations specified in Sections 4.4(a), 4.4(b), 4.4(c) and 4.4(d) above and (2) all press releases and other statements made available by Holdings or any of its Subsidiaries to the public concerning developments in the business of any such Person. It being understood that if this Section 4.4(g) is applicable, all such documents may be delivered electronically and shall be deemed to have been delivered on the date on which the Borrower Representative (or any direct or indirect parent thereof) posts such documents, or provides a link thereto, on the Borrower Representative’s website.

(h) Events of Default, Etc. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of any of the following events or conditions, Borrower Representative shall deliver copies of all written notices given or received by Holdings or any of its Subsidiaries with respect to any such event or condition and a certificate of a Responsible Officer specifying the nature and period of existence of such event or condition and what action Holdings or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any Event of Default or Default; or (2) any event or condition that would reasonably be expected to result in any Material Adverse Effect.

(i) Litigation. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or threatened in writing against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower Representative to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case of clause (1) and (2), would reasonably be expected to have a Material Adverse Effect, Borrower Representative will promptly give written notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

(j) Notice of Corporate and other Changes. Borrower Representative shall provide prompt written notice of (1) any material amendment or other modification to the Governing Documents of any Credit Party, (2) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, organizational form, legal name, capital structures or Subsidiaries, as applicable, and (3) any change in a Credit Party’s organizational form, legal name, jurisdiction of organization or formation or Fiscal Year. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(k) Other Information. With reasonable promptness, Borrower Representative will deliver such other financial information and pertinent data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by Agent (or any Lender through Agent).

(l) Acquisition Documents. Promptly upon (and in any event within ten (10) Business Days after) receipt thereof, the Borrower Representative shall deliver to Agent copies of all notices of material purchase price adjustments, indemnity claims or other material notices received by any Credit Party in connection with (or pursuant to) any of the Acquisition Documents.

(m) Compliance and Excess Cash Flow Certificate. Together with each delivery of Financial Statements of Holdings and its Subsidiaries pursuant to Sections 4.4(a)(ii) and 4.4(b), Borrower Representative will deliver a fully and properly completed Compliance and Excess Cash Flow Certificate (in substantially the same form as Annex F) (the “Compliance and Excess Cash Flow Certificate”) signed by Borrower Representative’s chief executive officer, chief financial officer, treasurer or controller (it being understood that the Excess Cash Flow calculation on such Compliance and Excess Cash Flow Certificate shall only be required in connection with the delivery of Financial Statements pursuant to Section 4.4(b)).

(n) Taxes. Borrower Representative shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any Credit Party or any of its Subsidiaries in connection with any IRS or other Governmental Authority audit or investigation, in each case, in respect of taxes or other liabilities (except for the filing by or on behalf of any Credit Party of any voluntary disclosure agreement or similar document, and any related filings, during the period ending on the first anniversary of the Closing Date, with respect to sales and use taxes attributable to any taxable period ending on or before the Closing Date) in excess of $1,500,000 or which could reasonably be expected to have a Material Adverse Effect and (ii) any agreement by any Credit Party or any of its Subsidiaries or request directed to any Credit Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

(o) [Reserved].

(p) ERISA. Within ten (10) days after any Credit Party or any ERISA Affiliate knows of the occurrence of any of the following, Borrower Representative shall provide written notice thereof: (i) an ERISA Event which could result in material liability to any Credit Party, (ii) that any Credit Party or ERISA Affiliate has filed or anticipates filing any request for a receipt of a minimum funding waiver under Section 412 of the IRC, (iii) any Multiemployer Plan has notified any Credit Party or ERISA Affiliate that it is or is expected to be in critical or endangered status under Title IV of ERISA, or (iii) that any Title IV Plan is or is expected to be in at-risk status under Title IV of ERISA, setting forth the full details as to such occurrence and the action, if any, that, such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Credit Party, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan, or Multiemployer Plan or participant and any notices received by such Credit Party or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan, Multiemployer Plan or Plan participant with respect thereto.

(q) Borrower Representative shall provide prompt written notice of any change in the business relationship with respect to any material supplier to the Credit Parties and their Subsidiaries.

(r) At such time any Credit Party or any Subsidiary enters into a supplier agreement or other similar agreement or arrangement with Parent, Borrower Representative shall provide prompt written notice thereof and shall promptly provide to Agent a copy of the executed agreement.

4.5 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to Section 4.4 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided if an Accounting Change occurs that shall affect financial covenants, standards or terms in this Agreement, the Borrower Representative and Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made; provided further that until such time as such an amendment shall have been executed and delivered by the Borrower Representative and Agent, Credit Parties shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Section 4 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or other Financial Account Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in this Section 4 or otherwise shall be deemed to have occurred as of the last day of any specified measurement period regardless of when the Financial Statements or the related Compliance and Excess Cash Flow Certificate reflecting such breach are delivered to Agent.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Document and to make Loans hereunder and the L/C Issuer to issue Lender Letters of Credit and Letter of Credit Participation Agreements, Borrowers and the other Credit Parties executing this Agreement, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements before and, after giving effect to the Related Transactions, are true, correct and complete:

5.1 Disclosure. As of the Closing Date, no representation or warranty of (i) any Credit Party contained in this Agreement, the Financial Statements referred to in Section 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transaction Documents, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made; provided, that (a) with respect to financial estimates, projected financial information, forecasts and other forward-looking information, each Credit Party represents and warrants only that such information, when taken as a whole, was prepared in good faith based upon assumptions that are reasonable at the time of preparation and at the time such financial estimates, projected financial information, forecasts and other forward looking information are made available to Agent or Lenders; it being understood that (i) such projections are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and (b) no representation or warranty is made with respect to information of a general economic or general industry nature.

5.2 No Material Adverse Effect; No Default. Since June 24, 2016, no Material Adverse Effect has occurred. No Default or Event of Default has occurred and is continuing.

5.3 No Conflict. The consummation of the Related Transactions does not and will not (i) violate or conflict with any laws, rules, regulations or orders of any Governmental Authority applicable to any Credit Party or (ii) violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under (x) any Contractual Obligation of Borrowers or any Credit Party or any of their respective Subsidiaries or (y) any Governing Documents of any Credit Party or any of their respective Subsidiaries, except if, in the case of clauses (i) and (ii)(x), such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.4 Organization, Powers, Capitalization and Good Standing.

(a) Organization and Powers. Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 5.4(a). Each of the Credit Parties and each of their Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted, to enter into and perform each Related Transactions Document to which it is a party and to incur the Obligations, to grant liens and security interests in the Collateral and to carry out the Related Transactions.

(b) Capitalization. As of the Closing Date: (i) the authorized Stock of Holdings and each of the Credit Parties and each of their Subsidiaries is as set forth on Schedule 5.4(b); (ii) the identity of the holders of the Stock of Holdings and each of the Credit Parties and each of their Subsidiaries and the percentage of their fully-diluted ownership of the Stock of Holdings and each of the Credit Parties and each of their Subsidiaries is set forth on Schedule 5.4(b); and (iii) no Stock of Holdings or any Credit Party or any of their Subsidiaries, other than those described above, are issued and outstanding. As of the Closing Date, all issued and outstanding Stock of Holdings and each of the Credit Parties and each of their Subsidiaries (x) is duly authorized and validly issued, fully paid and nonassessable, (y) is free and clear of all Liens other than those created under the Collateral Documents in favor of Agent for the benefit of Agent and Lenders and Permitted Encumbrances that have priority by operation of law and (z) was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Holdings or any Credit Party or any of their Subsidiaries of any Stock of any such entity.

(c) Binding Obligation. This Agreement and the other Related Transactions Documents are the legally valid and binding obligations of the applicable Credit Parties party thereto, each enforceable against each such Credit Party party thereto, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity.

5.5 Financial Statements and Projections. All Financial Statements concerning the Closing Date Targets and their Subsidiaries, as well as the Credit Parties, which have been furnished to Agent pursuant to this Agreement, if any, including those listed below, have been prepared in accordance with GAAP consistently applied (except as disclosed therein) and do present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments:

(a) the audited consolidated balance sheets and the related statements of income, changes in equity and cash flows of the Closing Date Targets for June 24, 2016; and

(b) the unaudited consolidated balance sheets and the related statements of income, changes in equity and cash flows of Closing Date Targets for August 31, 2016.

The Projections delivered on or prior to the Closing Date or the Closing Date, as applicable, and the updated Projections delivered pursuant to Section 4.4(f) have been prepared by Holdings and Borrowers based upon estimates and assumptions that Holdings and Borrowers believe to be reasonable and fair at the time made in light of current conditions and facts know to Holdings and Borrowers and, as of the date made, represent the good faith estimate of Holdings, Borrowers and their senior management of the future financial performance of their business and the business of their Subsidiaries on a consolidated basis (it being acknowledged and agreed by Agent and Lenders that projections as to future events are subject to uncertainties and contingencies, many of which are beyond the control of the Credit Parties, not to be viewed as facts, that no assurance can be given that such Projections will actually be realized and that the actual results during the period or periods covered by such projections may differ from the projected results by a material amount).

5.6 Intellectual Property. Each of the Credit Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the condition (financial or other), business or operations of such Credit Party and its Subsidiaries, except where the failure to own, be licensed to use or otherwise have the right to use would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all Intellectual Property registered to one or more of the Credit Parties and their Subsidiaries is identified on Schedule 5.6. All Intellectual Property owned or licensed by the Credit Parties is (a) fully protected, except where the failure to protect such Intellectual Property would not reasonably be expected to have a Material Adverse Effect, and (b) in the case of registered Intellectual Property set forth on Schedule 5.6, duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as disclosed in Schedule 5.6, as of the Closing Date, the use of such Intellectual Property by the Credit Parties and their Subsidiaries and the conduct of their businesses (i) to the knowledge of any Credit Party or any Subsidiary of any Credit Party does not, and (ii) has not been alleged in writing by any Person to infringe on the rights of any Person.

5.7 Investigations, Audits, Etc. Except as set forth on Schedule 5.7, no Credit Party or any of their Subsidiaries is, to the knowledge of any Credit Party or such Subsidiaries, the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

5.8 Employee Matters. (a) No Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) to the best knowledge of any Credit Party or any Subsidiary of any Credit Party, no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters. Except as set forth on Schedule 5.8, no Credit Party nor any of its Subsidiaries is party to an employment contract.

5.9 Solvency. The Credit Parties and their Subsidiaries, taken as a whole, are, on the Closing Date, Solvent.

5.10 Litigation; Adverse Facts. There are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or any of its Subsidiaries, nor is there any Litigation pending or, to the knowledge of any Credit Party, threatened against any Credit Party or any of its Subsidiaries, in either case, which could reasonably be expected to result in any Material Adverse Effect.

5.11 Use of Proceeds; Margin Regulations.

(a) No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.

(b) Borrowers shall utilize the proceeds of the Loans solely for the financing of the Closing Date Acquisition and the Refinancing (and to pay any related transaction expenses), for the financing of Borrowers’ ordinary working capital needs, for the financing of a portion of Permitted Acquisitions and to pay related fees, costs, and expenses not prohibited by this Agreement. Schedule 5.11 contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including Loans to be made on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

(c) None of Holdings, any Borrower or any of its Subsidiaries is (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a “holding company” as defined in, or subject to regulation under, any public utility holding company act adopted in any State.

(d) No part of the proceeds of any Loan will be used, directly or indirectly, for any improper payments, including bribes, to any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. Each of the Credit Parties has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each such Credit Party and its Affiliates is and will continue to be in compliance with all applicable current and future anti-corruption laws or regulations in the U.S. and any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

5.12 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 5.12 constitutes all of the real property owned, leased, subleased, or used by any Credit Party or any of its Subsidiaries. As of the Closing Date, each of the Credit Parties and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate. Schedule 5.12 further describes any Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing Date. As of the Closing Date, each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances. As of the Closing Date, Schedule 5.12 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.

5.13 Environmental Matters.

(a) Except as set forth in Schedule 5.13, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to result in a Material Adverse Effect; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate that could reasonably be expected to result in a Material Adverse Effect; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in a Material Adverse Effect; (iv) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing except as otherwise could not reasonably be expected to result in a Material Adverse Effect; (v) no Credit Party and no Subsidiary of a Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected to result in a Material Adverse Effect, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $100,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party; (vii) no notice has been received by any Credit Party or any Subsidiary of a Credit Party identifying any of them as a “potentially responsible party” under CERCLA or analogous state statutes or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes, in each case, that would reasonably be expected to have a Material Adverse Effect; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits prepared within the last three years, in each case in possession of the Credit Parties relating to any of the Credit Parties or their Subsidiaries.

(b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries, and (ii) does not have the capacity through the provisions of the Loan Documents to control any Credit Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

5.14 Employee Benefits.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect or except with respect to Multiemployer Plans, (i) each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC or a Credit Party is entitled to rely on a prototype opinion letter that the form of the plan meets the requirements under Section 401 of the IRC, and nothing has occurred that would reasonably be expected to cause the loss of such qualification, (ii) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, and (iii) no “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC in connection with any Plan has occurred, that would subject any Credit Party to tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in Schedule 5.14 or as otherwise would not reasonably be expected to result in a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) there are no pending, or to the knowledge of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan;

(c) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (ii) no Credit Party has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of each Foreign Pension Plans’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

5.15 Brokers. Except as disclosed in Schedule 5.15, no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.16 Deposit and Disbursement Accounts. Schedule 5.16 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including the Disbursement Account, and Schedule 5.16 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, the complete account number therefore and listing of any lockboxes maintained through any financial institutions for processing payments by account debtors and other proceeds of Collateral.

5.17 Closing Date Acquisition Documents. As of the Closing Date, GP II has delivered to Agent a complete and correct copy of the Closing Date Acquisition Documents (including all schedules, exhibits, amendments, supplements, modifications and assignments). No Credit Party and no other Person party thereto is in default in the performance or compliance with any provisions thereof. Each such Closing Date Acquisition Document complies with, and the Closing Date Acquisition has been consummated in accordance with, all applicable laws. Each such Closing Date Acquisition Document is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over any seller party to such Closing Date Acquisition Documents, any Closing Date Target, any Credit Party and other Persons referenced therein, with respect to the transactions contemplated by such Closing Date Acquisition Documents, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by such Closing Date Acquisition Documents or to the conduct by any Closing Date Target or an Credit Party of its business thereafter. To the best of GP II’s knowledge, no representations or warranties of any seller party to any such Closing Date Acquisition Document contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.

5.18 Insurance. Schedule 5.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

5.19 Anti-Terrorism Law.

(a) Compliance with Law. No Credit Party and, to the knowledge of the Credit Parties, none of its Affiliates, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) Prohibited Lists. No Credit Party and to the knowledge of the Credit Parties, no Affiliate or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order; or

(iv) a person that is named as a “specialty designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Relationships. No Credit Party and, to the knowledge of the Credit Parties, no other agent of any Credit Party acting in any capacity in connection with the Loans, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.20 Compliance with Laws. Each Credit Party is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority other than those laws, rules, regulations and orders the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.21 Taxes and Tax Returns. Except as disclosed on Schedule 5.21, (i) all federal and material state, local and foreign tax returns required to be filed (or appropriate extensions have been timely requested) by the Credit Parties have been timely and properly filed and (ii) all taxes for which a notice of assessment or collection has been received (other than amounts being diligently contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP), have been paid except for any such filings, payments or accruals which would not have individually, or in the aggregate, a Material Adverse Effect. No Governmental Authority has asserted any claim for taxes, or to any Credit Party’s knowledge, has threatened to assert any claim for taxes that would in either case, if paid by a Credit Party, have a Material Adverse Effect. All taxes required by law to be withheld or collected and remitted (including income, tax, unemployment insurance and workman’s compensation premiums) with respect to the Credit Parties have been timely withheld or collected and timely paid to the appropriate Governmental Authorities, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect.

5.22 Compliance with Food Laws. All products produced by the Credit Parties since January 1, 2008 have been produced in material compliance with all Food Laws and to the knowledge of the Credit Parties, all products produced by the Credit Parties on or prior to January 1, 2008 have been produced in material compliance with all Food Laws. No such product produced since January 1, 2008 have been adulterated or misbranded in any material respect within the meaning of the Food Laws and, to the knowledge of the Credit Parties, no such product produced on or prior January 1, 2008 has been adulterated or misbranded in any material respect within the meaning of the Food Laws.

5.23 Separateness. The Credit Parties and their Subsidiaries are not treated, in any respect, as “unrestricted subsidiaries” under and are otherwise not subject to or obligated in respect of (or required to be subject to or obligated in respect of) any representations, warranties, covenants, (including, without limitation, any requirement to guaranty any obligations or grant any Liens or any other security interest in favor of any creditor), events of default or any other terms or conditions or provisions of Loan, note, credit documents, indentures, purchase agreements or similar arrangements involving Parent or any of its Affiliates (other than the Credit Parties).

SECTION 6.

DEFAULT, RIGHTS AND REMEDIES

6.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a) Payment. Failure to pay (i) when due, any principal of, or premium in respect of, any Loan, including at maturity of the Loans, or to pay any Letter of Credit Participation Liability when due, or (ii) within three (3) days after the same shall become due, interest on any Loan, any Fee or any other amount under this Agreement or any of the other Loan Documents; or

(b) Default in Other Agreements. (1) Any Credit Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on any Indebtedness having an aggregate principal amount in excess of $750,000 (other than the Loans) or Contingent Obligations having an aggregate maximum amount in excess of $750,000 or (2) any breach by or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such failure, breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an aggregate principal amount in excess of $750,000 to become or be declared due prior to their stated maturity; or

(c) Breach of Certain Provisions. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.2, Section 2.10, Section 2.12, Section 2.13, Section 3, Section 4.1 (provided that an Event of Default thereunder is subject to cure pursuant to Section 6.7), Section 4.2 (provided that an Event of Default thereunder is subject to cure pursuant to Section 6.7) or Section 4.4(a), (b), (d), (h) or (m) (the aforementioned provisions of Section 4.4 being referred to herein as the “Financial Delivery Covenants”); or

(d) Breach of Warranty. Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

(e) Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower Representative of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of any Responsible Officer of any Borrower or any other Credit Party of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to any Credit Party or any of their Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law within sixty (60) days of its entry; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Credit Party or any of their Subsidiaries (other than Immaterial Subsidiaries), under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of their Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Credit Party or any of their Subsidiaries (other than Immaterial Subsidiaries), for all or a substantial part of its property; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) any Credit Party or any of their Subsidiaries (other than Immaterial Subsidiaries) commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party or any of their Subsidiaries (other than Immaterial Subsidiaries) makes any assignment for the benefit of creditors; or (3) the Board of Directors (or equivalent) of any Credit Party or any of their Subsidiaries (other than Immaterial Subsidiaries) adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

(h) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving (1) an amount in any individual case in excess of $1,500,000 or (2) an amount in the aggregate for all judgments, writs, warrants and similar processes at any time in excess of $1,500,000 (in either case to the extent not adequately covered by third-party insurance or a binding indemnification agreement) is entered or filed against one or more of the Credit Parties or any of their Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(i) Dissolution. Any order, judgment or decree is entered against any Credit Party or any of their Subsidiaries decreeing the dissolution or split up of such Credit Party or Subsidiary and such order remains undischarged or unstayed for a period in excess of ten (10) Business Days; or

(j) Solvency. Any Credit Party or any of their Subsidiaries ceases to be Solvent, fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

(k) Invalidity of Loan Documents. Any of this Agreement, any material Guarantee or any material Collateral Document for any reason, other than the occurrence of the Termination Date or a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date) under any Loan Documents to which it is party, or gives written notice to such effect; or

(l) Change of Control. A Change of Control occurs; or

(m) Employee Benefits. The occurrence of an ERISA Event, which either individually or in the aggregated results in or could result in the imposition of a Lien, or granting of a security interest and such Lien, security interest or liability for the ERISA Event either individually or in the aggregate has had, or could reasonably be expected to have a Material Adverse Effect; or

(n) Invalidity of Subordination Provisions. Any of the subordination provisions of any Subordination Agreement or provisions with respect to any Subordinated Debt, for any reason, other than the payment in full of such Subordinated Debt, as permitted hereunder or the Termination Date or a partial or full release in accordance with the terms thereof, ceases to be in full force and effect, the validity or enforceability of which is challenged or declared in writing by any Credit Party, Parent or any of their respective Affiliates to be null and void.

6.2 Suspension or Termination of Commitments. Upon the occurrence of any Default or Event of Default, Maranon Agent may, and, in any event, Agent shall at the request of Requisite Lenders, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Loans under the Revolving Loan Commitment and the L/C Issuer’s obligations to issue Lender Letters of Credit or Letter of Credit Participant Agreements; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Lenders or cured within any applicable grace or cure period, the Revolving Loan Commitment shall be reinstated.

6.3 Acceleration and other Remedies. Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), the Commitments shall be immediately terminated, the Obligation of the L/C Issuer to issue Lender Letters of Credit and Letter of Credit Participation Agreements shall be immediately terminated and all of the Obligations (including the Revolving Loans and the Term Loan) shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived (including for purposes of Section 10) by Borrowers. Upon the occurrence and during the continuance of any other Event of Default, Agent may and, in any event, Agent shall at the request of, the Requisite Lenders, by written notice to Borrower Representative (a) terminate the Commitments or reduce the aggregate amount of the Commitments from time to time, (b) declare all or any portion of the Loans then outstanding and all or any portion of the other Obligations accrued hereunder to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of Lenders to make Revolving Credit Advances and/or the obligations of the L/C Issuer and Agent to issue Lender Letters of Credit or Letter of Credit Participation Agreements, respectively, and/or (d) exercise any other remedies which may be available under the Loan Documents or applicable law.

6.4 Performance by Agent. If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein. In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

6.5 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, upon the occurrence and during the continuance of an Event of Default, (a) Borrowers irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrowers, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default and (b) payments (including the proceeds of any sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied as follows:

first, to all Fees, costs and expenses incurred by or owing to Agent, the L/C Issuer and any Lender with respect to this Agreement, the other Loan Documents or the Collateral;

second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

third, to the principal amount of the Obligations outstanding (including cash collateralization of Letter of Credit Participation Liability but excluding Obligations under any Qualified Rate Contract);

fourth, to the Obligations in respect of Qualified Rate Contracts; and

fifth, to any other obligations of Borrowers owing to Agent, the L/C Issuer or any Lender under the Loan Documents.

Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. No payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.

6.6 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing or this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason, then the Maranon Agent may, and, in any event, Agent shall at the request of Requisite Lenders, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 6.3 hereof) that, and the Borrowers shall thereupon shall provide, Letter of Credit Collateralization in respect of the aggregate Stated Amount as additional collateral security in respect of any outstanding Lender Letter of Credit and Letter of Credit Participation Agreement. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Obligations in respect of any Lender Letters of Credit or Letter of Credit Participation Agreements. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as Agent may, in its discretion, select.

6.7 Cure Right. For purposes of determining compliance with the financial covenants contained in Sections 4.1 or 4.2 above, purchased capital Stock of (or cash capital contributions to) Holdings not constituting Disqualified Stock, which shall be immediately contributed in cash to the Borrowers, in each case, after the last day of any Fiscal Quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter will, at the request of Holdings, be included in the calculation of EBITDA for purposes of determining compliance with such financial covenants for the applicable Fiscal Quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) with respect to any four Fiscal Quarter period, in the event the aggregate amount of all Specified Equity Contributions during the four Fiscal Quarter period ending as of the applicable date of measurement exceeds $3,000,000 (all such additional amounts above $3,000,000, “Excess Specified Equity Contributions”), one hundred percent (100%) of the Excess Specified Equity Contribution shall be promptly used by the Borrowers to prepay the Term Loans as set forth in Section 1.5(e)), (b) the amount of any Specified Equity Contribution shall not exceed the amount required to cause the Borrowers to be in compliance with such financial covenants, and (c) all Specified Equity Contributions will be used solely for curing the applicable financial covenants and will be disregarded for purposes of determining the availability of any baskets, pricing or step-downs with respect to other provisions contained in the Loan Documents; provided that such prepayment of Term Loans set forth in the foregoing subclause (a) shall be disregarded for purposes of calculating the financial covenants for the Fiscal Quarter for which such Specified Equity Contribution is made.

SECTION 7.

CONDITIONS TO LOANS

The obligations of Lenders to make Loans and the L/C Issuer or Agent to issue Lender Letters of Credit or Letter of Credit Participation Agreement are subject to satisfaction of all of the applicable conditions set forth below.

7.1 Conditions to Initial Loans. The obligations of Lenders to make the initial Loans and issue Lender Letters of Credit or Letter of Credit Participation Agreements on the Closing Date are subject to the following conditions precedent:

(a) (i) the representations and warranties by any Credit Party contained herein or in any other Loan Document shall be true and correct in all material respect, except to the extent such representation or warranty (x) is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty shall be true and correct in all respects, or (y) expressly relates to an earlier date in which case such representation or warranty shall be true and correct as of such earlier date, and (ii) all material information provided by or on behalf of Parent or Borrowers to Agent shall be true and correct in all material respects;

(b) both before and immediately after giving effect to the funding of the initial Loans hereunder and the consummation of the Related Transactions, no Default or Event of Default;

(c) the delivery of all documents listed on, the taking of all actions set forth on and all other conditions precedent listed in the Closing Checklist attached hereto as Annex C shall be satisfied, all in form and substance, or in a manner, satisfactory to Agent and Lenders;

(d) since June 24, 2016, there shall not have occurred any Material Adverse Effect;

(e) Borrowers shall have delivered (i) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Borrowers for August 31, 2016, and (ii) a pro forma consolidated balance sheet of the Borrowers as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding subclause (i) and pro forma Projections, in each case, adjusted to give effect to the Related Transactions, and the other transactions related thereto;

(f) Borrowers shall have delivered evidence to the reasonable satisfaction of Agent demonstrating that the Total Net Leverage Ratio calculated on a pro forma basis for the twelve month period ending August 31, 2016 (or such later date for which financials have been delivered pursuant to subclause (d)(i) above), shall not exceed 5.75 to 1.00;

(g) Borrowers shall have no less than $22,500,000 of EBITDA for the twelve month period ending August 31, 2016 (or such later date for which financials have been delivered pursuant to subclause (d)(i) above);

(h) the Closing Date Acquisition shall have been consummated (or concurrently with the funding of the initial Loans will be consummated) in accordance with the terms of the Closing Date Acquisition Agreement;

(i) (i) all governmental and third-party consents and approvals (including, if any, shareholder and director consents and approvals) necessary for the execution, delivery and performance of this Agreement or any other Loan Document and the consummation of the Related Transactions shall have been obtained and in full force and effect on the Closing Date, and (ii) all applicable waiting periods shall have expired without any action being taken by any Governmental Authority, and, in the reasonable judgment of Agent, no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon this Agreement, the other Loan Documents and the Related Transactions;

(j) there shall be no order, injunction or decree of any Governmental Authority restraining or prohibiting the financing transactions contemplated hereunder;

(k) Parent shall have made (or substantially concurrently with the funding of the initial Loans shall make) the Equity Contribution (which shall have been contributed on a dollar for dollar basis to the Borrowers);

(l) Agent shall have received evidence reasonably satisfactory to Agent that, upon funding of the initial Loans on the Closing Date, all Prior Lender Obligations (other than Prior Lender Obligations pursuant to any Indebtedness described in Schedule 3.1) shall be concurrently satisfied and discharged, all related loan documents with the Prior Lender shall be concurrently terminated, and all Liens (other than Permitted Encumbrances) securing the Prior Lender Obligations shall be concurrently released;

(m) the tax and organizational structure of Borrowers and each of their Subsidiaries on the Closing Date shall not be different in any material respect from that, if any, disclosed to Agent prior to the Closing Date; and

(n) Agent shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including a completed W-9 tax form for each Borrower.

7.2 Conditions to All Loans after the Closing Date. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance or other Loan and the L/C Issuer will not be required to issue (or cause to be issued) any Lender Letter of Credit or Letter of Credit Participation Agreement, in each case, after the Closing Date, if, as of the date thereof (each, a “Funding Date”):

(a) Agent shall not have received a Notice of Revolving Credit Advance;

(b) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date, except to the extent such representation or warranty (i) is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty is untrue or incorrect in any respect, or (ii) expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect as of such earlier date;

(c) any Default or Event of Default (excluding, for purposes of clarity, any Default or Event of Default waived in accordance with the terms and conditions hereof) has occurred and is continuing or would result after giving effect to any Advance or other Loan, or the incurrence of any Letter of Credit Participation Liability;

(d) after giving effect to any Advance or the issuance of any Lender Letter of Credit or Letter of Credit Participation Agreement, the outstanding amount of the Revolving Loans plus Letter of Credit Participation Liability would exceed the Maximum Amount; or

(e) after giving effect to any Advance or the issuance of any Lender Letter of Credit or Letter of Credit Participation Agreement, the Credit Parties are not able to comply with the covenants set forth in Sections 4.1 and 4.2.

The request and acceptance by Borrower Representative or any other Borrower of the proceeds of any Advance or other Loan or of any Lender Letter of Credit or Letter of Credit Participation Agreement shall be deemed to constitute, as of the applicable Funding Date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 7.2 have been satisfied and (ii) a reaffirmation by Credit Parties of the cross-guaranty provisions set forth in Section 10 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

SECTION 8. ASSIGNMENT AND PARTICIPATION

8.1 Assignment and Participations.

(a) Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (except with respect to any assignment by a Lender to another Lender or to an Affiliate or Related Fund of a Lender) (which consent shall not be unreasonably withheld, conditioned or delayed with respect to a Qualified Assignee) and the execution, and delivery to Agent, of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 8.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent) and such other “know-your-customer” information as reasonably requested by Agent in connection thereto; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) (except with respect to any assignment by a Lender to an Affiliate or Related Fund of such Lender) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $1,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $1,000,000; (iv) (except with respect to any assignment by a Lender to another Lender or to an Affiliate or Related Fund of a Lender) require the consent of the Borrower Representative (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall not be required in any event so long as an Event of Default shall have occurred and be continuing, and shall have been deemed to be received in the event the Borrower Representative has not provided any response within ten (10) Business Days of receipt of notice of such assignment) for an assignment to any Person other than a Qualified Assignee of the type described in clause (a) of the definition thereof; and (v) (except with respect to any assignment by a Lender to another Lender or to an Affiliate or Related Fund of a Lender) require a payment to Agent of an assignment fee of $3,500 (unless waived by Agent). Notwithstanding the above, Agent may, in its sole and absolute discretion, permit any assignment by a Lender to a Person or Persons that are not Qualified Assignees (other than a Credit Party or an Affiliate of a Credit Party (including, but not limited to, Parent and Parent’s Affiliates)), subject to Borrower Representative’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default has occurred and is continuing, and shall have been deemed to be received in the event the Borrower Representative has not provided any response within ten (10) Business Days of receipt of notice of such assignment). In the case of an assignment by a Lender under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof and the Loans and other interests assigned by it from and after the date of such assignment. Borrowers hereby acknowledge and agree that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender.” In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 8.1(a), (a) any Lender may at any time assign or pledge all or any portion of the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents, including to any Federal Reserve Bank, the United States Treasury or any lender or other financing source of such Lender as collateral security to secure obligations of such Lender, including any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to trustee for the benefit of its investors, (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment and (d) Agent may, in its sole discretion, (i) refuse to permit an assignment or sale of participation to a Person that would be a Non-Funding Lender, a holder of Subordinated Debt or an Affiliate of such a holder, or (ii) impose conditions or limitations (including limitations on voting) upon assignments or sale of participations to any such Persons; provided, that any payment in respect of such assigned Obligations (pursuant to the foregoing clauses (a), (b) or (c)) made by Borrowers to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrowers’ obligations hereunder in respect to such assigned Obligations to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.8, 1.9, 8.3 and 9.1, but subject to the requirements and limitations therein, including the requirements under Section 1.9(f) to provide documentation as though it were a Lender, Borrowers acknowledge and agree that the participant and the participant shall be considered to be a “Lender” for such purposes; provided that such participant (A) agrees to be subject to the provisions of Section 9.19 as if it were a Lender, and (B) shall not be entitled to receive any greater payment than its participating Lender would have been entitled to receive. Except as set forth in the preceding sentence no Borrower or any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. Each Lender that sells a participation to a participant pursuant to this Section 10.04(c) shall, acting solely for this purpose as a non-fiduciary agent of Borrowers (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. This Section 8.1(b) shall be construed so that the participations are at all times maintained in “registered form” within the meaning of IRC Sections 163(f), 871(h)(2) and 881(c)(2). For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c) Except as expressly provided in this Section 8.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Credit Party shall assist each Lender permitted to sell assignments or participations under this Section 8.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested by Agent. Agent, acting as a non-fiduciary agent of Borrowers (such agency being solely for tax purposes and solely with respect to the actions described in this Section 8.1(d)), shall establish and maintain at its address referred to in Section 9.3 (or at such other address as Agent may notify Borrowers) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payments hereunder) of Agent and each Lender in Term Loans and Revolving Loans, each of their obligations under this Agreement to participate in each Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to this Section 8.1 and Section 9.19), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for LIBOR Loans, the LIBOR Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, and (5) any other payments received by Agent from Borrowers and its application to the Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 8.1 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of IRC Sections 163(f), 871(h)(2) and 881(c)(2). The Credit Parties, Agent, the L/C Issuer and Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by Borrowers, Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by Agent.

(e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

8.2 Agent.

(a) Appointment. Each Lender hereby designates and appoints Maranon as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2. The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and neither Borrowers nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of the applicable Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers or any other Credit Party. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-Agent, sub-Agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article 8 to the extent provided by Agent.

(b) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each applicable Lender. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, Agent (irrespective of whether the principal of any Loan or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and Agent under the Loan Documents) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under the Loan Documents.

(c) Rights, Exculpation, Etc. Neither Agent nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its respective agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Requisite Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or required to take or to grant. If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e).

(d) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(e) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such in under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrowers; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Maranon (or any Successor Agent) Individually. With respect to its Commitments hereunder, Maranon (or any Successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include Maranon (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders. Maranon (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. Maranon (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(g) Successor Agents.

(i) Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower Representative and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii) Appointment of Successor. Upon any such applicable notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent, which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrowers. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent upon notice to Borrower Representative, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent in the manner as provided above.

(iii) Successor Agents. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

(h) Collateral Matters.

(i) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (w) upon termination of the Commitments and payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims give rise thereto have been asserted), (x) constituting property being sold or disposed of if Borrowers (or any of them) certify to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry), (y) in connection with the exercise of any right or remedy in accordance with the terms of the Loan Documents or (z) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders, Agent may release any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, either in a single transaction or in a series of related transactions.

(ii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower Representative, the authority to release any Collateral conferred upon Agent under clauses (w), (x), (y) and (z) of Section 8.2(h)(i). Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Borrower Representative, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral;

provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrowers or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

(j) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 6. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(k) Lender Actions Against Collateral. Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against any Borrower or any Credit Party hereunder or under the other Loan Documents or against any

Collateral (including the exercise of any right of set-off) without the consent of Agent and Requisite Lenders. All such Lender enforcement actions and proceedings shall be taken in concert and at the direction and with the consent of Agent and Requisite Lenders. Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt. With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Collateral Documents in accordance with the provisions hereof.

(l) Agent Reports. Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s affiliates). With respect to each Report, each Lender hereby agrees that:

(i) Agent (and Agent’s affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration. Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and will not rely on any Report or make any claim that it has done so. In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by such Lender or any of its personnel of this Section or otherwise arising out of such Lender’s access to any Report or any discussion of its contents;

(ii) Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s affiliates) regarding the operations and condition of the Credit Parties may not be reflected in each Report. Agent (and Agent’s affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s affiliates) in connection with or using any Report or any related documentation; and

(iii) Except as provided by Section 9.13, Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.

8.3 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower Representative (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to any such Credit Party) (excluding any such balances maintained in Excluded Accounts), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of any such Credit Party, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrower Representative shall not affect the validity of such set off and application. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares in a manner consistent with Section 6.5. Borrowers agree, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

8.4 [Reserved].

8.5 Disbursements of Advances; Payment.

(a) Advances; Payments. At least once each week or more frequently at Agent’s election (each, a “Settlement Date”), to the extent as such payments shall have been received during such week, Agent shall advise each Lender by telephone or email of the amount of such Lender’s Pro Rata Share of interest and Fees paid for the benefits of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of interest and Fees paid by or on behalf of Borrowers to Agent since the previous Settlement Date for the benefit of such Lender on the Loans held by it. All payments of principal received by Agent shall be promptly delivered to each Lender based on each Lender’s Pro Rata Share. Such payments shall be made by wire transfer to such Lender’s account (as designated by such Lender in writing to Agent on or before the Closing Date or from time to time thereafter or as set forth in the applicable Assignment Agreement) not later than 1:00 p.m. (Chicago time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments or Advances or failed to fund the purchase of all such participations required to be funded or purchased by such Lender pursuant to this Agreement within two (2) Business Days following the required date for such funding, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from or on behalf of Borrowers.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each Funding Date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall promptly repay such amount to Agent. Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its

Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower Representative and/or any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from or on behalf of Borrowers and such related payment is not received by Agent then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent shall not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, a “Requisite Revolving Lender”, or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 9.

MISCELLANEOUS

9.1 Indemnities. The Credit Parties agree, jointly and severally, to indemnify, pay, and hold Agent, the L/C Issuer, each Lender and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees (limited to one primary counsel for Agent and, if deemed appropriate by Agent, one counsel in each relevant jurisdiction and any special counsel, and one counsel for the Initial Lenders (except in the case of a conflict, in which case one additional counsel for each Lender similarly situated in respect of such conflict)) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided, that no Credit Party shall have any obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from (i) the gross negligence, bad faith or willful misconduct of that Indemnitee (or any of its commonly controlled affiliates, or its or its commonly controlled affiliates’ respective officers, directors, trustees, employees, agents and controlling persons) as determined by a court of competent jurisdiction or (ii) a material breach of the material obligations of such Indemnitee under the Loan Documents at a time when no Credit Party has breached its obligations thereunder in any material respect as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) disputes solely among Indemnitees at a time when no Event of Default has occurred and is continuing (excluding, in any event, claims against any such Indemnitee in its capacity or in fulfilling its role as Agent) or (iv) any settlement of a claim by such Indemnitee without the Borrowers’ consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, if such claim is settled with the Borrowers’ consent or if there is a final judgment for the plaintiff in any proceeding related thereto, the Credit Parties shall indemnify such Indemnitee for all liabilities, losses, damages, penalties, claims, costs and expenses by reason of such settlement or judgment. This Section 9.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

9.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed (i) by Borrowers (or Borrower Representative on behalf of Borrowers), and (ii) by Requisite Lenders or all directly affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall only require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 to the making of any Revolving Credit Advance (or the issuance of any Lender Letter of Credit or Letter of Credit Participation Agreement) shall be effective unless the same shall be in writing and signed by Requisite Revolving Lenders (in addition to, for the avoidance of doubt, Requisite Lenders) and Borrowers (or Borrower Representative on behalf of Borrowers). Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Revolving Loans (or the issuance of any Lender Letter of Credit or Letter of Credit Participation Agreement) set forth in Section 7.2 unless the same shall be in writing and signed by Requisite Revolving Lenders (in addition to, for the avoidance of doubt, Requisite Lenders) and Borrowers (or Borrower Representative on behalf of Borrowers).

(c) Subject to Section 9.2(a) with respect to Borrowers’ consent, no amendment, modification, termination or waiver of or under this Agreement or any other Loan Document shall, unless in writing and signed by each Lender directly affected thereby: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan of any affected Lender; (iii) extend any regularly scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (but excluding prepayments under clauses (b), (c), (d) and (e) of Section 1.5 hereof); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees (other than any determination or waiver to charge or not charge interest at the Default

Rate) as to any affected Lender (which action shall be deemed only to directly affect those Lenders to whom such payments are made); (v) release any Guaranty (other than a Guaranty provided by a Subsidiary that is sold or otherwise disposed of, liquidated or dissolved as expressly permitted under Section 3.7) or release or subordinate Agent’s Lien on all or substantially all of the Collateral, except as otherwise provided in this Agreement or the other Loan Documents (provided, for purposes of clarity, the foregoing shall not prohibit Agent from subordinating Agent’s Lien on the Collateral to the first priority security interest of a capital lease or purchase money financing in connection with a capital lease or purchase money financing that is permitted pursuant to a customary short-form subordination agreement); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); and (vii) amend or waive Section 6.5, Section 8.3, this Section 9.2 or the definition of the terms “Requisite Lenders” insofar as such definition affects the substance of this Section 9.2 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d) Notwithstanding anything to the contrary contained in this Section 9.2, (x) Agent may amend Annex B to reflect assignments entered into pursuant to Section 9.10, and (y) Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of Agent, L/C Issuer and Lenders, extend an existing Lien over additional property or join additional Persons as Credit Parties.

9.3 Notices; Effectiveness. Any Communication required shall be in writing addressed to the respective party as set forth below and may be personally served by e-mail, telecopier transmission (other than with respect to Communications between Agent and the Lenders), by United States certified or registered mail or by a nationally-recognized overnight courier. A Communication shall be deemed to have been given: (i) upon receipt, if delivered in person; (ii) upon receipt (confirmed by automatic answer back or like evidence of receipt), if sent by telecopier during normal business hours at the office of the recipient on the date of transmission if transmitted on a Business Day before 3:00 p.m. Chicago Time; (iii) upon receipt (confirmed by express acknowledgment of receipt by the intended addressee (expressly excluding any automatic reply e-mail or similar response)), if sent by e-mail during normal business hours at the office of the recipient on the date of transmission if transmitted on a Business Day before 3:00 p.m. Chicago Time; (iv) one (1) Business Day after delivery to the courier properly addressed, if delivered by overnight courier; or (v) four (4) Business Days after deposit with postage prepaid and properly addressed, if delivered by United States certified or registered mail.

In any such case, such Communication to any party shall, if made in writing, be made to the address of such party indicated below for receiving Communications in writing and, if made by telecopier, shall be made to such Fax number as indicated below. Any party may from time to time change its address for receiving Communications in writing, or its Fax number, by sending a notice to the other parties hereto in writing.

While the parties may communicate by electronic means to the electronic addresses set forth below, no Communication shall be deemed given unless and until the same is deemed given in accordance with the first paragraph in this Section 9.3.

If to Borrower Representative or any other Credit Party:	12604 Hiddencreek Way, Suite A
Cerritos, California 90703
ATTN: Chief Financial Officer
Fax: (562) 483-4687
Electronic address: Robert.Kostrinsky@Fvinegar.com

With copies to (which shall not constitute notice):	Green Plains, Inc.
450 Regency Parkway, Suite 400
Omaha, Nebraska
ATTN: Michelle Mapes
Fax: (402) 952-4916
Electronic address: michelle.mapes@gpreinc.com

If to Agent:	Maranon Capital, L.P.
303 West Madison Street, Suite 2500
Chicago, Illinois 60606
ATTN: Chief Financial Officer
Phone: (312) 646-1200
Fax: (312) 578-0047

With a copy to (which shall not constitute notice):	Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
ATTN: Michael A. Jacobson
Fax: (312) 902-1061
Electronic address:
michael.jacobson@kattenlaw.com

and

Cortland Capital Markets Services LLC
225 W. Washington Street, 21st floor
Chicago, Illinois 60606
ATTN: Agency Services – Maranon
Phone: (312) 564-5100
Fax: (312) 376-0751
Electronic address: maria.villagomez@cortlandglobal.com and legal@cortlandglobal.com

If to a Lender:	To the address on file with Agent or set forth in the applicable Assignment Agreement

9.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5 Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrowers make payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9 Applicable Law. The laws of the State of Illinois shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that no Credit Party may assign its rights or obligations hereunder without the written consent of all Lenders and nothing hereunder shall waive or otherwise release (or be deemed or construed to waive or otherwise release) (i) any Credit Party from its obligations hereunder as a result of any assignment not permitted hereunder or (ii) any assignee of any Credit Party (including any assignee under an assignment not permitted hereunder) from such Credit Party’s obligations hereunder.

9.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by Agent, L/C Issuer or any Lender. Credit Parties agree that none of Agent, L/C Issuer nor any Lender shall have liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Credit Parties hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by any Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12 Construction. Agent, each Lender, L/C Issuer, Borrowers and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrowers and each other Credit Party.

9.13 Confidentiality. Until two (2) years after the Termination Date, Agent and each Lender agree to use commercially reasonable efforts to keep confidential any Confidential Information (as defined below) and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, investors in or partners of, lenders or other financing sources of, or Persons employed by or engaged by, Agent, a Lender or any of Agent’s and any Lender’s respective Affiliates or a Lender’s assignees or participants (including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services) or to Persons who are potential investors in or partners of Agent, a Lender or Related Funds thereof, in each of the foregoing cases, on a “need to know” basis solely in connection with the transactions completed hereby and who are advised of the confidential nature of such information and instructed (or, in the case of any lender or other financing source of Agent or any Lender, enters into a written agreement or is otherwise subject to professional confidentiality requirements consistent with this Section 9.13) to keep such information confidential in accordance herewith (it being understood and agreed that “commercially reasonable efforts” on behalf of any Agent or Lender for purposes of this Section 9.13 shall mean providing confidential treatment to Confidential Information in a manner substantially consistent with Agent’s or such Lender’s, as applicable, management, administration and protection of its own confidential information. The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by Agent, L/C Issuer or any Lender to any regulatory or Governmental Authority or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Borrowers. Each Credit Party consents to the publication by Agent or any Lender of a tombstone, press release or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone, press release or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Agent may provide to industry trade organizations information with respect to the Credit Facility that is necessary and customary for inclusion in league table measurements. The obligations of Agent and Lenders under this Section 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof. For the purposes of this Section, “Confidential Information” means all information received relating to the Credit Parties and/or any of their subsidiaries and their respective businesses, the Parent or the Transactions (including any information obtained by Agent or any Lender, or any of their respective Affiliates, based on a review of the books and records relating to Holdings and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is or becomes publicly available to Agent or any Lender on a non-confidential basis prior to disclosure by any Credit Party.

9.14 CONSENT TO JURISDICTION. BORROWERS AND THE OTHER CREDIT PARTIES, AGENT, L/C ISSUER AND EACH LENDER HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS LOCATED IN THE CITY OF CHICAGO, OR OF THE UNITED STATES OF AMERICA SITTING IN THE CITY OF CHICAGO AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.15 WAIVER OF JURY TRIAL. BORROWERS, THE OTHER CREDIT PARTIES, AGENT, L/C ISSUER AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWERS, THE OTHER CREDIT PARTIES, AGENT, THE L/C ISSUER AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWERS, THE OTHER CREDIT PARTIES, AGENT, THE L/C ISSUER AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of each Borrower and any other Credit Party set forth in Sections 1.3(e), 1.8, 1.9, 9.1 and 9.13 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. Signature pages to this Agreement and the other Loan Documents may be detached from multiple separate counterparts and attached to the same document and a telecopy of any such executed signature page shall be valid as an original. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.19 Replacement of Lenders.

(a) Within fifteen (15) days after receipt by Borrower Representative of written notice and demand from any Lender for payment pursuant to Section 1.8 or 1.9 or, as provided in this Section 9.19(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that require the consent of all Lenders or all affected Lenders and that have been approved by Requisite Lenders (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrowers may, at their option, notify Agent and such Affected Lender of its intention to do one of the following:

(i) Borrowers may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”), which Replacement Lender shall be required to be a Qualified Assignee, for such Affected Lender. In the event Borrowers obtain a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrowers’ intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrowers have paid or reimbursed such Affected Lender for the Prepayment Fee, if any, payable pursuant to Section 1.3(d) (based on the date of such replacement and calculated as if such replacement gave rise to Borrowers’ obligation to pay such Prepayment Fee pursuant to such Section 1.3(d)), any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.8 or 1.9 through the date of such sale and assignment; or

(ii) so long as no Default or Event of Default exists, Borrowers may, subject to Section 1.5, with Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the applicable Commitment in which case the applicable Commitment will be reduced by the amount of such Pro Rata Share. Borrowers shall, subject to Section 1.5, within ninety (90) days following notice of their intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, any amounts owing under Sections 1.3(b) and 1.3(d) (based on the date of such replacement and calculated as if such replacement gave rise to Borrowers’ obligation to pay such Prepayment Fee pursuant to such Section 1.3(d)), respectively, and, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the applicable Commitment.

(b) In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Borrower Representative’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of that

Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. Without limiting the foregoing obligation and agreement of any Non-Funding Lender, to the extent such Non-Funding Lender does not execute and deliver the requisite Assignment Agreement within five (5) Business Days of the request therefor, Agent shall be, and each Lender, by execution of this Agreement or any Assignment Agreement pursuant to which such Lender becomes a Lender hereunder, hereby agrees that Agent shall be, fully authorized and empowered to execute any and all such Assignment Agreements on behalf of such Non-Funding Lender necessary to effectuate the foregoing.

(c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (c) being referred to as a “Non-Consenting Lender”); then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

9.20 Delivery of Termination Statements and Mortgage Releases. Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations as to which no claim has been asserted), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower Representative termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

9.21 Release. Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

9.22 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

9.23 Press Release; Public Offering Materials. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of any Credit Party, using the name of any Initial Lender or any of their respective affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to the applicable Initial Lender and without the prior written consent of the applicable Initial Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will, to the extent permitted by law, consult with the applicable Initial Lender before issuing such press release or other public disclosure.

9.24 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its payment obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Qualified Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.24, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.24 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Qualified Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.24 constitute, and this Section 9.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution, and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 10.CROSS-GUARANTY

10.1 Cross-Guaranty. Each Credit Party hereby agrees that such Credit Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent, the L/C Issuer and Lenders, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent, the L/C Issuer and Lenders by each other Credit Party. Each Credit Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 10 shall not be discharged until payment and performance, in full, of the Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) has occurred, and that its obligations under this Section 10 shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Credit Party is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 10) or any other Loan Document or the waiver or consent by Agent, the L/C Issuer and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent, the L/C Issuer and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Credit Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Credit Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

10.2 Waivers by Credit Parties.

(a) Each Credit Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent, the L/C Issuer or any Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Credit Party.

(b) To the maximum extent permitted by law, each Credit Party, in its capacity as a Guarantor hereunder or a surety as a result of joint and several obligations hereunder, hereby waives and agrees not to assert or take advantage of: (i) the unenforceability or invalidity of any security or guaranty or the lack of perfection or continuing perfection, or failure of priority of any security for the Obligations; (ii) any and all rights and defenses arising out of an election of remedies by Agent, the L/C Issuer or any Lender; (iii) any defense based upon any failure to disclose to such Credit Party any information concerning the financial condition of any other Credit Party or any other Person or any other circumstances bearing on the ability of any other Credit Party or any other Person to pay and perform all obligations due under this Agreement or any of the other Loan Documents; (iv) any failure of Agent, the L/C Issuer or any Lender to comply with applicable laws in connection with the sale or disposition of security, including any failure by Agent, the L/C Issuer or any Lender to conduct a commercially reasonable sale or other disposition of such security; (v) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, or that reduces a surety’s or guarantor’s obligations in proportion to the principal’s obligation; (vi) any use of cash collateral under Section 363 of the Bankruptcy Code; (vii) any defense based upon an election by Agent, the L/C Issuer or any Lender, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (viii) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code; (ix) any right of subrogation, any right to enforce any remedy which Agent, the L/C Issuer or any Lender may have against any other Credit Party or any other Person and any right to participate in, or benefit from, any security now or hereafter held by Agent, the L/C Issuer or any Lender for the Obligations; (x) presentment, demand, protest and notice of any kind, including notice of acceptance of this Agreement and of the existence, creation or incurring of new or additional Obligations; (xi) the benefit of any statute of limitations affecting the liability of any other Credit Party or other Person, enforcement of this Agreement or any other Loan Documents, the liability of any Credit Party hereunder or the enforcement hereof; (xii) relief from any applicable valuation or appraisement laws; (xiii) any other action by Agent, the L/C Issuer or any Lender, whether authorized by this Agreement or otherwise, or any omission by Agent, the L/C Issuer or any Lender or other failure of Agent, LC Issuer or any Lender to pursue, or delay in pursuing, any other remedy in its power; and (xiv) any and all claims and/or rights of counterclaim, recoupment, setoff or offset. Each Credit Party agrees that the payment and performance of all Obligations or any part thereof or other act which tolls any statute of limitations applicable to this Agreement or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to such Credit Party’s liability hereunder.

(c) It is agreed among each Credit Party, Agent, the L/C Issuer and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 10 and such waivers, Agent and Lenders would decline to enter into this Agreement.

10.3 Benefit of Guaranty. Each Credit Party agrees that the provisions of this Section 10 are for the benefit of Agent, the L/C Issuer and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and Agent, the L/C Issuer or Lenders, the obligations of such other Credit Party under the Loan Documents.

10.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 10.7, each Credit Party hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until all Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) have been indefeasibly paid in full in cash and all Commitments of Agent and/or Lenders to provide further credit have been terminated and all obligations of L/C Issuer to issue Lender Letters of Credit or Letter of Credit Participation Agreements have been terminated. As further security, any and all debts and liabilities now or hereafter arising and owing by any Credit Party to any other Guarantor are hereby subordinated to Agent and Lender’s claims (including the Obligations) and without the prior written consent of Agent during the occurrence and continuance of an Event of Default, no Guarantor shall demand, sue for or otherwise attempt to collect any indebtedness of any Credit Party owing to it until the Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) shall have been paid in full in cash and this Agreement shall have terminated; provided that no Guarantor shall have any rights hereunder against any Credit Party or any of its Subsidiaries if all or any portion of the Obligations shall have been satisfied in connection with an exercise of remedies in respect of the Stock of any Credit Party or any of its Subsidiaries pursuant to a Collateral Document. If, notwithstanding the foregoing sentence, a Guarantor shall collect, enforce or receive any amounts in respect of any indebtedness, such amounts shall be held in trust for the benefit of Agent and the Lenders, and such Guarantor shall immediately deliver any such amounts to Agent for application to the Obligations. Each Guarantor acknowledges and agrees that this waiver is intended to benefit Agent, L/C Issuer and Lenders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Section 10, and that Agent, L/C Issuer and the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.4 and that such waivers and agreements shall remain in effect until all Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) have been paid in full in cash and all Commitments of Agent, L/C Issuer and/or Lenders to provide further credit (and/or issue Lender Letters of Credit or Letter of Credit Participation Agreements), in each case, have been terminated.

Each Credit Party acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Section 10, and that Agent, L/C Issuer, that Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.4 and that such waivers and agreements shall remain in effect until all Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) have been paid in full in cash and all Commitments of Agent and/or Lenders to provide further credit have, in each case, been terminated. This Section 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned to Agent or Lenders or any other Person upon the insolvency, bankruptcy or reorganization of a Borrower or any other Credit Party or otherwise, all as though such payment had not been made.

10.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 10. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Credit Party might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 10, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

10.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Credit Party’s liability under this Section 10 (which liability is in any event in addition to amounts for which such Credit Party is liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the amount that could be claimed by Agent and Lenders from such Credit Party under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under Section 10.7.

10.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Credit Party shall make a payment under this Section 10 of all or any of the Obligations (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Credit Party, exceeds the amount that such Credit Party would otherwise have paid if each Credit Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Credit Party’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Credit Parties as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) and termination of the Commitments such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Credit Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Credit Party shall be equal to the maximum amount of the claim that could then be recovered from such Credit Party under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 10.7 is intended only to define the relative rights of Credit Parties and nothing set forth in this Section 10.7 is intended to or shall impair the obligations of Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 10.1. Nothing contained in this Section 10.7 shall limit the liability of any Credit Party to pay the Loans made directly or indirectly to that Credit Party and accrued interest, Fees and expenses with respect thereto for which such Credit Party shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Credit Party to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Credit Parties against other Credit Parties under this Section 10.7 shall be exercisable upon the full and payment of the Obligations (other than contingent indemnification Obligation for which no unsatisfied claim giving rise thereto has been asserted) and the termination of the Commitments.

10.8 Liability Cumulative. The liability of Credit Parties under this Section 10 is in addition to and shall be cumulative with all liabilities of each Credit Party to Agent, L/C Issuer and Lenders under this Agreement and the other Loan Documents to which such Credit Party is a party or in respect of any Obligations or obligation of the other Credit Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Remainder of Page Intentionally Left Blank]

[Signature Pages Follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

Borrowers:

GREEN PLAINS II LLC, a Delaware limited liability company

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	CEO

Borrower Representative:

GREEN PLAINS II LLC, a Delaware limited liability company

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	CEO

Credit Agreement

Credit Parties:

GREEN PLAINS I LLC, a Delaware limited liability company

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	CEO

Credit Agreement

Agent:

MARANON CAPITAL, L.P., as Agent

By:	/s/ GREGORY M. LONG
Name:	GREGORY M. LONG
Title:	MANAGING DIRECTOR

Credit Agreement

Lenders:

MARANON SENIOR CREDIT IV, LLC, as a Lender

By:	Maranon Capital, L.P., its designated Advisor under power of attorney

By:	Maranon Capital Ultimate General Partner LLC, its general partner

By:	/s/ GREGORY M. LONG
Name:	GREGORY M. LONG
Title:	MANAGING DIRECTOR

Credit Agreement

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, as a Lender

By:	Northwestern Mutual Investment Management Company, LLC, its investment adviser

By:	/s/ Daniel J. Julka
Name:	Daniel J. Julka
Title:	Managing Director

Credit Agreement (FVC)

AXA EQUITABLE LIFE INSURANCE COMPANY, as a Lender

By:	/s/ Justin Grimm
Name:	Justin Grimm
Title:	Investment Officer

Credit Agreement (FVC)

METROPOLITAN LIFE INSURANCE COMPANY, as a Lender

By:	/s/ Justin Ryvicker
Name:	Justin Ryvicker
Title:	Director

METROPOLITAN INSURANCE COMPANY USA, as a Lender

By:	Metropolitan Life Insurance Company, its Investment Manager

By:	/s/ Justin Ryvicker
Name:	Justin Ryvicker
Title:	Director

Credit Agreement (FVC)

ORIX FINANCE, LP, as a Lender

By:	/s/ Mark Campbell
Name:	Mark Campbell
Title:	Authorized Representative

Credit Agreement (FVC)

ARES CENTRE STREET PARTNERSHIP, L.P., as a Lender

By:	Ares Centre Street GP, L.P., its general partner

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

Credit Agreement (FVC)

IVY HILL INVESTMENT HOLDINGS, LLC, as a Lender

By:	/s/ Kevin Braddish
Name:	Kevin Braddish
Title:

Credit Agreement (FVC)

VOYA INSURANCE AND ANNUITY COMPANY, as a Lender

By:	Voya Investment Management LLC, as Agent

/s/ Gregory R. Addicks
By:	Gregory R. Addicks
Its:	Senior Vice President

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY, as a Lender

By:	Voya Investment Management LLC, as Agent

/s/ Gregory R. Addicks
By:	Gregory R. Addicks
Its:	Senior Vice President

RELIASTAR LIFE INSURANCE COMPANY, as a Lender

By:	Voya Investment Management LLC, as Agent

/s/ Gregory R. Addicks
By:	Gregory R. Addicks
Its:	Senior Vice President

SECURITY LIFE OF DENVER INSURANCE COMPANY, as a Lender

By:	Voya Investment Management LLC, as Agent

/s/ Gregory R. Addicks
By:	Gregory R. Addicks
Its:	Senior Vice President

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK, as a Lender

By:	Voya Investment Management LLC, as Agent

/s/ Gregory R. Addicks
By:	Gregory R. Addicks
Its:	Senior Vice President

Credit Agreement (FVC)

CARLYLE GMS FINANCE, INC., as a Lender

By:	/s/ Dan Chohn-Sfetou
Name:	Dan Chohn-Sfetou
Title:	Managing Director

Credit Agreement (FVC)

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions); (b) changes in accounting principles concurred in by Borrower’s certified public accountants; (c) purchase accounting adjustments under FASB ASC 805, Business Combinations (SFAS No. 141(R)), and the application of the accounting principles set forth in FASB ASC 740, Income Taxes (SFAS No. 109), including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. Notwithstanding anything to the contrary, any purchase accounting adjustments which may result from the application of FASB ASC 805, Business Combinations (SFAS No. 141(R)) which (i) are related to cash expenditures made on or prior to the Closing Date or (ii) are non-cash adjustments will be excluded from the computation of EBITDA under this Agreement.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Acquisition Agreement Assignments” means that certain Assignment of Representations, Warranties, Covenants and Indemnities dated as of the Closing Date by and between GP II and Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

“Acquisition Closing Date” has the meaning set forth in the definition of Permitted Acquisition.

Annex A-1

“Acquisition Documents” means each of (i) the Closing Date Acquisition Documents and (ii) any agreements, documents and instruments entered into by a Credit Party in connection with a Permitted Acquisition.

“Acquisition Cap” has the meaning ascribed to it in the definition of “Permitted Acquisition.”

“Acquisition Financial Statements” has the meaning set forth in the definition of Permitted Acquisition.

“Additional Interest Period” means each period beginning with the making of the first Specified Equity Contribution pursuant to Section 6.7 which results in the aggregate amount of Specified Equity Contributions, inclusive of the subject Specified Equity Contribution, exceeding $6,000,000 for the four Fiscal Quarter period ending as of the Fiscal Quarter in respect of which such Specified Equity Contribution was made and ending on the first day of the month immediately following the date upon which the Borrowers deliver financial statements and the related Compliance Certificate pursuant to Sections 4.4(a) and 4.4(m), respectively, demonstrating the Borrower’s compliance in any subsequent Fiscal Quarter with the financial covenants set forth in Sections 4.1 and 4.2 without the benefit of any Specified Equity Contribution in respect of the most recent Fiscal Quarter in such calculation period and no other Event of Default shall have existed or shall then exist.

“Adjusted Base Rate” means, the highest of (a) the rate publicly quoted from time to time by The Wall Street Journal as the “prime” rate (or, if The Wall Street Journal ceases quoting a prime rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), (b) the Federal Funds Rate plus fifty (50) basis points per annum and (c) the sum of (x) the LIBOR Rate based on a LIBOR Period of one (1) month determined two (2) Business Days prior to the applicable day (but for the avoidance of doubt, not less than one percent (1.00%) per annum), plus (y) 1.00%.

“Advances” means any Revolving Credit Advance.

“Affected Lender” has the meaning ascribed to it in Section 9.19(a).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent, each Lender, Maranon and each Person that is controlled by Maranon.

“Agent” means Maranon in its capacity as Agent for Lenders and the L/C Issuer or its successor appointed pursuant to Section 8.2.

“Agreement” means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time.

“Allocable Amount” has the meaning ascribed to it in Section 10.7.

Annex A-2

“Anti-Terrorism Laws” has the meaning ascribed to it in Section 5.19.

“Applicable Base Rate Margin” means, with respect to the Term Loan, the Applicable Term Loan Base Rate Margin then in effect, and with respect to the Revolving Loan, the Applicable Revolver Base Rate Margin then in effect.

“Applicable LIBOR Margin” means, with respect to the Term Loan, the Applicable Term Loan LIBOR Margin then in effect, and with respect to the Revolving Loan, the Applicable Revolver LIBOR Margin then in effect.

“Applicable Margins” means collectively, the Applicable Revolver Base Rate Margin, the Applicable Revolver LIBOR Margin, the Applicable Term Loan Base Rate Margin and the Applicable Term Loan LIBOR Margin.

“Applicable Percentage means 50%; provided, that, if the Total Net Leverage Ratio as of the last day of any Fiscal Year is (a) less than 4.25:1.00 but greater than or equal to 2.50:1.00, then 25%, or (b) less than 2.50:1.00, then 0%.

“Applicable Revolver Base Rate Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Adjusted Base Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

“Applicable Term Loan Base Rate Margin” means the per annum interest rate from time to time in effect and payable in addition to the Adjusted Base Rate applicable to the Term Loan, as determined by reference to Section 1.2(a).

“Applicable Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.2(a).

“Asset Disposition” means the disposition whether by conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any of the following: (a) any of the Stock or other equity or ownership interest of any of Holdings’ Subsidiaries or (b) any or all of the assets of Holdings or any of its Subsidiaries other than sales of Inventory in the ordinary course of business.

“Assignment Agreement” has the meaning ascribed to it in Section 8.1(a).

“Availability” means, as of any date of determination, the amount by which the Maximum Amount exceeds the sum of (x) the aggregate outstanding principal balance of all Revolving Loans and (y) the aggregate amount of all Letter of Credit Participation Liability.

“Available Amount” has the meaning ascribed to it in Schedule 1 to Annex F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Annex A-3

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the provisions of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws (whether foreign or domestic).

“Base Rate” means, for any day, the Adjusted Base Rate.

“Base Rate Loan” means a Loan or portion thereof bearing interest by reference to the Adjusted Base Rate.

“Borrower” and “Borrowers” have the respective meanings ascribed to them in the preamble to the Agreement.

“Borrower Representative” has the respective meanings ascribed to it in the preamble to the Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Illinois or New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person; provided, however, for the avoidance of doubt, any lease that was classified or accounted for as an operating lease as of the Closing Date in accordance with GAAP and any similar lease entered into after the Closing Date shall be classified or accounted for as an operating lease and not a Capital Lease, even though, as a result of a change in GAAP after the Closing Date, such lease would be classified and accounted for as a Capital Lease.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease; provided, however, for the avoidance of doubt, any lease that was classified or accounted for as an operating lease as of the Closing Date in accordance with GAAP and any similar lease entered into after the Closing Date shall be classified or accounted for as an operating lease and not a Capital Lease, even though, as a result of a change in GAAP after the Closing Date, such lease would be classified and accounted for as a Capital Lease.

“Cash Equivalents” means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year (1) from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) amounts on deposit in a deposit account with or certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of

Annex A-4

America or any state thereof or the District of Columbia that is at least (A) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

“Casualty Event” means, with respect to any property (including Real Estate) of any Person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Estate of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Estate of any Person or any part thereof by any Governmental Authority, civil or military. “Casualty Event” shall not include any loss or claim arising under any key-man life insurance policies, director and officer insurance policies or business interruption insurance policies.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority (including, without limitation, the NAIC and its SVO) or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority (including, without limitation, the NAIC and its SVO); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any event, transaction or occurrence as a result of which (a) Parent ceases to own or control, directly or indirectly, as applicable, all of the economic and voting rights associated with the ownership of at least eighty percent (80%) of all classes of the outstanding Stock of Holdings, or (b) Holdings ceases to own and control, directly or indirectly, as applicable, all of the economic and voting rights associated with ownership of at least hundred percent (100)% of all classes of the outstanding Stock of (i) the Borrower Representative or (ii) any of the other Borrowers, in each case, other than as a result of a fundamental change transaction or sale or other disposition expressly permitted hereunder.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

Annex A-5

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

“Closing Date” means October 3, 2016.

“Closing Date Acquisition” means the acquisition by GP II of all of the outstanding Stock of the Closing Date Targets pursuant to the terms of the Closing Date Acquisition Agreement.

“Closing Date Acquisition Agreement” means that certain Stock Purchase Agreement dated as of October 3, 2016, by and among GP II, the “Sellers” party thereto (as defined therein) and Stone Canyon Industries LLC, a Delaware limited liability company, as a representative for the Sellers.

“Closing Date Acquisition Documents” means the Closing Date Acquisition Agreement and each other document, instrument and agreement, in each case, entered into in connection therewith.

“Closing Date Targets” means each of SCI, FVC Intermediate, FVC and FVC Houston.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself, L/C Issuer and Lenders, to secure the Obligations or any portion thereof.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, any Trademark Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any Acquisition Agreement Assignment, any Mortgage, any Control Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Commitment Termination Date” means the earliest of (a) October 3, 2022, (b) the date of termination of Lenders’ obligations to make Advances, other Loans or permit existing Loans to remain outstanding, and L/C Issuer’s obligations hereunder, pursuant to Section 6.3, and (c) the date of (i) indefeasible prepayment in full by Borrowers of the Term Loans, and (ii) the permanent reduction of the Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment and Closing Date Term Loan Commitment as set forth on Annex B to this Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate

Annex A-6

of all Lenders’ Revolving Loan Commitments and Closing Date Term Loan Commitments, which aggregate commitment shall be ONE HUNDRED FORTY-FIVE MILLION DOLLARS AND 00/100 ($145,000,000.00) on the Closing Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means any notice or other communication required or permitted to be given or made under this Agreement.

“Compliance and Excess Cash Flow Certificate” has the meaning ascribed to it in Section 4.4(m).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” has the meaning ascribed to it in Attachment A to Schedule 1 to Annex F.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

“Control Agreement” means tri-party deposit account, securities or commodities account control agreements by and among the applicable Credit Party, Agent and the depository or securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent and in any event providing to Agent springing “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Code, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions thereof and of this Agreement.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means any copyright security agreement made in favor of Agent, on behalf of itself and Lenders, by any applicable Credit Party, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

Annex A-7

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party in the United States, any state or territory thereof, or any other country or any political subdivision thereof: (a) all copyrightable works, including any rights in and to any Software (including source code and executable code), writings, documentation, marketing brochures, website content, and other works of authorship (whether or not fixed in a tangible medium of expression and whether or not original), (b) any copyrights and applications, registrations, renewals, extensions, reissues, termination rights, and reversionary interests in connection therewith and all translations, localizations, adaptations, derivations, collections, and compilations thereof; and (c) all rights in or to any of the foregoing.

“Credit Parties” means Holdings, Borrowers and each of their respective wholly-owned Domestic Subsidiaries (other than Excluded Foreign Holding Companies) and each other Person who executes this Agreement as a “Credit Party” or a Guaranty and who grants a Lien on all or substantially all of its assets to secure all of part of the Obligations and all of the Stock of which is pledged to Agent for the benefit of itself and Lenders.

“Credit Parties Pledge Agreement” means the Pledge Agreement of even date herewith executed by certain Credit Parties in favor of Agent, on behalf of itself, L/C Issuer and Lenders, pledging all Stock of each of Holdings’ wholly-owned Domestic Subsidiaries (other than Excluded Foreign Holding Companies), all non-Voting Stock of each of Holdings’ Foreign Subsidiaries and Excluded Foreign Holding Companies, 65% of all Voting Stock of each of Parent’s Foreign Subsidiaries and Excluded Foreign Holding Companies, and certain material Intercompany Notes owing to or held by such Credit Parties.

“Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP (but excluding, without duplication, cash, Cash Equivalents, Indebtedness due from Affiliates and permitted loans made to third parties, the current portion of current and deferred Taxes based on income, profits or capital, assets held for sale, pension assets, deferred bank fees, derivative financial instruments and insurance claims)

“Current Liabilities” means, with respect to any Person, all current liabilities of such person as of any date of determination calculated in accordance with GAAP (but excluding, without duplication, the current portion of long-term Indebtedness and other long-term liabilities, the aggregate outstanding principal balances of the Revolving Loans, any liabilities arising as a result of funds deposited in third party accounts, the current portion of interest expense, the current portion of any Capital Leases, the current portion of current and deferred Taxes based on income, profits or capital, liabilities in respect of unpaid earnouts and other contingent consideration obligations, accruals relating to restructuring reserves, any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profit interests, deferred compensation awards and similar incentive based compensation awards and liabilities in respect of Restricted Payments declared but not yet paid).

“Declined Prepayment Amount” shall have the meaning set forth in Section 1.5(f)(i).

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.2(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code.

Annex A-8

“Disbursement Account” has the meaning ascribed to it in Section 1.1(c).

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Schedules 3.1 through 5.21 in the Index of Appendices to the Agreement.

“Disqualified Stock” means any Stock which by it terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than upon a change of control or an optional redemption by the issuer thereof), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a change of control), in whole or in part, on or prior to the date that is ninety-one (91) days following the stated maturity date of the Term Loan, (b) unless at the sole option of the issuer thereof, is convertible into or exchangeable for (i) debts securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Commitment Termination Date, (c) is entitled to a dividend or distribution (other than for taxes attributable to the operations of the business of the Credit Parties) prior to the time that the Obligations (other than contingent indemnification obligations for which no unsatisfied claim giving rise thereto has been asserted) are paid in full, in cash and all Commitments to lend (and obligations to issue Lender Letters of Credit or Letter of Credit Participation Agreements), in each case, have terminated or (d) has the benefit of any financial covenants or agreements that restrict the payment of any of the Obligations.

“Documents” means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is a U.S. Person.

“Earnouts” means unsecured earnout purchase obligations that are contingent in nature and incurred by the Borrowers or a Domestic Subsidiary of the Borrowers under Permitted Acquisitions. For purposes of Section 3.1(o) and the Acquisition Cap, the amount of an Earnout shall be deemed to equal the maximum amount that may be due or owing in respect thereof, assuming for such purposes that all conditions (including financial hurdles or thresholds) to the obligation, realization and earning thereof are fully attained, met and satisfied, regardless of GAAP valuation or recognition to the contrary, and upon final and irrevocable determination in accordance with its terms that an Earnout (or such portion) will never be realized or determined, then such unpaid or unsatisfied Earnout (or portion thereof) shall be deemed to be zero for all such purposes (including the financial covenants in Sections 4.1 and 4.2).

“EBITDA” has the meaning ascribed to it in Attachment A to Schedule 1 to Annex F.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

Annex A-9

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded Software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equity Contribution” means the cash common equity investment in Holdings by Parent in an amount not less than thirty-five percent (35%) of the total pro forma capitalization of Holdings, on terms and conditions reasonably acceptable to Agent.

Annex A-10

“Equity Issuance” means (a) any issuance or sale by Holdings or any of its Subsidiaries after the Closing Date of (i) any Stock of Holdings or such Subsidiary, (ii) any warrants, options or other Stock exercisable in respect of its Stock, or (iii) any other security or instrument representing Stock (or the right to obtain any Stock) in Holdings or any of its Subsidiaries, or (b) the receipt by Holdings or any of its Subsidiaries after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (the following, “Excluded Equity Issuances”) (1) any warrants or options issued to directors, officers or employees of Holdings or any of its Affiliates pursuant to employee benefit plans established in the ordinary course of business and approved in writing by Agent and any Stock of Holdings issued upon the exercise of such warrants or options, in an amount not to exceed $750,000, or (2) any issuance, sale or contribution in respect of any Stock of Holdings to Parent, including, without limitation, any issuance, sale or contribution made for purposes of funding capital expenditures or general working capital of or with respect to the Credit Parties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the notice requirement has been duly waived) with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of “critical” status under IRC Section 432 or IRC Section 305 of ERISA, or the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under IRC Section 430(k) or IRC Section 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of any Credit Party or ERISA Affiliate; (i) the failure of a Qualified Plan or any trust thereunder intended to qualify for tax exempt status under IRC Section 401 or 501 or other Requirements of Law to qualify thereunder; and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any Credit Party or ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning ascribed to it in Section 6.1.

“Excess Cash Flow” has the meaning ascribed to it in Schedule 2 to Annex F.

“Excess Specified Equity Contribution” shall have the meaning set forth in Section 6.7.

Annex A-11

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” means any deposit account that is (a) a zero balance payroll account or which is used for the sole purpose of making payroll and withholding tax payments related thereto, (b) an employee wage or benefit account, a withholding account or a similar fiduciary or trust fund account and any segregated deposit account into which client funds (and only client funds) are deposited (c) an escrow account established in connection with the Closing Date Acquisitions or any Permitted Acquisition to provide for the funding of contingent indemnification obligations or purchase price adjustment obligations thereunder, (d) accounts established or maintained for the sole purpose of cash collateralizing obligations permitted by Section 3.1(q) or (e) which, individually or in the aggregate with all other similarly situated deposit accounts, has an average daily balance for any fiscal month of less than $250,000.

“Excluded Equity Issuance” shall have the meaning ascribed to such term in the definition of Equity Issuance.

“Excluded Foreign Holding Company” means a Domestic Subsidiary substantially all of the assets of which are Stock of one or more Foreign Subsidiaries, directly or through another Excluded Foreign Holding Company.

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligation under a Qualified Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Qualified Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Qualified Rate Contract. If Swap Obligations under a Qualified Rate Contract arises under a master agreement governing more than one Rate Contract, such exclusion shall apply only to the portion of such Swap Obligations under a Qualified Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), gross income, gross receipts, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrowers under Section 9.19) or in the case of any other Recipient, such Recipient becomes a party hereto, or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 1.9(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Annex A-12

“Executive Order” has the meaning ascribed to it in Section 5.19.

“Extraordinary Receipts” means any cash received by any Credit Party or any Subsidiary of a Credit Party not in the ordinary course of business (and not consisting of proceeds of an Asset Disposition or a Casualty Event), including (i) pension plan reversions, (ii) proceeds of insurance (excluding proceeds under business interruption insurance), (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iv) indemnity payments (other than those described hereafter in clause (v) or received under ordinary course operating contracts) and (vi) indemnification and reimbursement payments or other amounts received under any Acquisition Documents in excess of amounts used to (A) replace, repair or restore any properties giving rise to the claim for indemnification, (B) pay (or provide reimbursement of payments made for) claims and settlements to third parties that are not Affiliates of a Credit Party, or (C) otherwise cover any out-of-pocket expenses incurred by a Credit Party in obtaining amounts described in any of clauses (i) – (v) above (it being understood and agreed that any net working capital adjustments in connection with the Closing Date Acquisitions shall be excluded from this definition).

“Extraordinary Receipts Threshold Amount” has the meaning ascribed to it in Section 1.5(c).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the IRC, any applicable intergovernmental agreement with respect to the foregoing, and any applicable fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Statements” means the consolidated income statements, statements of cash flows, statements of stockholders’ equity and balance sheets of Holdings and its Subsidiaries, as applicable, delivered in accordance with Section 4.4.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the interests of which are owned directly by any one or more of any Credit Party, any Domestic Subsidiary or any other Subsidiary that is classified as a disregarded entity or partnership for U.S. Federal income tax purposes.

“Fiscal Quarter” means any of the quarterly accounting periods of Holdings and its Subsidiaries, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrowers and its Subsidiaries ending on December 31 of each year.

Annex A-13

“Fixed Charges” has the meaning ascribed to it in Section 4.1 of Schedule 1 to Annex F.

“Fixed Charge Coverage Ratio” has the meaning ascribed to it in Section 4.1 of Schedule 1 to Annex F.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Food Laws” means all federal, state, provisional and local statutes, codes, laws, ordinance, statutes, rule, regulation, order, policy or other legal requirement or determination of any Governmental Authority relating to the production, packaging or labeling of food products for human consumption, which are applicable to Holdings, Borrowers and their Subsidiaries, and shall include, without limitation, the U.S. Federal Food Drug and Cosmetic Act, as amended.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiaries” means each Subsidiary that is not a U.S. Person.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by any Credit Party or any one or more of its Subsidiaries primarily for the benefit of employees of any Credit Party or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the IRC.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including all Letter of Credit Participation Liability, Capital Lease Obligations, current maturities of long-term Indebtedness, revolving credit and short-term Indebtedness extendible beyond one year at the option of such Person, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“Funding Date” has the meaning ascribed to it in Section 7.2.

“Funds Control Event” has the meaning ascribed to it in Section 2.8.

“Funds Control Event Period” has the meaning ascribed to it in Section 2.8.

“FVC” has the meaning ascribed to it in the preamble to the Agreement.

“FVC Houston” has the meaning ascribed to it in the preamble to the Agreement.

“FVC Intermediate” has the meaning ascribed to it in the preamble to the Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

Annex A-14

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contractual Obligation, all payment intangibles, rights and interests in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means any “goods,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governing Documents” means, as to any Person, the certificate of formation, articles or certificate of incorporation, by-laws, articles or certificate of organization, partnership agreement, operating agreement, or other organizational or governing documents of such Person.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the National Association of Insurance Commissioners (“NAIC”) and its Securities Valuation Office (“SVO”).

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantees” means, collectively, the Guarantees provided in Section 10 of this Agreement and any other guaranty of the Obligations executed by any Guarantor in favor of Agent, for itself and the ratable benefit of Lenders and L/C Issuer.

Annex A-15

“Guarantor Payment” has the meaning ascribed to it on Section 10.7.

“Guarantors” means each Borrower, each other Credit Party and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of a Borrower having Consolidated Net Income in an amount of less than 2.5% of Consolidated Net Income of Holdings and its Subsidiaries for the most recently ended period for which financial statements have been delivered pursuant to Section 4.4(a)(ii) or 4.4(b), as applicable; provided that the Consolidated Net Income (as so determined) of all Immaterial Subsidiaries shall not exceed 2.5% of Consolidated Net Income of Holdings and its Subsidiaries for the relevant period.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith (but in any event inclusive of Earnouts and Seller Debt), (b) the face amount of all reimbursement and other obligations of such Person with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured (including all Letter of Credit Participation Liability), (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person and the present value (discounted at the Adjusted Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all net payment obligations of such Person under Rate Contracts and commodity hedging contracts (provided that in no event shall the obligations in this clause (f) be deemed “Indebtedness” for any calculation of the financial covenants (including any component definitions thereto) in Section 4), (g) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (h) “earnouts” and similar payment obligations of such Person excluding bonus, phantom stock or other similar compensation payments owed to employees, or officers and incurred in the ordinary course of business, (i) all Disqualified Stock, and (j) the Obligations; provided that the amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to equal the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything to the contrary contained in this Agreement, Indebtedness shall not include (a) premiums, interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted by the Agreement and (b) ordinary course intercompany payables.

Annex A-16

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower or any other Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning ascribed to it in Section 9.1.

“Initial Lenders” means each entity identified as a “Lender” on the signature pages hereto, and each of their respective Affiliates who are, in each case, Lenders as of the Closing Date.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all (a) Patents, Copyrights, and Trademarks; (b) inventions (whether or not patentable and whether or not reduced to practice), utility models, invention disclosures, any other rights of invention, and all improvements thereon; (c) mask works and integrated circuit topologies, and any applications, registrations and renewals for any of the foregoing; (d) industrial designs and any applications, registrations and renewals for any of the foregoing; (e) trade secrets, know-how, show-how, technology, skills, expertise, experience, and all other confidential or proprietary business or technical information, in each case whether tangible or intangible, and all documentation relating to any of the foregoing, including, any ideas, concepts, research and development, customer and supplier lists and related information, pricing and cost information, business and marketing plans and proposals, any other financial, marketing and business data, technical data, research records, test data, test information, employee work product, records of invention, processes, methods, techniques, formulations, compilations, patterns, compositions, specifications, programs, device, schematics, drawings, designs, flow charts, state diagrams and sequence diagrams; (f) data, databases and data collections; (g) moral and economic rights of authors, artists and inventors, however denominated, and all other rights of priority and protection of interests therein, and waivers of such rights by others; (h) copies and tangible embodiments thereof (in whatever form or medium); (i) names, likenesses and biographical data of natural persons and other publicity rights, (j) rights to obtain and apply for Patents and register Trademarks and Copyrights; and (k) all other proprietary rights, including rights to sue at law or in equity for all claims or causes of actions arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intercompany Notes” has the meaning ascribed to it in Section 3.1.

“Interest Expense” has the meaning ascribed to it in Section 4.1 of Schedule 1 to Annex F.

“Interest Payment Date” means (a) with respect to any LIBOR Loan (other than a LIBOR Loan having an LIBOR Period of six (6) months) the last day of each LIBOR Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having a LIBOR Period of six (6) months, the last Business Day of each three (3) month interval and, without duplication, the last day of such LIBOR Period, and (c) with respect to Base Rate Loans the last Business Day of each calendar month provided, that, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

Annex A-17

“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings, Borrowers or any of their Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Holdings, Borrowers or any of their Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“L/C Issuer” means any Person designated by Agent from time to time, and identified in writing to the Borrower Representative, as an issuer under this Agreement of Lender Letters of Credit or Letter of Credit Participation Agreements in respect of underlying letters of credit.

“Lender Letter of Credit” shall have the meaning set forth in Section 1.1(d)(i).

“Lenders” means the Revolving Lenders, the Term Loan Lenders and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Letter of Credit Collateralization” means, with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement, any of (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Participation Fee and all usage and other charges set forth in this Agreement will continue to accrue while such Lender Letter of Credit and Letter of Credit Participation Agreement is outstanding) to be held by Agent, for the benefit of those Lenders with a Revolving Loan Commitment, in an amount equal to one hundred three percent (103%) of the Stated Amount of such Lender Letter of Credit or Letter of Credit Participation Agreement; (b) causing such Lender Letter of Credit to be returned to the L/C Issuer or cancellation of such Letter of Credit Participation Agreement with the approval of the underlying letter of credit issuer; or (c) providing the L/C Issuer with a standby letter of credit, in form and substance reasonably satisfactory to the L/C Issuer and Agent, from a commercial bank reasonably acceptable to the L/C Issuer and Agent in an amount equal to one hundred three percent (103%) of the Stated Amount of such Lender Letter of Credit or Letter of Credit Participation Agreement (it being understood that the Letter of Credit Participation Fee and all usage and other charges set forth in this Agreement will continue to accrue while such Lender Letter of Credit and Letter of Credit Participation Agreement is outstanding).

Annex A-18

“Letter of Credit Participation Agreement” has the meaning set forth in Section 1.1(d)(i).

“Letter of Credit Participation Fee” has the meaning set forth in Section 1.3(c).

“Letter of Credit Participation Liability” means, as to each Lender Letter of Credit and each Letter of Credit Participation Agreement, all reimbursement obligations and all other liabilities of the Borrowers or any of their Subsidiaries to Agent and the Lenders in connection with the Lender Letter of Credit or to the obligee with respect to the transaction for which the Letter of Credit Participation Agreement was issued, whether contingent or otherwise, including with respect to any letter of credit: (a) the amount available to be drawn or which may become available to be drawn; (b) without duplication, all amounts which have been paid or made available by the issuing bank or by Agent under such Lender Letters of Credit or Letter of Credit Participation Agreement, in each instance, to the extent not reimbursed; and (c) all unpaid interest, fees and expenses. It being understood and agreed that so long as the maximum Stated Amount set forth in Section 1.1(d)(i) is $0, Letter of Credit Participation Liability shall equal $0.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Determination Date” means, for each LIBOR Period, the second (2nd ) LIBOR Business Day immediately preceding the first (1st) day of such LIBOR Period.

“LIBOR Loans” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, the period commencing on the Business Day such Loan is disbursed or continued or converted in accordance with the terms hereof and ending on the date (which shall be a Business Day) one (1) month, two (2) months, three (3) months or six (6) months thereafter, as selected by the Borrower Representative on behalf of Borrowers in its Notice of Borrowing or Notice of Conversion/Continuation; provided, however, (a) if any LIBOR Period would end on a day other than a Business Day, such LIBOR Period will be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such LIBOR Period will end on the next preceding Business Day; (b) any LIBOR Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) will end on the last Business Day of the calendar month at the end of such LIBOR Period; and (c) no LIBOR Period will extend beyond the applicable maturity date. Interest will accrue from and including the first day of an LIBOR Period to but excluding the last day of such LIBOR Period.

“LIBOR Rate” means, with respect to each LIBOR Period, the greater of (a) one percent (1.00%) per annum and (b) the offered rate per annum for deposits of Dollars for the applicable LIBOR Period that appears on the applicable Bloomberg LIBOR screen page as of 11:00 A.M. (London, England time) on the applicable LIBOR Determination Date. If no such offered rate exists, Agent shall request the principal London, England office of any four (4) major reference banks in the London interbank market selected by Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in Dollars for the applicable LIBOR period as of 11:00 a.m. (London time) on such LIBOR Determination Date for amounts of not less than One Million Dollars ($1,000,000). If at least two (2) such offered quotations are so provided, LIBOR Rate shall be the

Annex A-19

arithmetic mean of such quotations. If fewer than two such quotations are so provided, Agent shall request any three major banks in New York, New York selected by Agent to provide such bank’s rate (expressed as a percentage per annum) for loans in Dollars to leading European banks for the applicable LIBOR period as of approximately 11:00 a.m. (New York time) on the applicable LIBOR Determination Date for amounts of not less than One Million Dollars ($1,000,000). If at least two (2) such rates are so provided, LIBOR Rate shall be the arithmetic mean of such rates. If fewer than two (2) rates are so provided, then LIBOR Rate for the applicable LIBOR Period shall be LIBOR Rate that was in effect for the immediately preceding LIBOR Period. LIBOR Rate shall be determined by Agent or its agent in accordance with this definition.

“License” means any license of rights or interests in or to any Intellectual Property to which any Credit Party is a party including any Copyright License, Patent License, and/or Trademark License.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Liquidity” means the sum of (i) Availability and (ii) unrestricted cash of the Credit Parties maintained in deposit accounts subject to Control Agreements,.

“Litigation” has the meaning ascribed to it in Section 4.4(i).

“Loan Account” has the meaning ascribed to it in Section 1.7.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Maranon Fee Letter, Subordination Agreements, if any, any guaranty executed and delivered in respect of the Obligations, including without limitation, or being party to the guaranty, or any joinder to such guaranty set forth in Section 10 hereof, any other document, agreement or instrument designated by the Borrower Representative and Agent as a “Loan Document” and any other agreements, instruments and certificates executed and delivered to Agent on the Closing Date or thereafter in accordance with the provisions of this Agreement or the Collateral Documents. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loans and the Term Loan.

“Management Services Agreement” means that certain management agreement dated as of October 3, 2016 by and among Parent and Holdings, as the same may be amended, restated, amended and restated, modified, supplemented, replaced or otherwise modified from time to time in accordance with their terms, but only to the extent that such agreements and any such amendment, restatement, amendment and restatement, modification, supplement, replacement or other modification thereto does not (x) increase the aggregate amount of fees or similar compensation payable thereunder as of the Closing Date (provided, it is understood and agreed that such restrictions shall not apply to any amounts payable on or following the Termination Date) or (y) materially expand or extend the type, scope or nature of services provided thereunder.

Annex A-20

“Maranon” means Maranon Capital, L.P., a Delaware limited partnership.

“Maranon Agent” means Maranon solely in its capacity as, and for as long as Maranon (but not any successor thereof in such capacity) shall serve as, Agent hereunder.

“Maranon Fee Letter” has the meaning ascribed to it in Section 1.3(a).

“Material Adverse Effect” means a material adverse change in or to (a) the business, assets, results of operations or financial condition of the Credit Parties and their Subsidiaries, taken as a whole, (b) Borrowers’ ability to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself, L/C Issuer and Lenders, on the Collateral or the priority of such Liens, in each case, taken as a whole, or (d) Agent’s rights and remedies (taken as a whole) under this Agreement and the other Loan Documents.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Maximum Capital Lease Indebtedness” means $5,000,000.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.2(f).

“Moody’s” means Moody’s Investor’s Services, Inc.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien in favor of Agent on real Property or any interest in real Property , as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Proceeds” means cash proceeds received by Holdings or any of its Subsidiaries from any Asset Disposition or Casualty Event (including insurance proceeds and awards of condemnation in connection with any Casualty Event and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs and expenses of such Asset Disposition or Casualty Event (including taxes attributable to such sale, lease or transfer and taxes paid or reasonably estimated by Borrower to be payable as a result thereof either directly or as tax distributions permitted under Section 3.5) and any commissions and other customary transaction fees, costs and expenses), (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under the Agreement on the asset or property disposed (including amounts attributable to prepayment fees and penalties, accrued interest and LIBOR breakage costs), (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds, and (d) amounts held as a reserve attributable to any working capital, earnings, balance sheet or similar adjustment in connection with an Asset Disposition or otherwise held as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations in connection with an Asset Disposition.

“Non-Consenting Lender” has the meaning ascribed to it in Section 9.19(c).

“Non-Funding Lender” has the meaning ascribed to it in Section 8.5(a).

Annex A-21

“Notes” means, collectively, the Revolving Notes and the Term Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.2(e).

“Notice of Initial Term Loan Advance” means the “Notice of Borrowing” delivered on the Closing Date in connection with the funding of the Term Loan.

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b)(ii).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), owing by any Credit Party to Agent, any Lender or the L/C Issuer or any Qualified Swap Provider, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in each case arising under the Agreement or any of the other Loan Documents or any Qualified Rate Contract. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents or any Qualified Rate Contract; provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.

“OFAC” has the meaning ascribed to it in Section 5.19.

“Operating Cash Flow” has the meaning ascribed to it in Section 4.1 of Schedule 1 to Annex F.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender” has the meaning ascribed to it in Section 8.5(d).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.19).

“Parent” means Green Plains Inc., an Iowa corporation.

“Participant Register” has the meaning ascribed to it in Section 8.1(b).

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means any patent security agreement made in favor of Agent, on behalf of itself, L/C Issuer and Lenders, by any applicable Credit Party, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

Annex A-22

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country; (b) all revisions, renewals, extensions, reexaminations, provisionals, reissuances, continuations, continuations-in-part, divisions and divisionals thereof and any applications for any of the foregoing, and all filings claiming priority to or serving as a basis for priority thereof; and (c) all rights in or to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permit” means any permit, approval, authorization, license, registration, certification, certificate of authority, variance, permission, franchise, qualification, order, filing or consent required from a Governmental Authority or other Person under an applicable Requirement of Law.

“Permitted Acquisition” means the acquisition by any Borrower (x) of all or substantially all of the property of any Person, or of any business or division of any Person, or (y) of one hundred percent (100%) of the Stock of any Person and otherwise causing such Person to become a Subsidiary of such Borrower (such Person, the “Target”), and, in the case of both clauses (x) and (y), subject to the satisfaction of each of the following conditions:

(a) Documentation and Information. Borrower shall (i) have notified Agent of such proposed acquisition (the “Subject Acquisition”) at least ten (10) days (or such shorter period of time as Agent may agree) prior to the consummation thereof, (ii) have furnished to Agent (A) at least ten (10) days (or such shorter period of time as Agent may agree) prior to the consummation thereof an executed term sheet and/or letter of intent to the extent that it exists (setting forth in reasonable detail the terms and conditions of such acquisition), (B) at least seven (7) days (or such shorter period of time as Agent may agree) prior to the consummation thereof, (x) pro forma financial statements of Holdings and its Subsidiaries giving effect to the consummation of such Subject Acquisition, (y) to the extent Pro Forma EBITDA of the Target and its Subsidiaries equals or exceeds $2,000,000, a quality of earnings report with respect to the Target and its Subsidiaries, in form and substance reasonably satisfactory to Agent, and (z) a business due diligence package, including, in each case, to the extent available and permitted to be shared (including such items shared pursuant to customary non-disclosure and non-reliance agreements), historical audited and unaudited, as applicable, financial statements of the Target, sources and uses for the Subject Acquisition and copies of all third party reports obtained by the Credit Parties or Parent in connection with such Subject Acquisition and (C) as promptly as practicable following the request of Agent therefor, such other information and documents that Agent may reasonably request, including the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated (including any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith and (iii) provide to Agent promptly upon execution thereof, executed counterparts of the respective documents or instruments pursuant to which such Subject Acquisition is consummated

Annex A-23

(b) Loan Documents. Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 2.7.

(c) No Default; Positive EBITDA; Pro Forma Compliance. No Default or Event of Default shall have occurred and be continuing or shall occur as result of consummating the Subject Acquisition. The Target shall have Pro Forma EBITDA not less than zero ($0). After giving effect to the Subject Acquisition and the funding of all Loans contemplated in connection therewith, if any, on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4(a)(ii), the Credit Parties are in compliance with the financial covenants set forth in Sections 4.1 and 4.2 hereof;

(d) Compliance and Approvals. The Subject Acquisition and all transactions related thereto shall be consummated in accordance with (a) all applicable laws, ordinances, rules, regulations and requirements of all Governmental Authorities to the extent such compliance is necessary to the effectiveness of such Subject Acquisition or any transaction related thereto, and (b) all other applicable laws, ordinances, rules, regulations and requirements of all Governmental Authorities, in each case, in all material respects;

(e) Liquidity. Both before and after giving effect to the Subject Acquisition, Liquidity shall be at least $5,000,000.

(f) Target Organization. Substantially all of the assets of Target shall be located in the United States or Canada (and, in connection with the acquisition of the Stock of a Target, such Target shall be formed, incorporated or otherwise organized under the laws of a State within the United States or Canada (or a province thereof) (such acquisition of a Target organized under the laws of Canada or a province thereof, together with a Target whose principal assets are located in Canada being referred to herein as a “Canadian Target”).

(g) Line of Business. The Target shall be in the same or a similar line of business as the Borrowers were engaged as of the Closing Date.

(h) Indebtedness. No Indebtedness (other than Indebtedness permitted by Section 3.1 hereof) shall be, in connection with such acquisition, assumed or incurred.

(i) Total Consideration. The total consideration paid or payable (including all transaction costs, assumed Indebtedness and liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to the Subject Acquisition, including the maximum amount of all deferred payments, including future earnouts, Indebtedness of the type described in Section 3.1(j) and promissory notes issued to sellers and Seller Debt) in connection with all Permitted Acquisitions shall not exceed (i) $10,000,000 in aggregate for each Permitted Acquisition or (ii) $25,000,000 in the aggregate for all Permitted Acquisitions during the term of this Agreement and in connection with Permitted Acquisitions in respect of Canadian Targets shall not exceed (i) $5,000,000 in aggregate for each such Permitted Acquisition or (ii) $10,000,000 in the aggregate for all such Permitted Acquisitions during the term of this Agreement (in each case, as applicable, the “Acquisition Cap”); provided, further, for purposes of the Acquisition Cap, with respect to any unpaid or unsatisfied Earnout (or any portion thereof), upon the final and irrevocable determination in accordance with its terms that such Earnout (or such portion) will never be realized or determined, and could never become due or owing under any circumstances (regardless of likelihood), then such unpaid and unsatisfied Earnout (or such portion) shall be deemed to be zero and disregarded for purposes of determining compliance with the Acquisition Cap thereafter.

Annex A-24

“Permitted Encumbrances” means the following encumbrances:

(a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of any Credit Party or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens (or landlord’s Lien rights under leases solely in respect of past-due rent and similar obligations), and other similar Liens arising in the ordinary course of business, which secure amounts that are not delinquent for more than ninety (90) days and remain payable without penalty or which are being contested diligently and in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained;

(c) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents or otherwise securing Qualified Rate Contracts;

(d) Liens in existence on the Closing Date which are described on Schedule 3.2, and any modification, replacements, refinancings, renewals or extensions thereof; provided, that such modification, replacement, refinancing, renewal or extension of the obligations secured or benefitted by such Liens, if constituting Indebtedness, is permitted by Section 3.1 (it being understood, for the avoidance of doubt, that individual financings of the type permitted by Section 3.1(e) provided by any lender or its Affiliates may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default;

(f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with insurance maintained by any Credit Party and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of any Credit Party and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security benefits, (3) to secure the performance by any Credit Party and its Subsidiaries of tenders, statutory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, and (4) to secure the performance by any Credit Party and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business;

(g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Credit Party or any of its Subsidiaries;

Annex A-25

(h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not interfering in any material respect with the ordinary conduct of the business of any Credit Party or any of its Subsidiaries;

(i) Liens arising from precautionary UCC financing statements regarding operating leases or consignment or bailee arrangements;

(j) (i) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of any Credit Party or any of its Subsidiaries ((i) other than (A) letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered) and (B) the proceeds of or attributable to the assets so leased or purported be leased and (ii) it being understood, for the avoidance of doubt, that individual financings of the type permitted by Section 3.1(e) provided by any lender or its Affiliates may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) Liens arising in connection with other Indebtedness permitted under Section 3.1(e);

(k) (1) those liens, encumbrances, hypothecs and other matters affecting title to any Real Estate and found reasonably acceptable by Agent or insured against by title insurance, (2) as to any particular Real Estate at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which could not reasonably be expected to materially impair such Real Estate for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by Agent, (3) zoning and other municipal ordinances, (4) general real estate taxes and assessments not yet delinquent or which are being contested in good faith, (5) any Lien that would be disclosed on a true, correct and complete survey of the Real Estate that does not materially affect the use or enjoyment of the Real Estate, and (6) such other similar items as Agent may consent to;

(l) Liens arising pursuant to purchase money security interests securing Indebtedness representing the purchase price of assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source or an Affiliate of the same financing source) and to the proceeds of or attributable to the assets so purchased, (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed one hundred percent (100%) of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement;

(m) any Lien existing on any property or asset prior to the acquisition thereof by a Credit Party or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a

Annex A-26

Subsidiary, as the case may be, (2) such Lien shall not apply to any other property or assets of the Credit Parties (other than the proceeds and products thereof, accessions thereto and improvements thereon), and (3) such Lien shall secure only Indebtedness that is expressly permitted pursuant to Section 3.1(j) and refinancings of such Indebtedness in accordance with Section 3.1(h);

(n) normal and customary rights of setoff and netting or bankers’ liens upon deposits of cash in favor of banks or other depository institutions;

(o) Liens under Section 4-210 of the Code in favor of collecting banks and arising by operation of law under Article 2 of the Uniform Commercial Code in effect in the applicable jurisdiction;

(p) (i) Liens for the benefit of a seller in connection with a proposed Permitted Acquisition pursuant to and in accordance with a letter of intent or acquisition of purchase agreement related thereto, in any event, so long as such Lien attached solely to reasonable and customary cash deposits given by a Credit Party required pursuant to the terms of such letter of intent or acquisition or purchase agreement and (ii) other Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets in the ordinary course of business and permitted by this Agreement (excluding, in any event, acquisitions);

(q) Liens in connection with financing of insurance premiums, provided such Liens attach solely to the insurance policies being financed and the proceeds thereof or the deposits made in connection with such insurance policies;

(r) Liens not otherwise permitted by the preceding clauses of this definition so long as the obligation secured thereby is permitted hereunder the aggregate principal outstanding amount of the obligations secured thereby does not exceed $500,000 at any one time;

(s) (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligation in respect of documentary letters of credit or similar instruments issued or created in favor for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(t) Liens on Stock of joint ventures securing capital contributions to or obligations of such Persons and customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with non-wholly owned Subsidiaries;

(u) Liens in connection with cash collateral securing letters of credit and other similar Indebtedness permitted under Section 3.1(q) in an aggregate amount not exceeding 105% of the face amount of such letters of credit or other Indebtedness; and

(v) Liens on cash and Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness, in each case, to the extent such defeasance, discharge or redemption is not prohibited hereunder.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

Annex A-27

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or, with respect to any Title IV Plan or Multiemployer Plan only, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Pledge Agreement” means (i) the Credit Parties Pledge Agreement, (ii) each pledge agreement entered into in favor of Agent, on behalf of itself and Lenders, pledging the Stock of any other Credit Party by any holder thereof other than a Credit Party and (iii) any other pledge agreement entered into after the Closing Date by any Credit Party, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

“Prepayment Fee” has the meaning ascribed to it in Section 1.3(d).

“Prior Lender Obligations” means any obligations incurred by any Credit Party in favor of the Prior Lenders.

“Prior Lenders” means (i) each of the “Lenders” (as defined therein) party to that certain First Lien Credit Agreement, dated as of January 30, 2015, by and among RLG-FVC Holdings, Inc., a Delaware corporation, RLJ-FVC Fleischmann’s Vinegar Company, Inc., a Delaware corporation, SCI Ingredients Holdings, Inc., a Delaware corporation, the lenders party thereto, Security Benefit Corporation, as administrative agent and as collateral agent for the lenders; and (ii) each of the “Lenders” (as defined therein) party to that certain Second Lien Credit Agreement, dated as of January 30, 2015, by and among RLG-FVC Holdings, Inc., a Delaware corporation, RLJ-FVC Fleischmann’s Vinegar Company, Inc., a Delaware corporation, SCI Ingredients Holdings, Inc., a Delaware corporation, the lenders party thereto, Security Benefit Corporation, as administrative agent and as collateral agent for the lenders.

“Pro Forma” means the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions. The Pro Forma is annexed hereto as Annex D.

“Pro Forma EBITDA” has the meaning set forth in the Compliance and Excess Cash Flow Certificate.

“Pro Forma Financial Statements” has the meaning ascribed to it in the definition of “Permitted Acquisition”.

“Pro Rata Share” means, with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, and (c) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans and Letter of Credit Liability held by that Lender, by (ii) the outstanding principal balance of the Loans and Letter of Credit Liability held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 8.1.

“Proceeds” means all “proceeds” as such term is defined in the Code.

Annex A-28

“Projections” means Holdings’ and its Subsidiaries forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical consolidated Financial Statements of Holdings and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

“Proposed Change” has the meaning ascribed to it in Section 9.19(c).

“Qualified Assignee” means (a) any Lender, any Affiliate or any Related Fund of any Lender, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies, investment funds, and commercial finance companies (but in all cases excluding any Credit Party or any Affiliate of a Credit Party (including, but not limited to, Parent and Parent’s Affiliates)).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Qualified Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Qualified Rate Contract or such other Person (other than an Excluded Foreign Holding Company or Foreign Subsidiary) as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Rate Contract” means any Rate Contract between a Borrower and the counterparty thereto, which (i) has been provided or arranged by Agent or an Affiliate of Agent, or (ii) Agent has acknowledged in writing constitutes a “Qualified Rate Contract” hereunder.

“Qualified Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Qualified Rate Contract with a Borrower, or (ii) a Person with whom a Borrower has entered into a Qualified Rate Contract provided or arranged by Agent or an Affiliate of Agent, and any assignee thereof.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” has the meaning ascribed to it in Section 5.12.

“Recipient” means (a) Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Refinancing” means the repayment in full by Borrowers of the Prior Lender Obligations and the termination and release of any liens securing the Prior Lender Obligations, in each case, on the Closing Date.

“Register” has the meaning ascribed to it in Section 8.1(d).

“Related Fund” means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of its business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender, or (b) any finance company, insurance company or other financial institution which temporarily warehouses Loans for any Lender or any Person described in clause (a) above.

Annex A-29

“Related Transactions” means the initial borrowing under the Revolving Loan and the Term Loan on the Closing Date, the Refinancing, the Closing Date Acquisition, the Equity Contribution, the Management Services Agreement, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution, delivery and performance by the Credit Parties of all of the Related Transactions Documents to which they are a party.

“Related Transactions Documents” means the Loan Documents, the Acquisition Agreements, the Management Services Agreement and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” has the meaning ascribed to it in Section 9.19(a).

“Requirements of Law” means, as to any Person, the Governing Documents of such Person, and any law, ordinance, policy, manual provision, guidance, principle of common law, statute, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets is subject including the Securities Act, the Exchange Act, Regulations T, U and X of the Federal Reserve Board, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the Social Security Act, any Environmental Law, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation (including those applicable to the disposal of medical waste).

“Requisite Lenders” means Lenders having (a) more than fifty percent (50%) of the Revolving Loan Commitments of all Lenders, plus the unpaid principal balance of the Term Loan, or (b) if the Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of the Loans, plus Letter of Credit Participation Liability; provided, to the extent there are two or more unaffiliated Lenders party to this Agreement, “Requisite Lenders” shall mean at least two unaffiliated Lenders. For purposes of this definition, a Lender and its Affiliates that are also Lenders shall be treated as a single Lender.

“Requisite Revolving Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loans plus Letter of Credit Participation Liability.

“Responsible Officer” means the chief executive officer, chief financial officer or the president of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

Annex A-30

“Restricted Payment” means (a) the payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on account of any shares of any class of the Stock of any Credit Party or any Subsidiary thereof now or hereafter outstanding; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of any shares of any class of Stock of any Credit Party or any Subsidiary thereof now or hereafter outstanding or any other payment or distribution made in respect of such Stock; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt (including in respect of any Seller Debt); (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock of any Credit Party or any Subsidiary thereof now or hereafter outstanding; (e) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by a Credit Party or any Subsidiary thereof to any Stockholder thereof or any of its Affiliates (including any payment of such fees or other amounts or expenses pursuant to the Management Services Agreement); and (f) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment of any Earnouts.

“Retained ECF” has the meaning ascribed to it in Section 3.5(r).

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolver Unused Line Fee” has the meaning ascribed to it in Section 1.3(b)(i).

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b).

“Revolving Lenders” means those Lenders having a Revolving Loan Commitment.

“Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances, which aggregate commitment shall be FIFTEEN MILLION AND 0/100 ($15,000,000.00) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Loans” means, at any time the aggregate amount of Revolving Credit Advances outstanding to Borrowers.

“Revolving Notes” has the meaning ascribed to it in Section 1.1(b)(i).

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Scheduled Installments” has the meaning ascribed to it in Section 1.1(a).

“SCI” has the meaning ascribed to it in the preamble to the Agreement.

Annex A-31

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

“Seller Debt” has the meaning ascribed to it in Section 3.1(i).

“Settlement Date” has the meaning ascribed to it in Section 8.5(a).

“Software” means computer programs, applications, interfaces, operating systems or embedded software programs or applications, including source code, object code, firmware, development tools, test suites, files, records and data, processes, scripts, routines used to process data, web sites (including related computer code and content), media on which any of the foregoing is recorded, improvements, modifications, enhancements, versions and releases relating thereto, and all documentation related to any of the foregoing, irrespective of the media on which it is recorded.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, Guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” has the meaning ascribed to it in Section 6.7.

“Specified Event of Default” means an Event of Default arising under Section 6.1(a), Section 6.1(f) or Section 6.1(g) of this Agreement.

“Stated Amount” means, with respect to (i) any Lender Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Lender Letter of Credit, plus (c) all related unpaid interest, fees and expenses, and (ii) any Letter of Credit Participation Agreement, (a) the maximum aggregate amount available for drawing under the underlying letter of credit under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit Participation Agreement and underlying letter of credit, plus (c) all related unpaid interest, fees and expenses.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

Annex A-32

“Subject Acquisition” has the meaning set forth in the definition of Permitted Acquisition.

“Subordinated Debt” means (i) Seller Debt, and (ii) any other unsecured Indebtedness of a Credit Party incurred in connection with any Permitted Acquisition (including promissory notes, consulting fees and any other amounts owing by Credit Parties and payable after the closing or effective date of such Permitted Acquisition), in each case, which has been subordinated to the payment and performance of the Obligations on terms and conditions acceptable to Agent and Requisite Lenders.

“Subordination Agreements” means each subordination and intercreditor agreement (or similar document) entered into by Agent, any Credit Party and a selling party or parties who have extended Subordinated Debt, in each case, which agreement is in form and substance and on terms and conditions acceptable to Agent and Requisite Lenders, as each of the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Target” has the meaning set forth in the definition of Permitted Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Loan” has the meaning ascribed to it in Section 1.1(a).

“Term Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan (as set forth on Annex B) in the maximum aggregate amount set forth in Section 1.1(a) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan. The Term Loan Commitment shall reduce automatically by the amount prepaid or repaid in respect of the Term Loan (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of clause (a) of this definition).

“Term Loan Lenders” means those Lenders having Term Loan Commitments.

“Term Notes” has the meaning ascribed to it in Section 1.1(a).

Annex A-33

“Termination Date” means the date on which (a) the Loans have been repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent indemnification obligations to the extent no claim has been asserted), and (c) no Borrower shall have any further right to borrow any monies under the Agreement.

“Testing Date” has the meaning ascribed to it in Section 6.7(a).

“Threshold Amount” has the meaning ascribed to it in Section 1.5(d)(i).

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA.

“Total Net Leverage Ratio” has the meaning ascribed to it in Section 4.2 of Schedule 1 to Annex F.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademark Security Agreements” means any trademark security agreements made in favor of Agent, on behalf of itself and Lenders, by any applicable Credit Party as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party in the United States, any state or territory thereof, or any other country or any political subdivision thereof: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), including any common law rights; (b) all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (c) all reissues, extensions or renewals thereof; (d) all goodwill associated with or symbolized by any of the foregoing; and (d) all rights in or to any of the foregoing.

“Treasury Regulations” means the Treasury regulations promulgated under the IRC.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 1.9(f).

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of the members of the board of directors, managers, trustees or other controlling persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such Person shall have or might have voting power by reason of the occurrence of any contingency).

“Withholding Agent” means Borrower Representative or Agent, as applicable, or any other withholding agent as specified under applicable law.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Annex A-34

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and, except as otherwise specified, all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as may be from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any Loan Document) and (b) any reference to any law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (unless expressly provided otherwise hereunder or in the other Loan Documents) or performance shall extend to the immediate succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Annex A-35